    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 16, 2000


                                                      REGISTRATION NO. 333-41484
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           KABIRA TECHNOLOGIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           7372                          68-0375619
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                           KABIRA TECHNOLOGIES, INC.
                              ONE MCINNIS PARKWAY
                              SAN RAFAEL, CA 94903
                                 (415) 446-5000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                  PAUL SUTTON
                            CHIEF EXECUTIVE OFFICER
                           KABIRA TECHNOLOGIES, INC.
                              ONE MCINNIS PARKWAY
                              SAN RAFAEL, CA 94903
                                 (415) 446-5000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:


                BARRY E. TAYLOR                                  KENNETH R. LAMB
               HERBERT P. FOCKLER                                  BEAU STACOM
                  RAMSEY HANNA                                     KELLY DODGE
              MICHAEL H. DOMESICK                          GIBSON, DUNN & CRUTCHER LLP
        WILSON SONSINI GOODRICH & ROSATI                      ONE MONTGOMERY STREET
            PROFESSIONAL CORPORATION                         SAN FRANCISCO, CA 94104
               650 PAGE MILL ROAD                           TELEPHONE: (415) 393-8200
              PALO ALTO, CA 94304                           FACSIMILE: (415) 986-5309
           TELEPHONE: (650) 493-9300
           FACSIMILE: (650) 493-6811


                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE
        REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN
        OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


SUBJECT TO COMPLETION, DATED OCTOBER 16, 2000


                                 [KABIRA LOGO]

--------------------------------------------------------------------------------
4,000,000 SHARES
COMMON STOCK
--------------------------------------------------------------------------------

This is the initial public offering of Kabira Technologies, Inc. and we are offering 4,000,000 shares of our common stock. We have estimated that the initial public offering price will be between $10.00 and $12.00 per share. We have applied to list our common stock on the Nasdaq National Market under the symbol "KABR."

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                        UNDERWRITING
                                                      PRICE TO          DISCOUNTS AND        PROCEEDS TO
                                                       PUBLIC            COMMISSIONS           KABIRA
     Per Share                                   $                   $                   $
     Total                                       $                   $                   $

We have granted the underwriters the right to purchase up to 600,000 additional shares to cover over-allotments.

DEUTSCHE BANC ALEX. BROWN
                                    SG COWEN
                                                      THOMAS WEISEL PARTNERS LLC

THE DATE OF THIS PROSPECTUS IS             , 2000

[DESCRIPTION OF INSIDE FRONT COVER GRAPHIC]


     This is a diagram containing a graphical representation of how Kabira's technology brings together telecommunications networks, internal enterprise networks and the Internet, and enables the delivery of advanced eBusiness services.



     At the bottom of the diagram are three small arrows pointing upwards. The arrows appear above the words "Enterprise Networks", "Telecommunications Networks" and "Internet."



     The arrows point into an ellipse, which contains a center circle and four small segments comprising the perimeter of the circle. The center circle contains the words "Kabira -- Makers of ObjectSwitch". The four segments of the circle each contain two words: "Data Automation", "Network Mediation", "Package Mediation", and "Process Automation".



     Branching out from the top of the center ellipse are three rays moving roughly upwards. The left ray contains the words "eHubs", "Online Trading" and "Marketplaces" a picture of three buildings connected together and a data monitor. The center ray contains the words "Wireless Services", "Messaging", "Location Based Services", and "Wireless" and a picture of a pager, a mobile telephone and a personal digital assistant. The right ray contains the words "Online Services", "Financial Services" and "Travel" and the symbols of several currencies (US Dollar sign, Euro and Yen) in addition to an airplane.



     At the top of the page is a caption reading "Infrastructure software for the delivery of advanced eBusiness services." At the bottom of the page is a caption reading "Kabira provides infrastructure software for the delivery of advanced eBusiness services made possible by the convergence of traditional enterprise networks, telecommunications networks, and the Internet."

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information about us, the sale of our common stock in this offering, and our financial statements and notes to those financial statements that appear elsewhere in this prospectus.

                                  OUR BUSINESS


     We provide a new class of infrastructure software for the development and delivery of business and consumer services that are made possible by the convergence of telecommunications networks, internal enterprise networks and the Internet. This new breed of advanced eBusiness services includes new online services that enable consumers to obtain information and execute transactions through many types of electronic devices; more efficient methods for managing and exploiting information about products, customers and operations; and new electronic means for businesses to exchange information, work together and buy and sell products and services. Specific examples of today's advanced eBusiness services include: mobile travel services, voice transmission over Internet networks, wireless Internet applications, online banking services and real-time business-to-business exchanges.



     The delivery of advanced eBusiness services is complex and has been limited by significant technological impediments. The technologies underlying telecommunications networks, internal enterprise networks and the Internet generally evolved independently and were designed to serve different functions. As a result, businesses wishing to integrate these technology environments to deliver advanced eBusiness services typically face a complex and time-consuming design and engineering effort, and may be forced to alter or limit the services they provide because of the technical complications they encounter.



     Our ObjectSwitch platform is designed to provide the enhanced speed, reliability and integration that businesses need to develop and deliver advanced eBusiness services that can support millions of users and thousands of concurrent transactions. For optimal performance, our platform aggregates the application logic, application data and transactional instructions in real memory (centrally located memory, also known as cache memory or random access memory). By placing these basic elements of the service in close proximity to each other, our ObjectSwitch technology allows services to operate at high speeds and enables many different applications and services to share and access data simultaneously in real time.



     Our customers use our ObjectSwitch product suite to create and deliver advanced eBusiness services. Working with our customers, we install our software within our customers' existing networks. Our customers use it as a foundation to develop new applications and services and to mediate among their existing systems and software applications. Our product suite includes server software, integration components, adapters for third-party applications and network equipment and pre-built service application frameworks. Our customers use standard industry modeling tools to design the services that they wish to provide, and our design tools then automatically create a complete service application that runs on our ObjectSwitch platform.


     Our technology makes it possible for our applications to recover immediately from a system failure and restore transactions that were in process at the time of failure. Services remain online even when developers need to modify them to add enhanced features or new business logic. Our ObjectSwitch product suite can easily integrate with a wide variety of commercial software, network equipment, high-speed network protocols and access devices. Our products enable our customers to focus on designing optimal business processes for new services rather than devoting time and resources to overcoming technical implementation constraints.


     To date, we have derived substantially all of our revenues from sales of our ObjectSwitch product line and related professional services, and we expect that sales of ObjectSwitch products and related services will continue to account for a majority of our revenues for the foreseeable future. Our ObjectSwitch platform has been deployed worldwide to support advanced eBusiness service offerings. We license our products and sell professional services primarily through our direct sales organization, complemented by third-party systems integrators and value-added resellers. We are dependent on a single product and have derived our revenues from sales to a relatively small number of large customers who change from period to period. During our most recent fiscal year, E*Trade Securities, New Edge Networks and Lucent Technologies accounted for 20%, 14% and 11% of our revenues. We have initially targeted our marketing efforts at the telecommunications and financial services industries and have licensed our software to over thirty customers, including Aerie Networks, Alcatel, Ameris (formerly France Caraibe Mobiles), E*Trade Securities, Energis, France Telecom Mobile Liban, Gabriel Communications, Lucent Technologies, New Edge Networks and Noos (formerly Lyonnaise Cable).

                                  THE OFFERING

Common stock offered....................     4,000,000 shares


Common stock to be outstanding after
this offering...........................     28,787,798 shares


Use of proceeds.........................     We intend to use the net proceeds
                                             of this offering for general
                                             corporate purposes, including
                                             working capital, research and
                                             development, sales, service and
                                             marketing, operating and
                                             administrative and capital
                                             expenditures. We may also use
                                             proceeds for acquisition
                                             opportunities that may arise in the
                                             future. See "Use of Proceeds" for
                                             more information regarding our
                                             planned use of the proceeds from
                                             this offering.

Proposed Nasdaq National Market
symbol..................................     KABR

                           -------------------------


     The above information is based on shares outstanding as of September 30, 2000. This information excludes:



     - 2,886,076 shares of common stock that were subject to outstanding options at a weighted average exercise price of $3.43 per share;



     - 4,000,000 shares of common stock that will be available for issuance under our stock option plans and 1,000,000 shares of common stock that will be available for issuance under our employee stock purchase plan upon completion of this offering;



     - 253,063 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $2.10 per share; and



     - 50,000 shares of common stock issuable upon conversion of an outstanding warrant at an exercise price equal to the initial public offering price in this offering.


                           -------------------------

     Except as otherwise indicated, all information in this prospectus:

     - Reflects the conversion of all outstanding shares of preferred stock into shares of common stock, which will occur automatically upon the completion of this offering;

     - Assumes no exercise of the underwriters' over-allotment option; and

     - Assumes an amendment to our certificate of incorporation prior to completion of this offering to increase our authorized common stock to 150,000,000 shares and to authorize 10,000,000 shares of undesignated preferred stock.

     See "Capitalization," "Management -- Compensation Plans," "Underwriting" and Notes 8, 9 and 13 of Notes to Consolidated Financial Statements.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                     SIX MONTHS ENDED
                                         YEAR ENDED MARCH 31,         SEPTEMBER 30,
                                     ----------------------------   ------------------
                                      1998      1999       2000      1999       2000
                                     -------   -------   --------   -------   --------
                                                                       (UNAUDITED)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues:
  Software license.................  $    69   $   670   $  4,563   $   792   $  5,635
  Service, maintenance and other...      242       602      3,686       461      8,073
                                     -------   -------   --------   -------   --------
     Total revenues................      311     1,272      8,249     1,253     13,708
Cost of revenues...................      236       589      3,887       661      7,286
Gross profit.......................       75       683      4,362       592      6,422
Net loss...........................   (7,876)   (9,557)   (16,939)   (7,733)   (13,871)
Net loss per share:
  Basic and diluted................  $ (8.24)  $ (6.66)  $  (7.69)  $ (3.77)  $  (4.36)
  Weighted average shares..........      956     1,435      2,203     2,052      3,179
Pro forma net loss per share:
  Basic and diluted (unaudited)....                      $  (0.99)  $ (0.46)  $  (0.62)
  Weighted average shares
     (unaudited)...................                        17,136    16,719     22,511



                                                                 SEPTEMBER 30, 2000
                                                        ------------------------------------
                                                                    (UNAUDITED)
                                                                                  PRO FORMA
                                                         ACTUAL     PRO FORMA    AS ADJUSTED
                                                        --------    ---------    -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.............................  $ 16,006     $16,006       55,226
Working capital.......................................    12,599      12,599       51,819
Total assets..........................................    32,866      32,866       72,086
Deferred revenues.....................................     7,456       7,456        7,456
Long-term debt........................................       276         276          276
Redeemable convertible preferred stock................    64,026          --           --
Stockholders' equity (deficit)........................   (46,601)     17,425       56,645


                           -------------------------

     The pro forma net loss per share and weighted average shares used in computing pro forma net loss per share are calculated as if all our outstanding preferred stock was converted into shares of common stock on the date of issuance.

     The pro forma balance sheet data give effect to the conversion of all outstanding preferred stock into common stock upon the closing of this offering. See Note 13 of Notes to Consolidated Financial Statements.

     The pro forma as adjusted balance sheet data reflect the pro forma effects described above and receipt of the net proceeds from the sale of 4,000,000 shares of common stock offered by us in this offering at an assumed initial public offering price of $11.00 per share and the application of the net proceeds from the offering, after deducting underwriting discounts and commissions and estimated offering expenses.
                           -------------------------

     We were incorporated in California as Softwire, Inc. in February 1996 and changed our name to ObjectSwitch Corporation in October 1998. We reincorporated in Delaware and changed our name to Kabira Technologies, Inc. in July 2000.

     Our principal executive offices are located at One McInnis Parkway, San Rafael, California 94903. Our telephone number at that location is (415) 446-5000.

                                  RISK FACTORS

     You should consider carefully the following information about risks, together with the other information contained in this prospectus, before you decide whether to invest in our common stock. If any of the following risks actually occurs, our business, results of operations and financial condition could suffer significantly. In addition, the market price of our common stock could decline, and you could lose all or part of your investment. The risks and uncertainties described below, although comprising the risks we currently believe to be material, may not be the only ones that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business.

                         RISKS RELATED TO OUR BUSINESS

OUR SHORT OPERATING HISTORY MAKES IT DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS PROSPECTS.

     We were incorporated in February 1996 and commenced licensing our software in September 1997. Because of our short operating history, we have limited financial data that you and securities analysts can use to evaluate our business prospects and that financial data may not be indicative of our future financial performance. We confront similar challenges and uncertainties encountered by growing, early stage companies, particularly companies in the new and rapidly evolving global market for Internet-based software applications. These challenges and uncertainties include our ability to:

     - Expand our base of customers who have fully installed and deployed our products and who can serve as references for our ongoing sales efforts;

     - Expand our pipeline of sales prospects in order to grow revenues and to promote greater predictability in our period-to-period sales levels;

     - Continue to offer new products that complement our existing product line, in order to make our suite of products more attractive to customers;

     - Continue to develop and upgrade our technology to add additional features and functionality and to adapt to changing industry standards;

     - Hire aggressively to expand our sales and marketing, services and product development efforts;

     - Maintain our current, and develop new, relationships with third parties who can assist us by providing implementation and consulting services to our customers; and

     - Increase demand for, and market acceptance of, our products and technology.

     Our business strategy may not be successful, and we may not successfully address these challenges and uncertainties. In this case, our business and stock price will likely suffer.

BECAUSE WE HAVE A HISTORY OF OPERATING LOSSES AND ANTICIPATE CONTINUING LOSSES FOR THE FORESEEABLE FUTURE, OUR FUTURE PROFITABILITY IS UNCERTAIN.


     To date, we have not been profitable. We have incurred net losses in every fiscal period since we began our operations. For the fiscal year ended March 31, 2000, our net loss was $16.9 million. For the six months ended September 30, 2000, our net loss was $13.9 million. As of September 30, 2000, our accumulated deficit was $51.9 million. We plan to continue to expand our sales force and to invest heavily in marketing to promote our company and products. We also plan to expand our workforce in other areas of our company in order to support our growing business. As a result, we will need to increase our revenues significantly to achieve and maintain profitability. Because we plan to continue to invest in our business ahead of anticipated future revenues, we expect to continue to incur operating losses at least through the end of the fiscal year ending March 31, 2002. If our revenues do not grow as we anticipate during and after this time, or if our operating expenses exceed our expectations, we may not become profitable. Even if we do become profitable, we may not be able to sustain or increase our profitability on a quarterly or annual basis. Our failure to achieve or maintain profitability in accordance with market expectations would likely cause the market price of our common stock to decline.

OUR QUARTERLY OPERATING RESULTS FLUCTUATE, ARE DIFFICULT TO PREDICT AND MAY NOT MEET ANALYST OR INVESTOR EXPECTATIONS.

     As we have grown, our quarterly revenues and results of operations have fluctuated and have been difficult to predict. As we continue to grow, we expect to continue to experience fluctuations in revenues and operating results from quarter to quarter. As a result, we believe that quarter-to-quarter comparisons of our revenues and operating results are not necessarily meaningful, and that such comparisons may not be accurate indicators of future performance. Our future operating results may continue to fluctuate and be difficult to predict because of various factors including:

     - The amount and timing of operating costs related to the expansion of our business, operations and infrastructure;

     - The number and timing of new hires, particularly sales, services and operations personnel;

     - The length and variability of our sales cycles, particularly because a small number of customers has historically accounted for a large percentage of our total revenues, and we expect a small number will continue to do so for the foreseeable future;

     - Our ability to develop and expand relationships with third parties who can assist us by providing implementation and consulting services to our customers;

     - The utilization rate for our services and operations personnel;

     - The introduction of new products and product enhancements by us and our competitors; and

     - Changes in economic conditions generally, and specifically in the Internet and telecommunications industries, as well as in various geographic areas where our customers do business.

     Many of these factors are difficult or impossible for us to forecast. If revenues fall below our expectations during a quarter, we would not be able to quickly reduce our spending in response, which would hurt our operating results. It is likely that in some future quarter our operating results will be below the expectations of public market analysts and investors and, as a result, the price of our common stock may decline.

     We seek to develop and maintain a significant pipeline of potential sales prospects, but it is difficult to predict when individual customer orders will be placed. Our base of customers and the number of additional customer licenses we enter into each quarter are still relatively small. Accordingly, if customers cancel or delay even a small number of anticipated large orders in any quarter, we could experience a significant shortfall in revenues for that quarter and future quarters, which could cause the price of our stock to decline.

     In addition, we predominantly use the percentage-of-completion method of contract accounting to recognize license fees. As a result, if our professional services organization is unable to implement our applications so that customers can use them within our anticipated time frames, we would have to defer recognition of revenue for those customers, which could cause our revenue in a quarter to be less than anticipated.

IF WE FAIL TO ESTABLISH SUCCESSFUL RELATIONSHIPS WITH THIRD-PARTY SYSTEMS INTEGRATORS THAT CAN PROVIDE IMPLEMENTATION AND CONSULTING SERVICES TO OUR CUSTOMERS, WE MAY BE UNABLE TO GROW OUR REVENUES AND OUR BUSINESS COULD BE HARMED.

     We are actively seeking to supplement our professional services organization by establishing successful relationships with third-party systems integrators that can help our customers install and deploy our products. As our business grows, we will need to rely more heavily on these systems integrators to meet our anticipated growth rates. As we increase our reliance on systems integrators, we have less control over the quality of service. Moreover, as a result of the limited resources and capacities of many systems integrators, they may be unable to meet all of our customers' needs. If sufficient resources are unavailable, we will be required to provide these services internally, which could limit our ability to expand our base of customers. Systems integrators can also influence a customer's choice of infrastructure software. A number of our competitors have more established relationships with these systems integrators and, as a result, these integrators may be more likely to recommend competitors' products and services rather than our own. If we are unable to establish and maintain effective, long-term relationships with systems integrators, or if these integrators do not meet our customers' needs or expectations, we may be unable to grow our revenues.

IF WE ARE UNABLE TO SUCCESSFULLY EXPAND OUR PROFESSIONAL SERVICES ORGANIZATION, CUSTOMER SATISFACTION AND DEMAND FOR OUR PRODUCTS WILL SUFFER.

     We believe that successful implementation of our technology by our customers and future growth in our product sales depend on our ability to provide our customers with professional services, including customer support, training, consulting and initial implementation and deployment of our products. We have developed an in-house professional services organization with employees who can perform these tasks and who also educate third-party systems integrators in the use of our products so that they can provide these services to our customers. New professional services personnel will require training, and it will take time for them to reach full productivity. Competition for qualified professional services personnel is intense due to the limited number of people who have the requisite knowledge and skills. As a result, we may not be able to attract or retain a sufficient number of qualified professional services personnel. If we are unable to develop sufficient relationships with third-party systems integrators and our professional services organization is under-staffed, we could be unable to complete implementations in a timely manner, which would cause delays in revenue recognition. In addition, if we do not provide adequate customer support, consulting and training for our customers, we could face customer dissatisfaction, damage to our reputation and decreased overall demand for our products.

OUR PRODUCTS ARE COMPLEX, AND OUR BUSINESS WILL SUFFER IF WE DO NOT SIGNIFICANTLY EXPAND OUR SALES FORCE, OR OUR SALES FORCE IS UNABLE TO EDUCATE POTENTIAL CUSTOMERS ABOUT OUR PRODUCTS AND CONSUMMATE SALES.

     Our software is complex and is sold primarily through our direct sales force. To increase our revenues, we must significantly expand our direct sales operations by increasing the number of experienced sales personnel who can effectively educate potential customers about the capabilities of our products. Our products and services require sophisticated sales efforts and our ability to increase our direct sales operation will depend on our ability to recruit, train and retain highly-qualified sales people with effective sales skills and advanced technical knowledge. Because competition for qualified personnel is intense in our industry, we may not be successful in our efforts to expand our sales force. If we are unable to hire and retain qualified sales personnel, if newly hired personnel fail to develop the necessary skills, if they reach productivity more slowly than anticipated, or if they are unable to effectively educate potential customers about the capabilities of our products or to consummate sales, we may be unable to grow our revenues as rapidly as we planned, if at all.

WE HAVE DERIVED OUR REVENUES FROM SALES TO A RELATIVELY SMALL NUMBER OF LARGE CUSTOMERS WHO CHANGE FROM PERIOD TO PERIOD. IF WE ARE NOT ABLE TO RETAIN THESE CUSTOMERS AND ENTER INTO AGREEMENTS WITH NEW CUSTOMERS, OUR REVENUES MAY NOT GROW OR MAY EVEN DECLINE.


     Our largest customers account for a significant percentage of our revenue. As of September 30, 2000, we had licensed our products to over thirty customers. In the years ended March 31, 1999 and 2000, sales to our three largest customers accounted for 76% and 45% of our total revenues. In the year ended March 31, 2000, sales to E*Trade Securities, New Edge Networks and Lucent Technologies accounted for 20%, 14% and 11% of total revenues. In the six months ended September 30, 2000, six customers accounted for 68% of total revenues, with revenues from Lucent Technologies, New Edge Networks, and E*Trade Securities accounting for 30%, 13% and 13% of total revenues. Our license agreements do not generally provide for ongoing license payments. We expect to continue to derive a significant percentage of our revenues from a relatively small number of large customers in the future. Our revenues could decline if one or more of these customers cancels a purchase order or reschedules or decreases their level of purchases from us. In addition, because our customers change from period to period, our failure to obtain new customers who purchase significant amounts of our products and services would harm our financial results.


UNEXPECTED COSTS OR DIFFICULTIES IN IMPLEMENTING OUR PRODUCTS COULD SIGNIFICANTLY HARM OUR REPUTATION WITH CUSTOMERS AND OUR ABILITY TO GENERATE FUTURE SALES.

     We have limited experience in implementing solutions utilizing our technology. As a result, technical challenges and impediments may be encountered during implementation that we did not anticipate. If unforeseen delays or difficulties are encountered while deploying our products, our customers may reverse their decision to use our technology, which would reduce our operating revenues and potentially damage our reputation. Factors which could delay or complicate the process of deploying our products include:

     - Customers may lack the internal resources to effectively manage a large software deployment project;

     - Customers may rely on third-party systems integrators to perform all or a portion of the deployment work, which reduces the control we have over the implementation process and our ability to assure the quality of service provided to the customer;

     - Our professional services staff may encounter difficulties in integrating unfamiliar customer systems or applications; and

     - Customers may need to purchase and deploy significant additional hardware and software resources.

WE MAY NOT BE ABLE TO ATTRACT INDEPENDENT DEVELOPERS TO BUILD THE SOFTWARE APPLICATIONS, TEMPLATES AND COMPLEMENTARY SOFTWARE PRODUCTS REQUIRED TO SUPPORT THE WIDESPREAD ADOPTION OF OUR TECHNOLOGY PLATFORM.


     Widespread adoption of our ObjectSwitch platform for delivering our customers' advanced eBusiness services will require significant support from independent software developers and system integrators. We need:


     - Independent software developers to develop packaged applications based on our ObjectSwitch platform;

     - Systems integrators to develop application templates that can be used to accelerate the development and delivery of new services; and

     - Software application vendors to introduce and support complementary software products, such as network management and development tools.

     If we are unable to attract sufficient support from independent software developers and systems integrators, we will be compelled to continue to devote a substantial portion of our resources to developing and implementing customized applications for our customers, which would divert our attention from continuing to advance our core technology and limit our future growth. A lack of packaged applications, application templates and complementary tools would also increase the time and expenditures required to deploy our products, which would adversely affect our competitive position.

OUR SALES ARE CONCENTRATED IN THE TELECOMMUNICATIONS INDUSTRY, AND IF WE ARE NOT SUCCESSFUL IN THIS MARKET, OR IF WE FAIL TO PENETRATE OTHER INDUSTRIES, OUR REVENUES MAY DECLINE.

     Sales to customers in the telecommunications industry accounted for most of our revenue to date. We have also begun to sell to customers in the financial services industry. We expect to continue to direct our sales and marketing efforts to companies in the telecommunications and financial services industries. If we fail to further penetrate these vertical markets, our operating results may suffer. Given our limited market penetration, the high degree of competition and the rapid technological change in these industries, we may not be able to maintain sales at current levels or increase sales in these industries. In addition, we intend to market our products to businesses engaging in e-commerce, including businesses who are establishing or participating in eHubs. These potential customers are likely to have different requirements than customers in the telecommunications and financial services industries, which may require us to change our product design or features, sales methods, support capabilities or pricing policies. If we fail to successfully address the needs of these potential customers, our sales may decrease in future periods.

OUR PRODUCTS GENERALLY HAVE LONG SALES CYCLES, WHICH REDUCES THE PREDICTABILITY OF OUR REVENUES AND EARNINGS AND CAN INCREASE OUR COSTS TO OBTAIN ORDERS.

     Customers generally consider a wide range of issues before committing to purchase our products, including product benefits, ability to operate with existing and future systems and applications and ability to accommodate increased transaction volume and product reliability. Many of our customers will be addressing these issues for the first time. As a result, we or other parties, including systems integrators, must devote significant time to educate potential customers about the use and benefits of our products and services. In addition, the purchase of our products generally involves a significant commitment of capital and other resources by a customer. This commitment often requires a lengthy technical review process, an assessment of competitive products, and approval at a number of management levels within the customer's organization.

     Our sales cycles typically range from three to twelve months. Longer sales cycles delay the generation of revenue and require us to invest significant resources in attempting to make sales, with no assurance that the investment will generate revenues. The length of our sales cycles makes our revenues difficult to predict because a small number of customers typically account for a large percentage of our total revenues. In addition, orders expected in one quarter could shift to another quarter or be cancelled altogether because of the timing of customers' purchase decisions.

WE DEPEND ON A SINGLE PRODUCT LINE FOR ALL OF OUR REVENUE, AND IF OUR PRODUCTS DO NOT ACHIEVE MARKET ACCEPTANCE, OUR REVENUES COULD DECLINE.

     Our ObjectSwitch products and related services have accounted for all of our revenues to date. We anticipate that revenues from these products and related services will continue to constitute substantially all of our revenues for the foreseeable future. Our future financial performance will depend, in significant part, upon widespread market acceptance of our ObjectSwitch platform. Our products must be interoperable with a variety of software applications and systems and, in some cases, process a high number of transactions per second with high reliability. If our products fail to satisfy these demanding technological objectives, our customers will be dissatisfied and we may be unable to generate future sales. Any factors adversely affecting demand for our ObjectSwitch platform, including competition and technological change, would cause our revenues to decline and our business to suffer.


THE GROWTH OF OUR BUSINESS DEPENDS ON THE GROWTH OF THE MARKET FOR INFRASTRUCTURE PLATFORM SOFTWARE FOR ADVANCED EBUSINESS SERVICES.



     All of our historical revenues have been attributable to the sale of our infrastructure platform software for advanced eBusiness services. The market for infrastructure software used to deliver advanced eBusiness services is a new one. It is too early to determine whether major corporations will choose to adopt infrastructure platform software in order to deploy advanced eBusiness services. Although we have devoted significant resources to promoting market awareness of our technology and the problems that our products address through our direct sales efforts, advertising, contacts with industry analysts, trade shows and participation in industry organizations, we do not know whether these efforts will be sufficient to support significant growth in the market for infrastructure platform software. Accordingly, the market for our products may not continue to grow.


FAILURE OF OUR CURRENT OR PROSPECTIVE CUSTOMERS TO RECEIVE NECESSARY FUNDING COULD HARM OUR BUSINESS.

     Our current and prospective customers include small, rapidly growing Internet and telecommunications companies. Most privately and publicly held small, rapidly growing companies require outside cash sources to continue operations. To the extent additional funding is less available for these companies as a result of a stock market decline or other factors, demand for our products may decline significantly and thereby reduce our revenues.

IF WE ARE UNABLE TO ATTRACT AND RETAIN HIGHLY SKILLED EMPLOYEES, WE MAY NOT BE ABLE TO SUCCESSFULLY EXECUTE OUR BUSINESS STRATEGY.

     Our future success will depend to a significant extent on the continued services of our key employees. None of our key personnel are bound by employment agreements, and we do not maintain key person insurance on any of our employees with the exception of our Chief Executive Officer and Chief Technology Officer. As we continue to grow, our success will also depend on our ability to attract and retain qualified sales, marketing, customer support, technical, finance and managerial personnel. If we are unable to attract and retain qualified individuals, we may have difficulty implementing portions of our business strategy in a timely manner, or at all.

     The competition for qualified personnel is intense in our industry, particularly in northern California, where there is a high concentration of established and emerging technology companies. This competition will make it more difficult to retain our key personnel and to recruit new highly qualified personnel. We have experienced, and we expect to continue to experience, difficulty in hiring highly skilled employees with appropriate qualifications. If we do not succeed in hiring and retaining candidates with appropriate qualifications, we may not be able to grow our business.

IF WE FAIL TO ACHIEVE POSITIVE MARGINS ON SERVICE REVENUES IN THE FORESEEABLE FUTURE, OUR RESULTS OF OPERATIONS COULD SUFFER.


     Our margins on our service, maintenance and other revenues to date have been very small or negative. We expect them to continue to be very small or negative for the foreseeable future. As a percentage of our service, maintenance and other revenues, the cost of service, maintenance and other revenues represented 75.6% in the year ended March 31, 1998, 71.1% in the year ended March 31, 1999, 101.9% in the year ended March 31, 2000 and 89.6% in the six months ended September 30, 2000. Failure to achieve positive margins on service, maintenance and other revenues could cause our results of operations to suffer. Our ability to improve our margins on these revenues will depend, in part, on our ability to establish successful relationships with more third-party systems integrators who can contract directly with our customers to provide the bulk of implementation and consulting services directly to them. Failure to establish these relationships may also affect our software license revenues by preventing us from focusing on our core business of developing and licensing software solutions. If we do not increase software license revenues as a percentage of our total revenues, our overall margins will suffer.


WE ARE GROWING RAPIDLY AND OUR FAILURE TO MANAGE THIS GROWTH COULD HARM OUR BUSINESS.


     We have experienced and are currently experiencing a period of significant growth. Our employee headcount increased from 37 at March 31, 1998, to 53 at March 31, 1999, to 141 at March 31, 2000 and to 210 at September 30, 2000, and we anticipate further significant increases in the number of our employees as we continue to grow. This growth has placed a significant strain on our resources. We expect that any future growth would cause similar or increased strains on our resources. Our financial performance and our ability to compete effectively will depend, in large part, on our ability to manage this growth effectively. To that end, we must:


     - Expand, train and manage our existing employee base;

     - Hire, train and manage additional qualified personnel;

     - Implement new operational and financial systems and procedures and controls; and

     - Maintain close coordination among our technical, accounting, finance, marketing and sales staffs.

     The rate of our future growth, combined with the rapidly evolving market for our products, will require a high level of managerial effectiveness to anticipate, plan, coordinate and satisfy our operational needs and the demands of our customers. Our plans to continue to develop our operations in diverse geographic locations may also affect our ability to manage our growth. Any failure to manage our growth could impede our ability to increase revenues and achieve profitability.

BECAUSE A SIGNIFICANT PORTION OF OUR REVENUE IS DERIVED FROM SALES OUTSIDE THE UNITED STATES, WE FACE ISSUES ASSOCIATED WITH INTERNATIONAL OPERATIONS, WHICH MAY REDUCE OUR PROFITABILITY AND CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.


     We currently sell our products in foreign countries through our sales offices in France, the United Kingdom, Germany and Sweden. Sales outside of the United States accounted for 88%, 79% and 46% of our revenues in the fiscal years ended March 31, 1998, 1999 and 2000 and 54% of our revenues in the six months ended September 30, 2000. One of our growth strategies is to expand our presence in the international markets both through increased international sales and strategic relationships. As a result, we anticipate that sales outside the United States will continue to account for a significant portion of our revenue in future periods. We will continue to be subject to the risks associated with international operations, including:


     - Longer payment cycles for foreign customers, including delays due to currency controls and fluctuations;

     - Exposure to changes in foreign currency exchange rates because a portion of our sales are denominated in foreign currencies; and

     - Difficulties in complying with telecommunications, Internet-related and other regulations in many foreign jurisdictions.

     We are also exposed to geopolitical risks, such as political and economic instability and changes in diplomatic or trade relationships. Any of these factors may reduce our revenues or profitability and cause the price of our stock to decline.

SOFTWARE DEFECTS COULD DELAY MARKET ACCEPTANCE OF OUR PRODUCTS, CAUSE A LOSS OF REVENUE AND REQUIRE US TO PAY DAMAGES TO THIRD PARTIES.

     Our software is complex and, despite our extensive testing, it may contain undetected defects, errors or failures when first introduced to customers or as new versions are released. We have in the past discovered errors in our new releases and new products after their introduction. We may in the future discover errors in new releases or new products after the commencement of commercial shipments. The sale of products with defects or reliability, quality or compatibility problems may result in loss of or delay in market acceptance of our products and damage to our reputation and our ability to retain existing customers and attract new customers. Significant software defects in future releases could lead to delays in release and result in additional development costs, diversion of technical and management resources, delayed product shipments and order cancellations.

     Because our infrastructure platform is used by our customers to operate critical services and functions, product defects may also give rise to substantial product liability claims. Although our license agreements with customers typically contain provisions designed to limit our exposure, some courts may not enforce all or part of these limitations. Despite the fact that we have not encountered product liability claims to date, we may encounter these claims in the future. Product liability claims, whether or not they have merit, could:

     - Divert the attention of our management and key personnel;

     - Be expensive to defend; and

     - Result in large damage awards.

IF WE DO NOT PROVIDE TECHNOLOGY AND RELATED SERVICES THAT MEET THE CHANGING DEMANDS OF OUR CUSTOMERS, THE MARKET FOR OUR PRODUCTS WILL NOT GROW OR MAY DECLINE, AND OUR PRODUCT SALES WILL SUFFER.

     To successfully implement our business strategy, we must provide software and related services that meet the demands of our customers and prospective customers as market and customer requirements evolve. We expect that competitive factors will create a continuing need for us to improve and add to our suite of software applications. Not only will we have to expend significant funds and other resources to continue to improve our existing product suite, we must also properly anticipate, address and respond to consumer preferences and demands. As organizations' needs change with respect to their enterprise and Internet-based applications, and as new industry protocols and standards emerge, our existing product suite may become obsolete or inefficient relative to our competitors' offerings and may require modifications or improvements. If we fail to expand the breadth of our products quickly in response to customer needs or fail to support emerging industry standards and protocols, or if our new offerings or enhancements fail to achieve market acceptance, demand for our products will not grow or may decline, and our business may suffer significantly.

ANY ACQUISITIONS COULD DISRUPT OUR BUSINESS AND SEVERELY HARM OUR FINANCIAL CONDITION.

     Although we have no current agreements to do so, we intend to consider acquisitions of complementary companies, products and technologies. In the event that we engage in any future acquisitions, we could:

     - Issue stock that would dilute our current stockholders' percentage ownership;

     - Incur debt that would result in interest charges that would reduce our earnings and principal repayments that would reduce our cash available for operations;

     - Assume liabilities that may require payments or performance of other obligations on our part that could harm our business, earnings or cash flow;

     - Incur amortization expenses related to goodwill and other intangible assets that reduce future earnings; or

     - Incur large and immediate write-offs that reduce future earnings.

     Our operation of any acquired business will also involve numerous risks, including:

     - Problems combining the purchased operations, technologies or products;

     - Unanticipated costs;

     - Diversion of management's attention from our core business;

     - Adverse effects on existing business relationships with customers;

     - Risks associated with entering markets in which we have no or limited prior experience; and

     - Potential loss of key employees, particularly those of the purchased organizations.

     We may not be able to successfully integrate any business, products, technologies or personnel that we may acquire in the future and our failure to do so could disrupt our business and seriously harm our financial condition.

                         RISKS RELATED TO OUR INDUSTRY

OUR INDUSTRY IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE, AND OUR FUTURE SUCCESS WILL DEPEND ON OUR ABILITY TO MEET THE CHANGING NEEDS OF OUR INDUSTRY.

     Our industry is characterized by rapidly changing technology, evolving standards, frequent new product and service announcements and rapidly changing customer requirements. Competitors may introduce new products or technologies or enhancements to existing products, which could render our existing products and services obsolete and unmarketable. To be successful in this industry, our products and services must keep pace with the technological developments and emerging industry standards, address the ever-changing and increasingly sophisticated needs of our customers and achieve market acceptance. Any inability to develop, release and market new software product enhancements on a timely and cost-effective basis could harm our reputation and results of operations, provide a competitor with a first-to-market opportunity or allow a competitor to achieve greater market share. We could also incur substantial costs to develop these new products enhancements. Our business could be harmed if we incur significant product development costs without adequate results, or if we are unable to rapidly adapt to evolving industry standards.

WE FACE INTENSE COMPETITION, AND POTENTIAL NEW COMPETITION, FROM COMPANIES WITH GREATER RESOURCES THAN OURS, AND IF WE ARE UNABLE TO COMPETE EFFECTIVELY WITH THEM, WE MAY NOT BE ABLE TO INCREASE OR MAINTAIN REVENUES, MARGINS OR MARKET SHARE.

     The market for our products is intensely competitive and we expect competition to increase in the future. Competitors vary in size and in the scope and breadth of the products and services they offer. Our current competitors include:


     - Enterprise application integration vendors, middleware vendors and other software companies, such as Active Software (recently acquired by webMethods), BEA Systems, CrossWorlds Software, Hewlett-Packard, IBM, New Era of Networks (also known as NEON), Sun Microsystems, TIBCO Software and Vitria Technology; and


     - Application vendors that offer products that address specific industry or functionality requirements of individual customers, such as CommerceQuest, Comptel Finland and Architel.

     We also face competition from internal information technology departments of potential customers that have developed or may develop systems that provide some or all of the functionality of our products. We expect that internally developed integration and process automation efforts will continue to be a principal source of competition for the foreseeable future. In particular, it can be difficult to sell our products to a potential customer whose internal development group has already made large investments in, and progress towards completion of, systems that our products are intended to replace.

     We may in the future also encounter competition from major enterprise software developers such as Microsoft, Oracle and SAP.

     Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing, sales and other resources, significantly greater name recognition and a larger installed base of customers than us. In addition, many of our competitors have well-established relationships with our current and potential customers and have extensive knowledge of our industry. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs. It is possible that new competitors, or competitors engaged in these cooperative alliances, could rapidly acquire significant market share. We also expect that competition will increase as a result of industry consolidation. Increased competition may result in price reductions, reduced margins, loss of market share and an inability to generate cash flows that are sufficient to maintain or expand our development of new products.

OUR SUCCESS DEPENDS IN LARGE PART UPON OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY, BUT WE MAY NOT BE ABLE TO DO THIS ADEQUATELY.

     Our success depends in large part upon our proprietary technology. We rely on a combination of copyright, trademark and trade secret protection, confidentiality and nondisclosure agreements and licensing arrangements to establish and protect our intellectual property rights. We license rather than sell our solutions and require our customers to enter into license agreements that impose restrictions on their ability to utilize the software. In addition, we seek to avoid disclosure of our trade secrets through a number of means, including requiring individuals who have access to our proprietary information to execute nondisclosure agreements with us and restricting access to our source code. We seek to protect our software, documentation and other written materials under trade secret and copyright laws.

     We currently have one patent. Any patents, if issued, may not prevent our competitors from developing competitive products. In addition, third parties may successfully challenge our patents or our patents could be invalidated through administrative process or litigation.

     Despite our efforts to protect our proprietary rights, existing laws offer only limited protection, and unauthorized parties may attempt to copy or otherwise obtain and use our technology or proprietary information. Policing unauthorized use of our products is difficult, and, although we are unable to determine the extent to which piracy of our software products exists, we expect that software piracy will be a persistent problem. In addition, the laws of some foreign countries do not protect proprietary rights as fully as in the United States. Our means of protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology, duplicate our products, or design around our proprietary intellectual property.

CLAIMS OR LITIGATION OVER INTELLECTUAL PROPERTY RIGHTS COULD REQUIRE US TO INCUR SIGNIFICANT COSTS AND SERIOUSLY HARM OUR BUSINESS.

     There has been a substantial amount of litigation in the software and Internet industries relating to intellectual property rights. We could become a party to litigation with third parties in the future either to protect our intellectual property rights or to defend against allegations that we have infringed third parties' intellectual property. We expect that software product developers and providers of Internet-based software applications like us will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any claims against us, whether with or without merit, could be costly and time consuming to defend, cause product shipment delays or require us to enter into royalty or licensing agreements. These agreements, if required, may not be available on terms acceptable to us or at all, which could seriously harm our business.

                         RISKS RELATED TO THIS OFFERING

THE SALE OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE.


     After this offering, we will have a total of 28,787,798 shares of common stock outstanding, or 29,387,798 shares if the underwriters exercise their entire over-allotment option. Sales by us or resales by stockholders of shares of our common stock in the public market after the offering could cause the market price of our common stock to decline. The federal securities laws impose restrictions on the ability of certain stockholders to resell their shares of common stock. In addition, we, our executive officers and directors and certain other stockholders have entered into lock-up agreements with Deutsche Bank Securities Inc., one of the representatives of the underwriters, where they have agreed not to sell any of our capital stock for a period ending 180 days from the effective date of the registration statement related to this offering. As a result, the 28,787,798 shares of our common stock outstanding after this offering will be available for resale in the public market as follows:



NUMBER OF SHARES        DATE AVAILABLE FOR RESALE
----------------        -------------------------
    4,000,000      Upon effectiveness of this offering
   21,855,259      180 days after effectiveness
    2,932,539      May 31, 2001



     After this offering and the expiration or release of the lock-up agreements, holders of 22,695,403 shares of our common stock and the holders of warrants to purchase approximately 253,063 shares of common stock may contractually require us to register their shares for resale under the federal securities laws.



     We intend to file a registration statement following this offering to permit the sale of shares of common stock under our stock plans. As of September 30, 2000, options to purchase 2,886,076 shares of common stock with a weighted average exercise price per share of $3.43 were outstanding, all of which are subject to agreements not to sell these shares for 180 days after the effective date of the registration statement related to this offering. Registration of these shares would result in these stockholders' being able to immediately resell their shares in the public market after expiration or release of the lock-up agreements. These sales, or anticipation of these sales, could cause the market price of our common stock to decline.


OUR STOCK PRICE MAY FLUCTUATE WIDELY FOR A NUMBER OF REASONS.

     The market price of our common stock may fluctuate widely because of factors including:

     - Actual or anticipated variations in our results of operations;

     - Announcements of technological innovations by us or our competitors;

     - Announcements of new products by us or our competitors;

     - Investor perceptions of us, the market for Internet infrastructure software or the Internet in general;

     - Changes in financial estimates by securities analysts;

     - General economic and market conditions; and

     - Potential acquisitions that we may make.

     In addition, from time to time, the stock market experiences extreme price and trading volume volatility, which may affect the market price of our common stock. Recently, the market prices of technology companies in general and Internet-related companies in particular have been extremely volatile. Recent initial public offerings by technology companies have been accompanied by exceptional share price and trading volume changes. If this happens to our common stock following our offering, you may not be able to resell your shares at or above the initial public offering price. In the past, following periods of volatility in the market price of a public company's securities, securities class action litigation has often been instituted against that company. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business.

WE MAY REQUIRE SIGNIFICANT ADDITIONAL CAPITAL TO FUND OUR OPERATIONS.

     We have not been able to fund our operations from cash generated by our business, and we may not be able to do so in the future. We have principally financed our operations to date through the private placements of shares of our preferred stock. We believe that our available cash resources, together with the net proceeds from this offering, will be sufficient to meet our anticipated operational, working capital and capital expenditure requirements for at least twelve months after the date of this prospectus. After this, we may need to raise additional funds to respond to business contingencies, which may include the need to:

     - Fund more rapid expansion;

     - Fund additional marketing expenditures;

     - Develop new or enhance existing products and services;

     - Enhance our operating infrastructure;

     - Hire additional personnel;

     - Respond to competitive pressures; or

     - Acquire complementary businesses or technologies.

     In the event additional financing is required, we may not be able to obtain it on acceptable terms or at all. If we raise additional funds through the issuance of equity securities, the percentage ownership of our existing stockholders would be reduced. In addition, these new equity securities could have rights, preferences or privileges senior to those of our common stock, including the common stock sold in this offering. If we raise additional funds through debt financing, we could incur significant interest charges, which would reduce our net income. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our products and services, or otherwise respond to competitive pressures, would be significantly limited.

THE LIQUIDITY OF OUR COMMON STOCK IS UNCERTAIN BECAUSE IT HAS NOT BEEN PUBLICLY TRADED AND MAY HAVE A LIMITED MARKET, WHICH COULD DEPRESS OUR STOCK PRICE.

     There has been no public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active, liquid trading market. In this offering, we intend to sell our common stock primarily to a limited number of institutional investors, which could limit the development of an active trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. The initial public offering price for shares in this offering will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of the price at which our common stock will trade upon completion of this offering.

OUR MANAGEMENT WILL HAVE BROAD DISCRETION AS TO THE USE OF THE PROCEEDS FROM THIS OFFERING AND MAY NOT USE THE PROCEEDS IN A MANNER THAT IMPROVES OUR OPERATING RESULTS OR INCREASES OUR MARKET VALUE.

     We do not have a definitive plan for the use of the net proceeds from this offering. Our management will have broad discretion as to how to use the net proceeds from this offering and you will be relying on their judgment. We anticipate using proceeds to expand our sales, service and marketing operations, invest in research and development, broaden our operational and administrative infrastructure, and lease additional facilities as well as for working capital and other general corporate purposes. We may also use a portion of the proceeds for acquisitions or investments, which may not yield a favorable return.

BECAUSE CERTAIN EXISTING STOCKHOLDERS OWN A LARGE PERCENTAGE OF OUR VOTING STOCK, OTHER STOCKHOLDERS' VOTING POWER MAY BE LIMITED.


     After this offering is completed, we anticipate that our executive officers, directors and their affiliates will beneficially own or control approximately 48.1% of our common stock. Together with entities owning 5% or more of our outstanding shares of common stock, this group will beneficially own 17,328,777 shares of our common stock after completion of this offering, or approximately 58.5% of the outstanding shares of our stock. As a result, if these stockholders act together, they will have the ability to control all matters submitted to our stockholders for approval, including the election and removal of directors and the approval of any merger, consolidation or sale of our assets. These stockholders may make decisions that are adverse to your interests. See "Principal Stockholders" for more information about ownership of our outstanding shares.


YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE TANGIBLE NET BOOK VALUE OF YOUR SHARES.


     We expect the initial public offering price of our common stock to be substantially higher than the net tangible book value per share of our common stock. Purchasers of our common stock will incur immediate and substantial dilution of $9.03 per share in the net tangible book value of our common stock from the assumed initial public offering price of $11.00 per share. Additional dilution will occur upon exercise of options or warrants.


PROVISIONS OF OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD PREVENT A CHANGE IN CONTROL EVEN IF THE CHANGE IN CONTROL WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

     We will have a staggered board of directors, are subject to the "interested stockholder" provisions of Delaware law and have in place procedures that eliminate the ability of our stockholders to act without a meeting and limit the manner in which a stockholder meeting can be called. Provisions of our certificate of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. For a more complete description of these provisions, see "Description of Capital Stock -- Charter Provisions and Delaware Laws That May Have an Anti-Takeover Effect."

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of the federal securities laws that relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "intend," "potential" or "continue" or the negative of these terms or other comparable terminology. Examples of these forward-looking statements include, but are not limited to, statements regarding the following: our market opportunities, our business strategies, market acceptance of our products, product development plans, prospects for revenue growth, anticipated capital requirements and operating expenditures and anticipated net losses. These statements are only predictions.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

     In this prospectus, we use market data and industry forecasts which we have obtained from International Data Corporation, an independent market research organization, publicly available information and industry publications. Neither we nor any of the underwriters represent that any such information is accurate. Each of these sources may define markets or market segments differently, and accordingly, the information obtained from one source might not be comparable with information obtained from other sources. Industry publications generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. We have not independently verified any of this information. In particular, we do not know what rate of general economic growth was assumed in preparing forecasts. Forecasts of developing markets, such as ours, are not based upon sophisticated analyses of substantial amounts of historical data, as in the case of more mature markets. As a result, forecasts of developing markets like ours are much less likely to be accurate.

                                USE OF PROCEEDS

     We will receive net proceeds from this offering of approximately $39,220,000 from the sale of 4,000,000 shares of common stock at an assumed initial public offering price of $11.00 per share (approximately $45,358,000 if the underwriters' over-allotment option is exercised in full), after deducting the estimated underwriting discounts and offering expenses payable by us.

     From the net proceeds of this offering, we anticipate spending:

     - between $18 million and $21 million on sales and marketing,

     - between $9 million and $11 million on professional services,

     - between $3 million and $5 million on general and administrative expenses,

     - between $5 million and $7 million on research and development, and

     - between $1 million and $2 million for capital expenditures for computer equipment and office furniture.

fIn addition to using the proceeds from this offering, we currently intend to fund our future expenses from our existing cash balances and cash generated from our operations. Although we do not currently anticipate changing the above uses, we may allocate our current anticipated uses in different amounts. The actual amounts and timing of these expenditures will vary depending on a number of factors, including the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business.

     We may also use a portion of the net proceeds to acquire additional businesses, services, products or technologies that we believe will complement our current or future business. However, we have no specific plans, agreements or commitments to do so and are not currently engaged in any negotiations for any acquisition. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. Pending the uses described above, we will invest the net proceeds of this offering in interest-bearing, investment grade securities. We cannot predict whether the proceeds will be invested to yield a favorable return.

                                DIVIDEND POLICY

     We have never paid cash dividends on our common stock or any other securities. We anticipate that we will retain all of our future earnings, if any, for use in the expansion and operation of our business and do not anticipate paying cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth the following information:


     - Our actual capitalization as of September 30, 2000;


     - Our pro forma capitalization as of that date after giving effect to an amendment to our certificate of incorporation to change our authorized capital stock which will be effective prior to this offering, and the conversion of all outstanding shares of preferred stock into 19,332,287 shares of common stock upon completion of this offering; and

     - Our pro forma capitalization as adjusted to reflect the pro forma effects described above and receipt of the net proceeds from our sale of 4,000,000 shares of common stock at an assumed initial public offering price of $11.00 per share in this offering, less underwriting discounts and commissions and estimated offering expenses payable by us.


                                                                    SEPTEMBER 30, 2000
                                                                      (IN THOUSANDS)
                                                                        (UNAUDITED)
                                                           -------------------------------------
                                                                                      PRO FORMA
                                                            ACTUAL      PRO FORMA    AS ADJUSTED
                                                           ---------    ---------    -----------
Long-term debt...........................................  $     276    $    276      $    276
Redeemable convertible preferred stock: $0.001 par value;
  19,581,528 shares authorized actual, 10,000,000 shares
  authorized pro forma and pro forma as adjusted;
  18,644,311 shares outstanding actual, none outstanding
  pro forma and pro forma as adjusted....................     64,026          --            --
Stockholders' equity (deficit):
  Common stock: $0.001 par value; 40,000,000 shares
     authorized actual, 150,000,000 shares authorized pro
     forma and pro forma as adjusted; 5,455,511 shares
     outstanding actual, 24,787,798 shares outstanding
     pro forma and 28,787,798 shares outstanding pro
     forma as adjusted...................................          5          24            28
  Additional paid-in capital.............................     15,205      79,212       118,428
  Deferred stock-based compensation......................     (6,276)     (6,276)       (6,276)
  Notes receivable from stockholders.....................     (3,546)     (3,546)       (3,546)
  Accumulated deficit....................................    (51,931)    (51,931)      (51,931)
  Accumulated other comprehensive loss...................        (58)        (58)          (58)
                                                           ---------    --------      --------
     Total stockholders' equity (deficit)................    (46,601)     17,425        56,645
                                                           ---------    --------      --------
          Total capitalization...........................  $  17,701    $ 17,701      $ 56,921
                                                           =========    ========      ========


     This table does not include:


     - 2,886,076 shares of common stock that were subject to outstanding options as of September 30, 2000 at a weighted average exercise price of $3.43 per share;



     - 4,000,000 shares of common stock that will be available for issuance under our stock option plans upon completion of this offering, subject to annual increases, and 1,000,000 shares that will be available for issuance under our employee stock purchase plan upon completion of this offering, subject to annual increases;



     - 253,063 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $2.10 per share; and



     - 50,000 shares of common stock issuable upon conversion of an outstanding warrant at an exercise price equal to the initial public offering price in this offering.

                                    DILUTION


     Our pro forma net tangible book value as of September 30, 2000, after giving effect to the automatic conversion of all outstanding preferred stock upon the closing of this offering, would have been $17.4 million, or $0.70 per share of common stock. Net tangible book value per share is determined by dividing our tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of common stock at that date. After giving effect to the sale of the 4,000,000 shares of our common stock offered in this offering at an assumed initial public offering price of $11.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value as of September 30, 2000 would have been $56.6 million, or $1.97 per share. This represents an immediate increase in net tangible book value to existing stockholders of $1.27 per share and an immediate dilution in net tangible book value to new investors of $9.03 per share. The following table illustrates the per share dilution:



Assumed initial public offering price per share.............          $11.00
  Pro forma net tangible book value per share as of
     September 30, 2000.....................................  $ .70
  Increase per share attributable to new investors..........   1.27
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................            1.97
                                                                      ------
Net tangible book value dilution per share to new
  investors.................................................          $ 9.03
                                                                      ======



     The following table summarizes, on a pro forma basis as of September 30, 2000, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by our existing stockholders and by the new public investors (based upon an assumed initial public offering price of $11.00 per share and before deducting estimated underwriting discounts and commissions and estimated offering expenses):



                           SHARES PURCHASED         TOTAL CONSIDERATION
                         ---------------------    -----------------------        AVERAGE
                           NUMBER      PERCENT       AMOUNT       PERCENT    PRICE PER SHARE
                         ----------    -------    ------------    -------    ---------------
Existing
  stockholders.........  24,787,798     86.1%     $ 68,629,000     60.9%         $ 2.77
New public investors...   4,000,000     13.9%       44,000,000     39.1%          11.00
                         ----------     ----      ------------     ----
  Total................  28,787,798      100%     $112,629,000      100%
                         ==========     ====      ============     ====



     The above discussion and tables assume no exercise of stock options or warrants outstanding as of September 30, 2000. As of September 30, 2000, there were options outstanding to purchase a total of 2,886,076 shares of common stock at a weighted average exercise price of $3.43 per share under our stock plans, 253,063 shares of common stock subject to outstanding warrants at a weighted average exercise price of $2.10 and 50,000 shares of common stock subject to an outstanding warrant at an exercise price equal to the initial public offering price in this offering. Upon completion of the offering, we will have 4,000,000 additional shares of our common stock reserved for issuance under our stock option plan and 1,000,000 shares reserved under our employee stock purchase plan. To the extent that any of these options or warrants are exercised, there will be further dilution to the new public investors. See "Capitalization," "Management -- Compensation Plans" and Notes 8, 9, and 13 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The following selected financial data are derived from the consolidated financial statements of Kabira Technologies, Inc. The consolidated financial statements as of March 31, 1999 and 2000, and for each of the three years in the period ended March 31, 2000, have been audited by Ernst & Young LLP, independent auditors. The consolidated financial statements as of March 31, 1997 and 1998, and for the period from inception (February 6, 1996) to March 31, 1997, have been audited by other independent auditors. The data as of March 31, 1997 and 1998, and for the period from inception (February 6, 1996) to March 31, 1997, are derived from the consolidated financial statements audited by other independent auditors and reflect certain reclassifications to conform with the current presentation. The data as of March 31, 1999 and 2000, and for each of the three years in the period ended March 31, 2000, should be read in conjunction with the consolidated financial statements, related notes, and other financial information included in this prospectus. The selected financial data as of September 30, 2000 and for the six-month periods ended September 30, 1999 and 2000 are derived from unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of our consolidated financial position and results of operations for these periods. Operating results for the six months ended September 30, 2000 are not necessarily indicative of the results that may be expected for future periods. Such unaudited data should be read in conjunction with the unaudited consolidated financial statements, related notes and other financial information included in this prospectus.



                                                                                                       SIX MONTHS
                                                                                                         ENDED
                                                                   YEAR ENDED MARCH 31,              SEPTEMBER 30,
                                                          --------------------------------------   ------------------
                                                          1997(1)    1998      1999       2000      1999       2000
                                                          -------   -------   -------   --------   -------   --------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Software license......................................  $    --   $    69   $   670   $  4,563   $   792   $  5,635
  Service, maintenance and other........................       --       242       602      3,686       461      8,073
                                                          -------   -------   -------   --------   -------   --------
    Total revenues......................................       --       311     1,272      8,249     1,253     13,708
                                                          -------   -------   -------   --------   -------   --------
Cost of revenues:
  Software license......................................       --        53       161        131        68         55
  Service, maintenance and other........................       --       183       428      3,756       593      7,231
                                                          -------   -------   -------   --------   -------   --------
    Total cost of revenues..............................       --       236       589      3,887       661      7,286
                                                          -------   -------   -------   --------   -------   --------
Gross profit............................................       --        75       683      4,362       592      6,422
Operating expenses:
  Sales and marketing...................................    1,457     3,829     4,802     12,852     5,316     11,818
  Research and development..............................    1,735     3,223     3,190      3,939     1,487      3,300
  General and administrative............................      548       967     1,774      3,226     1,238      2,642
  Stock-based compensation(3)...........................       --        --        --      1,342       381      2,976
                                                          -------   -------   -------   --------   -------   --------
    Total operating expenses............................    3,740     8,019     9,766     21,359     8,422     20,736
                                                          -------   -------   -------   --------   -------   --------
    Loss from operations................................   (3,740)   (7,944)   (9,083)   (16,997)   (7,830)   (14,314)
Interest and other income (expense), net................      107        74      (469)        82        97        496
                                                          -------   -------   -------   --------   -------   --------
    Loss before income taxes............................   (3,633)   (7,870)   (9,552)   (16,915)   (7,733)   (13,818)
Provision for income taxes..............................       --        (6)       (5)       (24)       --        (53)
                                                          -------   -------   -------   --------   -------   --------
    Net loss............................................  $(3,633)  $(7,876)  $(9,557)  $(16,939)  $(7,733)  $(13,871)
                                                          =======   =======   =======   ========   =======   ========

Net loss per share:
  Basic and diluted.....................................  $ (7.35)  $ (8.24)  $ (6.66)  $  (7.69)  $ (3.77)  $  (4.36)
                                                          =======   =======   =======   ========   =======   ========
  Weighted average shares...............................      494       956     1,435      2,203     2,052      3,179
                                                          =======   =======   =======   ========   =======   ========
Pro forma net loss per share(2):
  Basic and diluted (unaudited).........................                                $  (0.99)  $ (0.46)  $  (0.62)
                                                                                        ========   =======   ========
  Weighted average shares (unaudited)...................                                  17,136    16,719     22,511
                                                                                        ========   =======   ========


-------------------------
(1) Period from inception (February 6, 1996) to March 31, 1997.


(2) The pro forma net loss per share and weighted average shares used in computing pro forma net loss per share are calculated as if all our outstanding preferred stock as of September 30, 2000 was converted into shares of common stock on the date of issuance.


(3) Our stock-based compensation is comprised of the following:


                                                                            SIX MONTHS ENDED
                                                              YEAR ENDED     SEPTEMBER 30,
                                                              MARCH 31,     ----------------
                                                                 2000       1999      2000
                                                              ----------    -----    -------
Cost of service, maintenance and other revenues.............    $   15      $  3     $   93
Sales and marketing.........................................       630       127      1,468
Research and development....................................       206        94        575
General and administrative..................................       491       157        840
                                                                ------      ----     ------
  Total stock-based compensation                                $1,342      $381     $2,976
                                                                ======      ====     ======

                                                            MARCH 31,
                                             ----------------------------------------   SEPTEMBER 30,
                                              1997       1998       1999       2000         2000
                                             -------   --------   --------   --------   -------------
                                                          (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..................  $ 5,279   $  3,991   $ 11,728   $ 11,546      $ 16,006
Working capital............................    4,834      3,413     10,683      5,864        12,599
Total assets...............................    6,144      5,298     13,233     18,795        32,866
Deferred revenues..........................       --         12         58      4,603         7,456
Long term debt (including capitalized
  leases)..................................      251        664        327        471           276
Redeemable convertible preferred stock.....    8,945     15,263     32,223     44,031        64,026
Stockholders' deficit......................   (3,613)   (11,464)   (20,942)   (36,234)      (46,601)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis in conjunction with "Selected Consolidated Financial Data" and our consolidated financial statements and related notes included elsewhere in this prospectus. In addition to historical information, the following discussion contains certain forward-looking statements that involve known and unknown risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Factors that could cause results to differ from those contemplated by these statements include, but are not limited to, those discussed below and under "Risk Factors," as well as those discussed elsewhere in this prospectus. Our actual results could differ materially from those discussed in the forward-looking statements.

OVERVIEW


     We provide a new class of infrastructure software for the delivery of advanced eBusiness services that are made possible by the convergence of telecommunication networks, traditional enterprise networks and the Internet. We introduced the first commercial version of our ObjectSwitch Server in June 1997 and completed our first customer implementation in September 1997. We initially generated revenues primarily through consulting fee arrangements, in which we used our products as the basis for creating pilot software solutions for our customers. We began recognizing significant software license revenues following the release of version 3.0 of our ObjectSwitch Server in June 1999. Since then, we have created a suite of products based on our ObjectSwitch platform, and have generated revenues from software licenses and related services provided to customers.



     Since inception, we have incurred substantial research and development costs, invested heavily in our sales, marketing and professional services organizations and have expanded our global operations and corporate infrastructure to support our long-term growth strategy. Our employee headcount increased from 37 as of March 31, 1998, to 53 as of March 31, 1999, to 141 as of March 31, 2000 and to 210 as of September 30, 2000. Because our expenditures have been much higher than our revenues, we have incurred net losses in each fiscal quarter since inception, and, as of September 30, 2000, we had an accumulated deficit of $51.9 million.



     We generate our revenues from software license agreements and from related services that we provide to customers, including implementation and customization services, maintenance and support activities and training services. Software license revenues comprised 22.2%, 52.7%, 55.3% and 41.1% of our total revenues in the years ended March 31, 1998, 1999 and 2000 and the six months ended September 30, 2000, while service, maintenance and other revenues comprised 77.8%, 47.3%, 44.7% and 58.9% of our total revenues for the same periods.


     Our standard licensing agreements with our customers contain software licensing terms that are typical in the software industry, including granting a perpetual software license in exchange for a license fee, and an annual maintenance fee stated as a fixed percentage of the license fee. In addition, our standard professional service agreements are best-efforts arrangements that are priced on a time and expenses basis. Typically, the initial contracts with our customers include one of two possible types of payment schedules, both of which include payments that are due at the beginning of the project. The first type of payment schedule requires payment of the software license fee upon contract signing and payment for the services as they are performed. The alternate payment schedule provides for amounts due in installments at specified dates over a period of generally less than six months.

     Revenues

     Our products are typically licensed directly to customers for a perpetual term, with pricing based on the number of authorized system users or computer processors.

     The nature of each licensing arrangement determines how we recognize software license revenues:


     - If the contract requires us to perform significant implementation or modification services for delivery of a software solution, software license revenues are recognized using the percentage-of-completion method of contract accounting, as required under the provisions of SOP 97-2, "Software Revenue Recognition" and SOP 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts." Percentage of completion is based on the ratio of total labor hours incurred to date to estimated total labor hours because our contracts for services accounted for under contract accounting do not contain milestones or specific acceptance provisions. To date, substantially all of our software license revenues have been recognized on this basis, and project implementation periods have typically ranged from three to nine months.



     - If the contract requires us to deliver the product to the end user with no obligation for us to perform implementation or modification services, we follow the applicable provisions of SOP 97-2. Accordingly, we recognize revenue upon shipment of the product after a non-cancellable license agreement has been signed, the fee is fixed and determinable and collectibility is probable. We use the residual method in accordance with SOP 98-9 to allocate revenues to the various elements of the arrangement as described below.


     - If the contract requires us to deliver the product to a systems integrator or value-added reseller, we follow the provisions of SOP 97-2, as amended by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions," under which we presently recognize revenue when the software is resold to the end user using the percentage of completion method of contract accounting.


     Our customer contracts are generally multi-element arrangements that include a software license, consulting services, maintenance and customer training. Elements that are undelivered at the time of contract execution typically include maintenance, customer training and services. The revenues from these maintenance and services are valued separately from the software license revenues using our objective evidence of fair value for each of these undelivered elements. This objective evidence of fair value consists of our customary renewal rates for maintenance and the customary rates we charge for consulting and training services when they are sold separately. We allocate the contract value to the undelivered elements of the contract based on the objective evidence of fair value described above, and then allocate the remaining balance to the delivered elements, regardless of any separate prices stated within the contract.



     Revenue from consulting and training services is generally billed on a time and materials basis and is recognized as those services are performed. Customers who license our products normally purchase maintenance contracts. These contracts provide for software upgrades and technical support over a specified term, which is typically twelve months. Maintenance contracts are usually paid for in advance and maintenance revenue is recognized ratably over the term of the agreement.


     When maintenance is sold with software licenses that are subject to the percentage-of-completion method of accounting, we account for the maintenance revenues separately from the license revenues. Our resellers are also able to sell maintenance contracts to their end users for a separate fee payable to us. We use objective evidence of fair value to determine the fair value of the maintenance revenues when we sell directly to the end-user and in reseller arrangements.


     We do not offer third parties or any of our customers the right to return our software products.

     Since late 1999, we have expanded our professional services organization by aggressively recruiting consulting, training and customer support professionals. We believe building a comprehensive professional services organization is necessary to help ensure the satisfaction of our customers as our customer base expands. Nonetheless, our ultimate goal is to increase our sales through third-party systems integrators and value-added resellers and reduce the percentage of our total revenues attributable to professional services. At this time, we have established relationships with only a limited number of systems integrators and value-added resellers, and our own professional services organization continues to provide services to a majority of our customers.


     Prior to June 1999, we derived most of our revenues from international accounts. We established an international presence in 1997 by opening sales offices in the United Kingdom and France. We opened sales offices in Sweden and Germany in late 1999. For the years ended March 31, 1998, 1999 and 2000 and for the six months ended September 30, 2000, we generated 12%, 21%, 54% and 46% of our total revenues in the United States and 88%, 79%, 46% and 54% of our total revenues internationally.



     A relatively small number of customers account for a significant portion of our total revenues. In the year ended March 31, 2000, revenues from six customers accounted for 69% of total revenues, with revenues from E*Trade Securities, New Edge Networks and Lucent Technologies accounting for 20%, 14% and 11% of total revenues. In the six months ended September 30, 2000, six customers accounted for 68% of total revenues, with revenues from Lucent Technologies, New Edge Networks and E*Trade Securities accounting for 30%, 13% and 13% of total revenues. We expect that revenues from a limited number of customers will continue to account for a large percentage of total revenues in future quarters. As a result, the loss or delay of individual orders can have a significant impact on our revenues.


     Cost of revenues and operating expenses

     Our cost of revenues includes the costs associated with software license and related service revenues. The cost of software license revenues includes the cost of product media, documentation and packaging as well as royalties paid to third parties for technology included in our products. Our cost of service, maintenance and other revenues consist of compensation and related overhead costs for personnel engaged in consulting, training, maintenance and support services for our customers, as well as costs for third-party consultants we utilize to assist us with providing these services to our customers. The gross margin associated with our revenues may fluctuate based on the mix of software license to service, maintenance and other revenues.

     Our operating expenses consist of three general categories: sales and marketing, research and development and general and administrative. In addition, our operating expenses include non-cash stock-based compensation. We classify operating expenses to each category based on the nature of the expenses.


     Sales and marketing expenses include compensation and related costs for sales and marketing personnel, including sales commissions, travel costs, field sales office expenses, public relations fees, advertising, tradeshow and marketing collateral expenses and overhead. Research and development expenses include compensation and related costs for software developers and management and quality assurance personnel. Through September 30, 2000, all software development costs that were eligible for capitalization have been insignificant and, therefore, charged to research and development expenses as incurred. General and administrative expenses include compensation and related costs for executive, finance, human resources and information systems personnel as well as professional fees and bad debt expense. We expect that all three categories of operating expenses will continue to increase in future quarters as we hire additional employees and make the investments necessary to expand our business.

     Stock-based compensation includes the amortization of employee stock-based compensation and expenses for stock options or purchase rights granted to consultants in exchange for services. Employee stock-based compensation reflects the difference between the deemed fair value of the common stock at the grant date and the exercise price of the options. This amount is amortized to operations over a four year vesting period using a graded vesting method. Non-qualified stock options and stock purchase rights granted to consultants are recorded at fair value and periodically revalued as they vest using the Black-Scholes valuation method.


     As of September 30, 2000, the cumulative difference between the deemed fair value of the underlying stock at the date the options were granted to employees and the exercise price of the granted options was $10.4 million. We amortized $1.2 million of this amount during the year ended March 31, 2000 and $2.8 million of this amount during the six months ended September 30, 2000. We expect to record additional employee stock-based compensation amortization expenses of approximately $2.2 million in the remainder of the year ending March 31, 2001, $2.5 million in the year ending March 31, 2002, $1.2 million in the year ending March 31, 2003 and $355,000 in the year ending March 31, 2004.


     We have a limited operating history, which makes it difficult to predict future operating results. We believe our success depends on our ability to expand our customer base and enhance our products. We anticipate that our operating expenses will continue to increase for the foreseeable future, as we increase our sales and marketing efforts and increase our research and development efforts to expand our product lines. As a result, we expect to incur net losses at least through the end of the year ending March 31, 2002. Our operating expenses are relatively fixed and are based on anticipated revenue trends. The loss of, or a delay in recognizing revenue from, one or more anticipated license transactions could cause significant variations in operating results from quarter to quarter and could result in unforeseen losses.

RESULTS OF OPERATIONS

     The following table sets forth certain operating data as a percentage of total revenues.


                                                                         SIX MONTHS
                                                                           ENDED
                                         YEAR ENDED MARCH 31,          SEPTEMBER 30,
                                     ----------------------------    ------------------
                                       1998       1999      2000       1999       2000
                                     --------    ------    ------    --------    ------
Revenues:
  Software license.................      22.2%     52.7%     55.3%       63.2%     41.1%
  Service, maintenance and other...      77.8      47.3      44.7        36.8      58.9
                                     --------    ------    ------    --------    ------
     Total revenues................     100.0     100.0     100.0       100.0     100.0
Cost of revenues:
  Software license.................      17.0      12.7       1.6         5.4       0.4
  Service, maintenance and other...      58.9      33.6      45.5        47.3      52.8
                                     --------    ------    ------    --------    ------
     Total cost of revenues........      75.9      46.3      47.1        52.7      53.2
                                     --------    ------    ------    --------    ------
     Gross profit..................      24.1      53.7      52.9        47.3      46.8
Operating expenses:
  Sales and marketing..............   1,231.2     377.5     155.8       424.3      86.2
  Research and development.........   1,036.3     250.8      47.8       118.7      24.1
  General and administrative.......     310.9     139.5      39.1        98.8      19.2
  Stock-based compensation.........        --        --      16.2        30.4      21.7
                                     --------    ------    ------    --------    ------
     Total operating expenses......   2,578.4     767.8     258.9       672.2     151.2
                                     --------    ------    ------    --------    ------
     Loss from operations..........  (2,554.3)   (714.1)   (206.0)     (624.9)   (104.4)
Other income (expense), net........      23.8     (36.8)      1.0         7.7       3.6
                                     --------    ------    ------    --------    ------
     Loss before income taxes......  (2,530.5)   (750.9)   (205.0)     (617.2)   (100.8)
Provision for income taxes.........      (1.9)     (0.4)     (0.3)         --      (0.4)
                                     --------    ------    ------    --------    ------
     Net loss......................  (2,532.4)%  (751.3)%  (205.3)%    (617.2)%  (101.2)%
                                     ========    ======    ======    ========    ======



SIX MONTHS ENDED SEPTEMBER 30, 1999 AND 2000


     Revenues


     Total revenues increased from $1.3 million in the six months ended September 30, 1999 to $13.7 million in the six months ended September 30, 2000, representing growth of 994%. This increase was attributable to an increase in the number of customers with revenues in excess of $40,000 from 6 in the six months ended September 30, 1999 to 28 in the six months ended September 30, 2000 and an increase in average revenues from these customers from $177,000 to $481,000, resulting in substantial growth in software license and service revenues.



     SOFTWARE LICENSE REVENUES. Software license revenues increased from $792,000 in the six months ended September 30, 1999 to $5.6 million in the six months ended September 30, 2000, representing growth of 611%. This increase is attributable to a larger number of customers in the most recent fiscal quarter and higher average revenues per customer. Software license revenues as a percentage of total revenues was 63.2% in the six months ended September 30, 1999 and 41.1% in the six months ended September 30, 2000.



     SERVICE, MAINTENANCE AND OTHER REVENUES. Service, maintenance and other revenues increased from $461,000 in the six months ended September 30, 1999 to $8.1 million in the six months ended September 30, 2000, representing growth of 1,651%. The increase was due primarily to increases in consulting fees associated with the larger number of customers in the most recent fiscal quarter and the higher average revenues per customer. Service, maintenance and other revenues as a percentage of total revenues was 36.8% in the six months ended September 30, 1999 and 58.9% in the six months ended September 30, 2000. In the six months ended September 30, 2000, service, maintenance and other revenues increased at a greater rate than license revenues, because our two largest customers utilized a higher amount of consulting services.


     We believe that growth in our software license revenues depends on our ability to provide our customers with support, education and consulting services and to educate third-party consulting partners about our products. As a result, we intend to significantly expand our services organizations during the current fiscal year ending March 31, 2001. We expect that service, maintenance and other revenues will increase in absolute dollars, as we assist new customers who license our software products and as we expand our capacity for the delivery of these services.

     Cost of Revenues


     COST OF SOFTWARE LICENSE REVENUES. Cost of software license revenues decreased from $68,000 in the six months ended September 30, 1999 to $55,000 in the six months ended September 30, 2000, a decrease of 19%. As a percentage of software license revenues, these costs represented 8.6% in the six months ended September 30, 1999 and 1.0% in the six months ended September 30, 2000. This decrease reflects increased efficiencies associated with larger sales volumes and reduced royalty costs associated with the replacement of third-party licensed technology included in prior versions of our products with internally developed technology. We expect that software license cost as a percentage of software license revenues could increase in the future if we choose to embed additional third-party technology in our product offerings.



     COST OF SERVICE, MAINTENANCE AND OTHER REVENUES. Cost of service, maintenance and other revenues increased from $593,000 in the six months ended September 30, 1999 to $7.2 million in the six months ended September 30, 2000, an increase of 1,119%. The increase in absolute dollars was due to the creation and expansion of our consulting services business, the increased hiring of services personnel and the utilization of third-party consultants to support our customer growth. As a percentage of service, maintenance and other revenues, these costs represented 128.6% in the six months ended September 30, 1999 and 89.6% in the six months ended September 30, 2000. Our gross margins on service, maintenance and other revenues have been minimal or negative, and we expect this to continue for the next several quarters, as we continue to expand all of our services organizations in order to meet anticipated demand for services.


     Operating Expenses


     SALES AND MARKETING. Sales and marketing expenses increased from $5.3 million in the six months ended September 30, 1999 to $11.8 million in the six months ended September 30, 2000, an increase of 122%. The increase was due primarily to an increase in the number of sales and marketing personnel, the opening of new sales offices in the United States and Europe, and expenses incurred in connection with trade shows, changing the name of our company to Kabira and other marketing programs. We believe these expenses will increase significantly in absolute dollars, as we continue to expand our sales and marketing efforts. Sales and marketing expenses decreased as a percentage of total revenues from 424.3% in the six months ended September 30, 1999 to 86.2% in the six months ended September 30, 2000 as a result of the general expansion of our business. We also anticipate that sales and marketing expenses may fluctuate as a percentage of total revenues from period to period as new sales personnel are hired and begin to achieve productivity.


     RESEARCH AND DEVELOPMENT. Research and development expenses increased from $1.5 million in the six months ended September 30, 1999 to $3.3 million in the six months ended September 30, 2000, an increase of 122%. Research and development expenses decreased as a percentage of total revenues from 118.7% in the six months ended September 30, 1999 to 24.1% in the six months ended September 30, 2000 as a result of the general expansion of our business. The absolute dollar increase in research and development expenses is primarily attributable to increases in the number of research and development personnel to support our product development activities. We believe that continued investment in research and development is critical to attaining our strategic objectives, and, as a result, we expect research and development expenses to increase significantly in future periods.



     GENERAL AND ADMINISTRATIVE. General and administrative expenses increased from $1.2 million in the six months ended September 30, 1999 to $2.6 million in the six months ended September 30, 2000, an increase of 113%. These expenses decreased as a percentage of total revenues from 98.8% in the six months ended September 30, 1999 to 19.2% in the six months ended September 30, 2000 as a result of the general expansion of our business. These absolute dollar increases were primarily due to increases in the number of general and administrative personnel, and an increase in legal and accounting costs incurred in connection with the growth of our business. We believe general and administrative expenses will increase significantly as we add personnel to support our expanding operations, incur additional costs related to the growth of our business, and assume the responsibilities of a public company.



     STOCK-BASED COMPENSATION. During the six months ended September 30, 2000, we recorded $5.6 million of deferred stock-based compensation related to employee stock options for the purchase of 2,300,400 shares of common stock. We amortized employee stock-based compensation expense of $2.8 million in the six months ended September 30, 2000. Stock-based compensation expense associated principally with stock options and stock purchase rights to purchase 32,000 shares of common stock granted to consultants (net of cancellations) in exchange for services was $130,000 in the six months ended September 30, 2000. Subsequent to September 30, 2000, our board of directors granted additional options to purchase 25,000 shares of our common stock. These grants are expected to result in additional stock-based compensation expense of approximately $23,000.


     Other Income (Expense), Net


     Other income (expense), net increased from $97,000 in the six months ended September 30, 1999 to $496,000 in the six months ended September 30, 2000. This increase is primarily attributable to increased interest earned on higher cash, cash equivalents and short-term investment balances generated from capital raised in preferred stock financings.


FISCAL YEARS ENDED MARCH 31, 1998, 1999 AND 2000

     Revenues

     Total revenues increased from $311,000 in the year ended March 31,1998 to $1.3 million in the year ended March 31, 1999 and to $8.2 million in the year ended March 31, 2000, representing growth of 309% and 549%. Both software license revenues and service, maintenance and other revenues increased after the release of version 3.0 of our ObjectSwitch Server in June 1999, and the subsequent expansion of our suite of available products based on the ObjectSwitch platform. The increase resulted from an increase in the number of customers generating revenues in excess of $100,000 from 4 in the year ended March 31, 1999 to 14 in the year ended March 31, 2000, and an increase in average revenues from these customers from $281,000 to $549,000.

     SOFTWARE LICENSE REVENUES. Our software license revenues increased from $69,000 in the year ended March 31, 1998 to $670,000 in the year ended March 31, 1999 and to $4.6 million in the year ended March 31, 2000, representing growth of 871% and 581%. The increases were attributable to a larger number of customers in the most recent fiscal year and the higher average revenues per customer. Software license revenues as a percent of total revenues were 22.2% in the year ended March 31, 1998, 52.7% in the year ended March 31, 1999 and 55.3% in the year ended March 31, 2000.

     SERVICE, MAINTENANCE AND OTHER REVENUES. Service, maintenance and other revenues increased from $242,000 in the year ended March 31, 1998 to $602,000 in the year ended March 31,1999 and to $3.7 million in the year ended March 31, 2000, representing growth of 149% and 512%. The increases were due to increases in consulting, training and maintenance fees associated with the larger number of customers in the most recent fiscal year and the higher average revenues per customer.

     Cost of Revenues

     Total cost of revenues increased from $236,000 in the year ended March 31, 1998 to $589,000 in the year ended March 31, 1999 and to $3.9 million in the year ended March 31, 2000, representing increases of 150% and 560%. Cost of revenues as a percent of total revenues were 75.9% in the year ended March 31, 1998, 46.3% in the year ended March 31, 1999 and 47.1% in the year ended March 31, 2000. The decline in cost of revenues as a percent of total revenues reflects the improved gross margin associated with a higher mix of software license to service, maintenance and other revenues.

     COST OF SOFTWARE LICENSE REVENUES. Cost of license revenues was $53,000 in the year ended March 31, 1998, $161,000 in the year ended March 31, 1999 and $131,000 in the year ended March 31, 2000. As a percentage of software license revenues, these costs represented 76.8% in the year ended March 31, 1998, 24.0% in the year ended March 31, 1999 and 2.9% in the year ended March 31, 2000. The decreases in cost of software license revenues as a percentage of software license revenues in the year ended March 31, 1999 resulted from the expansion of our revenue base. The further decrease in the year ended March 31, 2000 resulted in part from further revenue growth and in part from the replacement of third-party licensed technology included in the prior versions of our products with our own internally developed technology and a corresponding decline in royalty payments to third parties.

     COST OF SERVICE, MAINTENANCE AND OTHER REVENUES. Cost of service, maintenance and other revenues was $183,000 in the year ended March 31, 1998, $428,000 in the year ended March 31, 1999 and $3.8 million in the year ended March 31, 2000. As a percentage of our service, maintenance and other revenues, these costs were 75.6% in the year ended March 31, 1998, 71.1% in the year ended March 31, 1999 and 101.9% in the year ended March 31, 2000. In the year ended March 31, 2000, total cost of service, maintenance and other revenues as a result of hiring to build our professional services organization in anticipation of increased project volumes and as a result of increased use of third party consultants. We expect that cost of service revenues will continue to increase in absolute dollars as we support a growing base of customers. We anticipate that we will continue to experience minimal or negative gross margins on our service, maintenance and other revenues at least through the end of the year ending March 31, 2001.

     Operating Expenses

     SALES AND MARKETING. Sales and marketing expenses were $3.8 million in the year ended March 31, 1998, $4.8 million in the year ended March 31, 1999 and $12.9 million in the year ended March 31, 2000, representing increases of 25% and 168%. The increases were primarily due to higher compensation expenses and related overhead associated with building our sales force and hiring additional pre-sales engineers and marketing personnel, increased sales commissions associated with increased sales volume, and increased marketing program expenses. Sales and marketing expenses decreased as a percentage of total revenues from 1,231.2% in the year ended March 31, 1998 to 377.5% in the year ended March 31, 1999 and to 155.8% in the year ended March 31, 2000. We expect that sales and marketing expenses will continue to increase in absolute dollars as we expand our domestic and international sales force and increase our marketing efforts.

     RESEARCH AND DEVELOPMENT. Research and development expenses were $3.2 million in the years ended March 31, 1998 and 1999 and increased to $3.9 million in the year ended March 31, 2000, an increase of 23%. This increase was primarily due to an increase in personnel and related overhead costs. Research and development expenses as a percentage of total revenues were 1,036.3% in the year ended March 31, 1998, 250.8% in the year ended March 31, 1999 and 47.8% in the year ended March 31, 2000. We expect that research and development expenses will continue to increase in absolute dollars as we continue to make additional investments in our technology and products.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses were $967,000 in the year ended March 31, 1998, $1.8 million in the year ended March 31, 1999 and $3.2 million in the year ended March 31, 2000, representing increases of 83% and 82%. These increases were primarily due to increases in personnel and related overhead expenses needed to support the growth of our business, an increase in professional service fees, and an increase in bad debt expense as our accounts receivable balances increased. General and administrative expenses decreased as a percentage of total revenues from 310.9% in the year ended March 31, 1998 to 139.5% in the year ended March 31, 1999 and to 39.1% in the year ended March 31, 2000. We expect that our general and administrative expenses will continue to increase in absolute dollars to support our business growth strategy and our status as a public company.

     STOCK-BASED COMPENSATION. During the year ended March 31, 2000, we recorded $4.7 million of deferred stock-based compensation related to employee stock options for the purchase of 2,683,000 shares of common stock. We amortized employee stock-based compensation expense of $1.2 million in the year ended March 31, 2000. Stock-based compensation expense associated with stock options and stock purchase rights granted to consultants in exchange for services was $113,000 in the year ended March 31, 2000.

     Other Income (Expense), Net

     Other income (expense), net consists of interest earned on our cash, cash equivalents and short-term investment balances offset by interest expense incurred for equipment financing and, in the year ended March 31, 1999, interest incurred on bridge loans while awaiting additional equity funding. Foreign currency gains and losses generated by our intercompany balances and foreign offices, and the gain or loss on disposal of fixed assets are also included. Other income (expense), net was $74,000 of income in the year ended March 31, 1998, $469,000 of expense in the year ended March 31, 1999 and $82,000 of income in the year ended March 31, 2000. In the years ended March 31, 1998 and 2000, the income resulted primarily from interest earned on the higher cash and short-term investment balances generated from capital raised in preferred stock financings.

INCOME TAXES

     Since inception, we have incurred net operating losses for U.S. federal and state tax purposes and have not recognized any significant tax provision or benefit. We have incurred insignificant tax expense on our foreign operations. As of March 31, 2000, we had U.S. federal and state net operating loss carryforwards of approximately $31 million and $16 million. If not utilized, our federal net operating loss carryforwards will expire in the years ending March 31, 2012 through 2020, and our state net operating loss carryforwards will expire in the year ending March 31, 2005. Use of our net operating loss carryforwards may be subject to ownership change limitations contained in the Internal Revenue Code and similar state provisions. Because the realization of our deferred tax asset is dependent upon future earnings of which the timing and amount are uncertain, we have established a valuation allowance and no benefit has been recognized for our net operating loss carryforwards and other deferred tax assets. The net valuation allowance increased to $13.9 million at March 31, 2000 from $8.5 million at March 31, 1999.

QUARTERLY RESULTS


     The following table presents unaudited consolidated statement of operations data for each of the six quarters ended September 30, 2000. This information has been prepared on the same basis as the audited consolidated financial statements contained in this prospectus and includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of such information when read in conjunction with our audited consolidated financial statements and related notes. Operating results for any quarter are not necessarily indicative of results for any future period.



                                                                         QUARTER ENDED
                                            ------------------------------------------------------------------------
                                            JUN. 30,     SEPT. 30,    DEC. 31,    MAR. 31,    JUN. 30,     SEPT. 30,
                                              1999         1999         1999        2000        2000         2000
                                            ---------    ---------    --------    --------   -----------   ---------
                                                                         (IN THOUSANDS)
                                                                          (UNAUDITED)
Revenues:
  Software license........................  $     168     $   624     $ 1,776     $ 1,995      $ 1,909      $ 3,726
  Service, maintenance and other..........        183         278       1,130       2,095        3,911        4,162
                                            ---------     -------     -------     -------      -------      -------
    Total revenues........................        351         902       2,906       4,090        5,820        7,888
Cost of revenues:
  Software license........................         52          16          58           5           27           28
  Service, maintenance and other..........        298         295       1,023       2,140        3,819        3,412
                                            ---------     -------     -------     -------      -------      -------
    Total cost of revenues................        350         311       1,081       2,145        3,846        3,440
                                            ---------     -------     -------     -------      -------      -------
    Gross profit..........................          1         591       1,825       1,945        1,974        4,448
Operating expenses:
  Sales and marketing.....................      2,560       2,756       3,200       4,336        5,738        6,080
  Research and development................        773         714       1,033       1,419        1,606        1,694
  General and administrative..............        563         675         872       1,116        1,189        1,453
  Stock-based compensation(1).............        178         203         261         700        1,405        1,571
                                            ---------     -------     -------     -------      -------      -------
    Total operating expenses..............      4,074       4,348       5,366       7,571        9,938       10,798
                                            ---------     -------     -------     -------      -------      -------
    Loss from operations..................     (4,073)     (3,757)     (3,541)     (5,626)      (7,964)      (6,350)
Other income (expense), net...............         45          52         (22)          7          211          285
                                            ---------     -------     -------     -------      -------      -------
    Loss before income taxes..............     (4,028)     (3,705)     (3,563)     (5,619)      (7,753)      (6,065)
Provision for income taxes................         --          --          --         (24)         (53)          --
                                            ---------     -------     -------     -------      -------      -------
    Net loss..............................  $  (4,028)    $(3,705)    $(3,563)    $(5,643)     $(7,806)     $(6,065)
                                            =========     =======     =======     =======      =======      =======

                                                                         QUARTER ENDED
                                            ------------------------------------------------------------------------
                                            JUN. 30,     SEPT. 30,    DEC. 31,    MAR. 31,    JUN. 30,     SEPT. 30,
                                              1999         1999         1999        2000        2000         2000
                                            ---------    ---------    --------    --------   -----------   ---------
                                                                         (IN THOUSANDS)
                                                                          (UNAUDITED)
AS A PERCENTAGE OF REVENUES:
Revenues:
  Software license........................       47.9%       69.2%       61.1%       48.8%        32.8%        47.2%
  Service, maintenance and other..........       52.1        30.8        38.9        51.2         67.2         52.8
                                            ---------     -------     -------     -------      -------      -------
    Total revenues........................      100.0       100.0       100.0       100.0        100.0        100.0
Cost of revenues:
  Software license........................       14.8         1.8         2.0         0.1          0.5          0.4
  Service, maintenance and other..........       84.9        32.7        35.2        52.3         65.6         43.2
                                            ---------     -------     -------     -------      -------      -------
    Total cost of revenues................       99.7        34.5        37.2        52.4         66.1         43.6
                                            ---------     -------     -------     -------      -------      -------
    Gross margin..........................        0.3        65.5        62.8        47.6         33.9         56.4
Operating expenses:
  Sales and marketing.....................      729.3       305.5       110.1       106.0         98.6         77.1
  Research and development................      220.2        79.2        35.5        34.7         27.6         21.5
  General and administrative..............      160.4        74.8        30.0        27.3         20.4         18.4
  Stock-based compensation................       50.7        22.5         9.0        17.1         24.1         19.9
                                            ---------     -------     -------     -------      -------      -------
    Total operating expenses..............    1,160.6       482.0       184.6       185.1        170.7        136.9
                                            ---------     -------     -------     -------      -------      -------
    Loss from operations..................   (1,160.3)     (416.5)     (121.8)     (137.5)      (136.8)       (80.5)
Other income (expense), net...............       12.8         5.8        (0.8)        0.2          3.6          3.6
                                            ---------     -------     -------     -------      -------      -------
    Loss before income taxes..............   (1,147.5)     (410.7)     (122.6)     (137.3)      (133.2)       (76.9)
Provision for income taxes................         --          --          --        (0.6)        (0.9)          --
                                            ---------     -------     -------     -------      -------      -------
    Net loss..............................   (1,147.5)%    (410.7)%    (122.6)%    (137.9)%     (134.1)%      (76.9)%
                                            =========     =======     =======     =======      =======      =======


-------------------------

(1) Our stock-based compensation was comprised of the following:


                                                                                    QUARTER ENDED
                                                          ------------------------------------------------------------------
                                                          JUN. 30,    SEPT. 30,   DEC. 31,   MAR. 31,   JUN. 30,   SEPT. 30,
                                                            1999        1999        1999       2000       2000       2000
                                                          ---------   ---------   --------   --------   --------   ---------
                                                                              (IN THOUSANDS) (UNAUDITED)
Cost of service, maintenance and other revenues.........    $ --        $  3        $  3       $  9      $   33     $   60
Sales and marketing.....................................      56          71         142        361         667        801
Research and development................................      47          47          40         72         292        283
General and administrative..............................      75          82          76        258         413        427
                                                            ----        ----        ----       ----      ------     ------
    Total stock-based compensation......................    $178        $203        $261       $700      $1,405     $1,571
                                                            ====        ====        ====       ====      ======     ======



     Our total revenues for the six quarters ended September 30, 2000 varied significantly from quarter to quarter, because our revenues were generated from a limited number of customers. In addition, software license revenues increased following introduction of version 3.0 of our ObjectSwitch Server in June 1999. In the two quarters ended June 30, 2000, service, maintenance and other revenues increased at a greater rate than license revenues, because our two largest customers utilized a higher amount of consulting services.



     Our cost of revenues as a percent of total revenues for the six quarters ended September 30, 2000 varied significantly from quarter to quarter due to these changes in the mix of software license to service, maintenance and other revenues. In addition, cost of service revenues increased significantly in the three quarters ended June 30, 2000, following the release of version 3.0 of our ObjectSwitch Server and the initiation of related service projects.



     Operating expenses have generally increased over the six quarters ended September 30, 2000, as a result of the general expansion of our business and increases in headcount. Operating expenses increased significantly in the quarters ended December 31, 1999, March 31, 2000, June 30, 2000 and September 30, 2000, reflecting our efforts to create, expand and market our suite of products based on our ObjectSwitch technology.

     Our quarterly results have fluctuated considerably in the past and may continue to fluctuate in the future. We have a limited operating history and are in the early stages of a developing market. Our customer base is still relatively small. Additionally, the factors discussed under "Risk Factors" in this prospectus may significantly influence our quarterly results. You should not rely on quarter-to-quarter comparisons of our results of operations as indicators of future performance. If in some future periods our operating results are below the expectations of public market analysts and investors, the price of our common stock may under-perform or fall.

LIQUIDITY AND CAPITAL RESOURCES


     Since inception, we have funded our operations and our capital expenditures primarily through the sale of equity securities, supplemented by various equipment financing arrangements. Through September 30, 2000, we had raised aggregate proceeds of $64.0 million from private preferred stock financings and $2.0 million from long-term debt and capital lease agreements. As of September 30, 2000, we had $16.0 million in cash and cash equivalents and $12.6 million in working capital.



     Net cash used in operating activities was $7.4 million in the year ended March 31, 1998, $8.3 million in the year ended March 31, 1999, $10.0 million in the year ended March 31, 2000 and $11.6 million in the six months ended September 30, 2000. Net cash used in operating activities in the year ended March 31, 2000 was significantly less than the net loss of $16.9 million due to non-cash charges consisting of depreciation, bad debt and stock-based compensation expenses of $630,000, $419,000 and $1.3 million and increases in accounts payable, accrued liabilities and deferred revenues, which were caused principally by growth in contract volume and the scope of our operations in the year ended March 31, 2000. These differences were partially offset by an increase in accounts receivable, which was caused by growth in contract volume. Net cash used in operating activities in the six months ended September 30, 2000 was less than the net loss of $13.9 million due to non-cash charges consisting of depreciation, bad debt and stock-based compensation expenses of $545,000, $141,000 and $3.0 million and increases in accounts payable, accrued liabilities and deferred revenues which were caused principally by the growth of our operations. The increases in accounts payable, accrued liabilities and deferred revenues were offset by an increase in accounts receivable.



     Net cash used in investing activities was negligible in the year ended March 31, 1998, $399,000 in the year ended March 31, 1999, $2.3 million in the year ended March 31, 2000 and $3.7 million in the six months ended September 30, 2000. Investing activities consisted primarily of capital expenditures for computer equipment and purchases and maturities of marketable securities in both the year ended March 31, 2000 and the six months ended September 30, 2000.



     Net cash provided by financing activities was $6.1 million in the year ended March 31, 1998, $16.4 million in the year ended March 31, 1999, $12.2 million in the year ended March 31, 2000 and $19.9 million in the six months ended September 30, 2000. Financing activities consisted primarily of the proceeds from the issuance of common and preferred stock and were offset, in part, by repayments of long-term debt and capital leases. In March 1999, we raised $16.7 million from the issuance of preferred stock, including $4.2 million in debt and related interest converted into stock as part of the equity financing. We raised $11.8 million from the issuance of preferred stock in February 2000 and an additional $20 million from a further issuance of preferred stock in May 2000.


     We expect to experience significant growth in our operating expenses in the future in order to develop our business. As a result, we anticipate that these operating expenses, as well as capital expenditures, will constitute a material use of our cash resources. We may also utilize cash resources to fund acquisitions of or investments in complementary businesses, technologies or product lines. We believe that the net proceeds from the sale of common stock in this offering, together with the net proceeds from the sale of preferred stock in May 2000 and our existing cash resources, will be sufficient to meet our operational and capital expenditure requirements for at least the next 12 months. After that time, we may need to obtain additional equity or debt financing. We may seek to obtain additional financing sooner, depending on market conditions. In the event additional financing is required, we may not be able to raise it on acceptable terms or at all. In the event that we are unable to obtain additional funding on a timely basis, we may be compelled to significantly curtail our operations, which could harm our competitive position and reputation, or cease operations entirely.

YEAR 2000 MATTERS

     Many computer systems and software products have historically accepted only two-digit entries in the date code field and cannot reliably distinguish dates beginning on January 1, 2000 from dates in 1900. This is referred to as the Year 2000 problem. We have designed our products to be Year 2000 compliant. We define Year 2000 compliance to mean that our systems or products accurately process date data from, in and between the years 1999 and 2000, including leap year effects. We did not experience any significant problems associated with Year 2000 issues either with our products or internal systems, and we are not aware that any of our customers, suppliers or vendors experienced any such problems.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

     We sell our products in North America and internationally. Some of our international sales are denominated in local currencies and others in U.S. dollars. As a result, our financial results could be affected by factors including changes in foreign currency exchange rates or weak economic conditions in foreign markets. To date, our financial results have not been affected significantly by changes in foreign currency exchange rates. However, some of our international sales will continue to be denominated in U.S. dollars, and a strengthening of the dollar could make our products less competitive in foreign markets. Furthermore, we expect that some of our future revenues will continue to be denominated in the currency of the applicable market. As a result, our operating results may fluctuate based upon changes in the value of local currencies in relation to the U.S. dollar. We intend to monitor our exposure to currency fluctuations, and, when appropriate, we may use financial hedging techniques in the future to minimize the effect of these fluctuations. Nonetheless, these techniques may not be effective.

     Our interest income is sensitive to changes in interest rates. We have an investment portfolio of money market funds and fixed income securities. Due to the short-term nature of our investments, we believe we have no material risk of exposure. Our interest expense on capital leases and notes payable secured by computer systems is not sensitive to changes in interest rates because all of these arrangements are based on fixed rates of interest.

     We do not own any equity securities. Therefore, we are not subject to any direct equity price risk.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Financial Instruments and Hedging Activities," which provides a comprehensive and consistent standard for the recognition and measurement of hedging activities and derivatives. In June 1999, the Financial Accounting Standards Board issued SFAS No. 137, which defers the effective date of SFAS

No. 133 to years beginning after June 15, 2000. We do not believe the adoption of SFAS No. 133 will have a material impact on our consolidated financial statements.

     In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," which provides guidance on revenue recognition based on interpretations and practices followed by the SEC. We have followed this guidance in the preparation of our consolidated financial statements.

     In March 2000, the FASB issued Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of APB No. 25. FIN 44 clarifies guidance for certain issues that arose in the application of APB No. 25. FIN 44 applies to all new awards, modifications to outstanding awards and changes in employee status on or after July 1, 2000. We do not anticipate that FIN 44 will have a material impact on our consolidated financial position or results of operations.

                                    BUSINESS

OVERVIEW


     We provide a new class of infrastructure software for the development and delivery of business and consumer services that are made possible by the convergence of telecommunications networks, internal enterprise networks and the Internet. Our ObjectSwitch platform is designed to provide the enhanced speed, reliability and integration that businesses need to develop and deliver these advanced eBusiness services that can support up to millions of users and thousands of concurrent transactions. For optimal performance, our platform aggregates the application logic, application data and transactional instructions in real memory. By placing these basic elements of the service in close proximity to each other, our ObjectSwitch technology allows services to operate at high speeds and enables many different applications and services to share and access data simultaneously in real time.


     Our technology makes it possible for our applications to recover immediately from a system failure and restore transactions that were in process at the time of failure. Services remain online even when developers need to modify them to add enhanced features or new business logic. Our ObjectSwitch product suite can easily integrate with a wide variety of commercial software, network equipment, high-speed network protocols and access devices. Our products enable our customers to focus on designing optimal business processes for new services rather than devoting time and resources to overcoming technical implementation constraints.


     We license our products and sell professional services primarily through our direct sales organization, complemented by third-party systems integrators and value-added resellers. We have initially targeted our marketing efforts at the telecommunications and financial services industries and have licensed our software to more than thirty customers, including Aerie Networks, Alcatel, Ameris (formerly France Caraibe Mobiles), E*Trade Securities, Energis N.V., France Telecom Mobile Liban, Gabriel Communications, Lucent Technologies, New Edge Networks and Noos (formerly Lyonnaise Cable).


INDUSTRY BACKGROUND


Network Convergence and Advanced eBusiness Services



     With the growth of the Internet and the rapid evolution and expansion of broadband and digital wireless networks, three formerly independent technology environments have begun to converge: telecommunications networks, internal enterprise networks and the Internet. As a result, businesses now have significant opportunities to provide a new breed of services that take advantage of this convergence. These new services allow businesses to pursue new market opportunities, respond more quickly to customer requirements and gain revenues from unique service offerings. This new breed of advanced eBusiness services includes new online services that enable consumers to obtain information and execute transactions through many types of electronic devices; more efficient methods for managing and exploiting information about products, customers and operations; and new electronic means for businesses to exchange information, work together, and buy and sell products and services.



     Representative of today's advanced eBusiness services are:



     - High bandwidth wireless services, which are continuously available to deliver rich multimedia content and personalized services via wireless devices to users anywhere in the world 24 hours each day.


     - eHubs, real-time exchanges, and Internet-based business environments, which enable businesses and their customers, partners, suppliers and employees to collaborate and

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

       conduct e-commerce transactions in real time, improve operating efficiency and streamline product supply chains.

     - Online trading systems and financial services, which allow users to execute secure and reliable trading transactions from any Internet-enabled device, and provide real-time price quotes and rich multimedia financial information.


     To date, the growth of advanced eBusiness services has been limited by significant technical barriers. The technologies underlying telecommunications networks, traditional enterprise networks and the Internet have generally evolved independently and were designed to serve different functions. For example, telecommunication networks were designed primarily for voice transmission, not for delivery of rich multimedia applications and other data-oriented services to wireless phones and other Internet-enabled mobile devices. Similarly, most traditional enterprise networks were designed prior to the widespread adoption of the Internet and are unable to effectively employ the Internet's flexible capabilities to connect businesses with customers, partners, suppliers and employees on demand. Internet-based applications for businesses were designed predominantly as stand-alone marketing or communications vehicles, and not to reliably support large-scale, real-time transactional applications.



     If a business wishes to integrate multiple network environments to deliver advanced eBusiness services, it typically faces a complex and time-consuming engineering effort. Businesses are often forced to alter or limit their new services and the way they operate because of the technical constraints they encounter in working across disparate technology environments. As a result, new services may be less useful and competitive in the market. We believe the most serious limitation to the proliferation of advanced eBusiness services is the operational speed of the new services. Advanced eBusiness services that are too slow significantly limit customer acceptance and revenue growth. Not only must the new services be very fast, they must also be capable of expanding to support large numbers of users in order to generate the revenue required to recover the investments made in their development and delivery.



Infrastructure Requirements for Delivering Advanced eBusiness Services


     Business and communication service providers are making substantial investments in new classes of infrastructure software including large-scale Internet content caching software and real-time commerce server software. According to IDC, businesses spent over $13 billion on Internet infrastructure software in 1999, and spending is expected to increase to over $36 billion in 2003.


     We believe that successful development and delivery of advanced eBusiness services also requires a unified network platform that:


     - Overcomes the technical challenges posed by the existing disparate technology environments; and

     - Offers an effective and efficient application development process.


     OVERCOMING TECHNICAL CHALLENGES. In order to develop and deliver advanced eBusiness services, businesses need a comprehensive, reliable, high-speed software platform. An effective software platform for advanced eBusiness services must offer:



     - High-Speed Delivery. Infrastructure solutions for advanced eBusiness services need to support large numbers of users, each of whom can enjoy fast response to service requests. The software infrastructure must process, in parallel, thousands of complex transactions per second and even larger bursts of user traffic, while minimizing transaction response time.


     - Constant Availability. As advanced eBusiness services become critical to businesses and essential to consumers, they must be as reliable as the traditional telephone network. Infrastructure solutions for advanced eBusiness services must recognize when parts of the overall system fail, and be able to redirect transactions from failed to working system components, restore transactions and data to the state they were in before the failure occurred and complete the transactions.



     - Effective Integration and Mediation. Infrastructure solutions for advanced eBusiness services must integrate existing technologies, such as mainframe, billing, database and other systems, utilize the valuable information residing in these existing systems, and interface with new network software, hardware and protocols. In addition, these solutions must be able to mediate data and transactions between slower software-based systems and extremely high-speed network hardware, such as switches and routers, in order to optimize overall system efficiency.



     ENABLING AN EFFECTIVE DEVELOPMENT PROCESS. To successfully deliver advanced eBusiness services, businesses need an environment that allows them the freedom and flexibility to design and deploy applications that conform to their commercial requirements without devoting excessive time and resources to overcoming technical implementation constraints. The design environment must reduce the time required to develop applications and integrate with existing software systems. In addition, today's advanced eBusiness services compete with other services in a rapidly changing market, with a constant demand for new features. A successful infrastructure platform must support constant service changes and enhancements, without requiring interruption of existing services.


Limitations of Existing Infrastructure Technologies

     Several infrastructure technologies have been developed to address some of the challenges faced by businesses in deploying applications and services in specific network environments. Some of these current technologies are:

     - Enterprise application integration, or EAI, tools, which are software products designed to connect specific versions of enterprise software applications;

     - Process automation software tools, which are designed for business process and workflow automation;

     - Applications servers, which are software systems designed to add e-commerce or other Internet functionality to specific operating environments; and

     - Middleware and other proprietary software solutions, which are designed to transport data or support traditional enterprise transactions.


     None of these current technologies was designed to provide a comprehensive software infrastructure solution for developing and delivering advanced eBusiness services. The various existing technologies generally only optimize speed, availability or interoperability of networked systems, at the expense of the other criteria. As a result, businesses seeking to launch applications and services in a convergent network environment often have been forced to devote substantial time and resources to custom programming and integration efforts to meet their individual needs. This limits their ability to rapidly deliver new services and enhance their systems to match the evolution of their business.

     In large measure, these limitations are the result of an historical need to conserve the amount of computer memory and processing power required to run an application. Computer memory chips and high-performance processors have historically been costly, forcing developers of prior infrastructure technologies to focus on crafting limited integration solutions with modest memory and processing power requirements. Until very recently, it has been very difficult to implement the needed infrastructure for advanced eBusiness services.


     Rapid advances in computer processor technology and a substantial increase in worldwide memory chip manufacturing capacity have now greatly reduced the cost of processor and memory components, while continuously increasing performance. It is now possible to provide a unified platform with large numbers of parallel processing units and expansive memory banks that can support large transaction volumes at high speeds, deliver services with constant availability, enable a broad variety of hardware, networks, applications and devices to communicate and operate together effectively, and allow businesses to rapidly deliver new services.

OUR SOLUTION


     We provide a new class of infrastructure software for the development and delivery of advanced eBusiness services that are made possible by the convergence of telecommunication networks, traditional enterprise networks and the Internet. Working with our customers, we install our software within their networks and use it as a foundation to develop new applications and services that they will offer to their customers and to mediate among their existing systems and software applications. Our product suite includes server software, integration components, adapters for third-party applications and network equipment and pre-built software frameworks. Our customers use standard industry modeling tools to create the application logic and data models underlying the services that they wish to provide. Our product suite also includes a set of design tools that integrate the application logic created by our customers with supporting applications and equipment. The design tools then automatically create a complete service application that runs on our ObjectSwitch platform.



     For optimal performance the ObjectSwitch product suite aggregates in real memory the logic, consumer or business data and transactional instructions that are needed to deliver advanced eBusiness services. This improves performance by reducing data copying and movement around the network and eliminates time consuming aggregation and mediation programming. Our products also can easily integrate with a wide variety of commercial software applications, network equipment, high-speed network protocols and access devices. We enable businesses to focus on designing optimal business processes for new services rather than devoting time and resources to overcoming technical implementation constraints.



     We believe our solution provides the following benefits to businesses seeking to introduce new eBusiness services:



     SPEED AND SCALABILITY. Our architecture is designed to process thousands of parallel transactions per second on a single server, absorb large bursts of traffic during peak demand times and support millions of end-users. Our technology accelerates the performance of a customer's internal and external network systems by aggregating in real memory the application logic, application data and transactional instructions used by advanced eBusiness services. By placing these elements in close proximity to each other, our ObjectSwitch platform allows them to be quickly accessed by many services at the same time. In addition, as a customer's transaction volumes increase, our platform can be expanded in parallel across multiple integrated computer processors within a single computer server, as well as across multiple servers.

     CONSTANT AVAILABILITY. Our ObjectSwitch technology is designed to allow applications to continue operating in the event of machine, network or third-party application failures. Our solution makes it possible for an application or device to recover immediately from a system failure and restore transactions that were in process at the time of the failure. Our ObjectSwitch platform allows systems to continue to operate while they are being modified, so that new functionality can be added, or existing functions can be changed or enhanced, without any interruption of service.

     EFFECTIVE INTEGRATION AND MEDIATION. Our products bridge the gaps between slow business processes, relatively high-speed internal network systems and ultra-high speed telecommunications systems. This is accomplished by providing interfaces that integrate diverse systems and then mediate between different system components to optimize overall system performance. Mediation coordinates the operation of various system components to ensure that they can operate in parallel and exchange data in concert, while avoiding performance bottlenecks. Our automated mediation and integration features allow customers to design applications which best suit their needs and those of their customers and partners, without devoting excessive time or resources to address the details of how to deploy the applications in their existing network environment.


     RAPID DEVELOPMENT AND DEPLOYMENT. In order to make it easier for our customers to rapidly develop advanced eBusiness services, our platform allows users to employ standard graphical development tools to design an application's functions, logic, processes and mediation features. Our technology then automatically generates the entire computer code required for the application. We have also developed a suite of generic frameworks that our customers can use as a basis for applications such as mediating between billing services, and industry-specific frameworks that can be used to deliver solutions such as mobile telephone subscriber and service provisioning. By employing these frameworks as a starting point, businesses can more rapidly design applications that meet their needs. Once the development phase is completed, our ObjectSwitch platform allows new applications and services to be deployed while systems remain online and fully operational. We believe that ObjectSwitch enables the development and delivery of advanced eBusiness services that are compelling and useful.


OUR STRATEGY


     Our goal is to establish Kabira as the leading provider of infrastructure platforms for delivering advanced eBusiness services. To achieve this goal, we are pursuing the following principal strategies:



     FOCUS RELENTLESSLY ON SUCCESSFUL IMPLEMENTATIONS TO PROMOTE WIDESPREAD ADOPTION OF OUR PRODUCTS. We work closely with our customers to thoroughly assess their needs and ensure successful deployment of our products, with the goal of attaining complete customer satisfaction. We intend to capitalize on the success of our initial deployments to encourage existing customers to broadly adopt our solutions to deliver additional services. In addition, we believe that by ensuring the success of initial deployments, we will establish a broad base of referenceable customers. We also believe that our focus on quick, successful implementations may cause our customers to encourage their own partners and customers to adopt our solutions to deliver advanced eBusiness services.


     TARGET MARKET LEADERS IN SELECTED GEOGRAPHIC AND VERTICAL MARKETS. We target market leaders throughout the world in selected geographic markets and industry sectors. We believe that market leaders can drive the adoption of new technology throughout their sectors, often resulting in a de facto standard for their markets. For example, we intend to capitalize on the deployment of our solutions with prominent telecommunications services providers to drive adoption of our technology throughout the international telecommunications sector. We have licensed our products to customers in eleven countries to date. We have expanded our initial focus on the telecommunications services providers to target the worldwide financial services sector.

     DEVELOP EFFECTIVE MARKET-FOCUSED SOLUTIONS. We believe that a key to our success has been our focus on working with customers to more effectively assess and understand their needs, and collaborating with them to develop systems enhancements and application frameworks that specifically address their requirements and those of other businesses in their market sector. We plan to continue to partner with customers to develop application frameworks that can be provided to other customers with similar requirements. This strategy provides us with additional revenue opportunities while reducing our internal development costs. We develop application frameworks using the same application design tools that we provide to customers. In addition, we intend to license our technology to independent software developers and original equipment manufacturers to allow them to develop and market additional applications and application frameworks, which further drive the adoption of our core technology and increase the library of applications available to new customers.


     ENHANCE OUR CORE TECHNOLOGY AND PRODUCTS. We have developed a comprehensive software infrastructure for the development and delivery of advanced eBusiness services. We plan to continue to enhance and extend the functionality of our ObjectSwitch platform and related technologies. For instance, we are currently developing a broader range of application development tools and an enhanced development interface. We will continue to advance our ObjectSwitch technology as an open technology platform by constantly expanding support for emerging industry standards and protocols and adding enhanced features which capitalize on advances in computer and network hardware technologies. We proactively participate in standard-setting organizations such as the Object Management Group in order to help advance industry standards for relevant network and communications technologies.



     EXPAND OUR PROFESSIONAL SERVICES CAPABILITIES. We intend to continue to build a comprehensive global professional services organization, and expand our relationships with third-party systems integrators and value-added resellers, to help customers build and deploy solutions based on our technology. We provide our customers with a complete range of services, including consulting, training, implementation and customer support. Our continuing interaction with customers through our professional services organization is also important because it allows us to maintain and expand customer relationships and better understand our customers' evolving needs. We intend to supplement our professional services organization by entering into additional alliances with leading consulting organizations, systems integrators and resellers, which will involve extensive training programs for consulting staff and close interaction with us throughout the sales, implementation and support cycle. To date, we have entered into agreements with organizations including Andersen Consulting, Cap Gemini, KPMG, Lucent Technologies and Perot Systems.

CUSTOMERS AND CASE STUDIES


     Through September 30, 2000, over thirty customers in eighteen countries had licensed our ObjectSwitch platform. The following end-user customers have purchased $100,000 or more of licenses and related services from us or from one of our resellers through that date:



Aerie Networks                             M2 Networx
Alcatel (France)                           Meteor Mobile Communications
Ameris (formerly France Caraibe Mobiles)   (Ireland)
  (French West Indies)                     Netstream
DMW Worldwide                              New Edge Networks
DSL Networks                               New South Communications
Energis (The Netherlands)                  Noos (formerly Lyonnaise
E-Plus Mobilfunk (Germany)                 Cable) (France)
E*Trade Securities                         Nuevatel (Bolivia)
France Telecom                             One.Tel Networks (Australia)
France Telecom Mobile La Reunion           Petra Jordanian Mobile
  (France)                                 Telecom (Jordan)
France Telecom Mobile Liban (Lebanon)      Steria (France)
Gabriel Communications                     STET-Hellas Telecommunications   (Greece)
Gateway Telephone (Canada)                 TAL (Iceland)
Globtel GSM (Slovak Republic)              Telia (Sweden)
Irish Multichannel                         Transmisiones y Proyecciones
Itissalat Al Maghrib (Morrocco)            (Dominican Republic)
IUSACELL (Mexico)



     We have derived our revenues from sales to a relatively small number of large customers. In the year ended March 31, 2000, revenues from E*Trade Securities, New Edge Networks and Lucent Technologies accounted for 20%, 14% and 11% of our total revenues. During the six months ended September 30, 2000, revenues from Lucent Technologies, New Edge Networks, and E*Trade Securities accounted for 30%, 13% and 13% of total revenues. We expect that revenues from a limited number of customers will continue to account for a large percentage of total revenues.


     We work with our customers to install our ObjectSwitch software, placing it within their existing networks to support these new services. With our assistance, our customers create new services by first identifying their key business goals and then designing the necessary data models and application service logic and deploying the service.


     The following case studies illustrate how our customers have used our ObjectSwitch platform to deliver advanced eBusiness services:


     AMERIS (FORMERLY FRANCE CARAIBE MOBILES)

     Ameris, a wholly owned subsidiary of France Telecom, is a provider of digital GSM mobile telephone and mobile Internet services in the Caribbean and South America. The coverage area includes Guadeloupe, Martinique,
Saint-Barthelemy, Saint-Martin and French Guyana.

     Business Opportunity: Ameris' growth plans require continuous innovation and deployment of new services within their digital network. Ameris desired to gain comprehensive oversight of their network infrastructure interfaces, and be able to introduce new services without system downtime. For example, Ameris wished to provide a new GSM mobile phone service, which would be purchasable from vendors at multiple locations and would allow for instant service by plugging a smart chip (SIM card) into the customer's GSM phone.

     The challenge at Ameris was to build a new flexible infrastructure for services and integrate existing systems into a single "customer view" with real-time database and network updates for all software and network elements.

     Customer Solution: With our participation, it was possible to cost-effectively and rapidly implement the logical connections and integrate the systems needed for Ameris' new prepaid service. By deploying Kabira's ObjectSwitch infrastructure software, Ameris was able to integrate the required systems and then fully deploy a working pre-paid subscriber system within two months.

     The resulting service integrated billing systems, customer data, provisioning logic and several high-speed network elements into a single seamless service.

     Because our platform is capable of integrating existing and new systems into a single service application, there was no need to change most of Ameris system components or software in order to create the new service. The end result for Ameris is the increased ability to implement new services and products that in the future are expected to include Wireless Access Protocol, or WAP, mobile Internet service, Global Packet Radio Service, and 3G wireless-networks.

ENERGIS




     Energis, a wholly owned subsidiary of the European telecommunications operator Energis plc, provides voice, data and Internet solutions to Internet service providers, corporate accounts and telecommunications carriers in the Netherlands.


     Business opportunity: Energis required a network software infrastructure that would allow it to rapidly deploy and provision new services, and expand and maintain its network. Energis was encountering persistent delays in implementing new technologies to support its growing customer base and in providing new services to its customers. For instance, a new network element could only be used with Energis's existing infrastructure after acceptance test and invoicing by its existing middleware vendor.

     Customer solution: We worked with Energis to develop two mission-critical mediation applications based on our ObjectSwitch technology:

     - Hades, an automatic flow-through provisioning system that allows customer care representatives to automatically provision new services for customers, update billing systems as required and reconfigure all necessary network elements to provide the new services.

     - Hermes, a call detail record collection and processing system that automatically retrieves billing information from the network elements, translates it into an internal unified format, and applies a set of functions, such as consistency checks, filtering and local number portability translation, before dispatching this data to various subsystems. According to Energis, the system is processing 50 million call detail records per month.

Energis can now implement new services and deploy new network elements in days, rather than months. In addition, Energis has gained direct control over its network architecture and technology growth strategy, rather than depending on product roadmaps and pricing policies of its suppliers.


E*TRADE SECURITIES



     E*Trade Securities is a major provider of online investment services, offering businesses and individual investors access to securities trading and portfolio management services over the Internet.

     Business Opportunity. Since its inception, E*Trade has experienced rapid growth in its customer base, and has moved aggressively to offer a diverse range of financial services to its customers. E*Trade's growth, combined with its desire to rapidly develop and deploy new customer services, was placing significant strain on its ability to expand and maintain the various networked systems and applications used to provide different customer services. In addition, because E*Trade's existing applications were each designed to support a single user service, applications often lacked the ability to share data and security features, requiring users to input information or log on multiple times during a single online session. E*Trade was searching for a solution which would allow it to support rapidly growing transaction volumes, deploy innovative integrated services, and improve the overall user experience.



     Customer Solution. E*Trade concluded early in its evaluation process that the optimal solution for its needs was to deploy a single integrated application infrastructure with centralized data and security features that can be shared across its diverse applications. E*Trade chose to work with Kabira because it believed that Kabira's real memory technology provided the integrated, high performance infrastructure that it required, while also offering capabilities needed to rapidly design and deploy new customer services. E*Trade and Kabira engineers worked together to create a system capable of centralizing in real memory the data, logic and instructions required to support the multiple applications within a single online user session. E*Trade's Objectswitch-based solution provides a global session manager which handles the data shares by multiple applications, multiple local session managers for individual applications, centralized customer log-in and security features, fault-tolerance in the case of system failures, and the ability to easily integrate new and existing applications and deliver services at high speeds. Our solution enabled E*Trade to double the number of simultaneous user sessions its systems can support. Development of the new E*Trade system progressed from proof of concept to design, deployment and final testing in fourteen weeks.


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PRODUCTS


     Our ObjectSwitch product suite is designed to simplify the rapid development of advanced eBusiness services, and to allow these services to operate in a high-performance, reliable, scalable environment. Our products are used by customers to automate their business processes, to integrate and mediate among their existing systems and software applications and a wide variety of Internet applications, network equipment and high-speed network protocols, and to develop new applications and services. The following diagram illustrates the components of our ObjectSwitch product suite:


                            [DESIGN CENTER GRAPHIC]
     [This is a diagram, which represents our ObjectSwitch product family.

     The diagram consists of a series of imbedded ellipses. The ellipse at the center contains the words "ObjectSwitch Server". Surrounding the center ellipse is a larger ellipse subdivided into four segments, which are labeled "Process Automation", "Data Automation", "Package Mediation" and "Network Mediation". The outermost ellipse is labeled "Design Center".]


     Typically, our customers use our products to develop and deploy advanced eBusiness services in a four-step process. First, they use our products to build the data models required to create new services and to connect their existing network equipment and business applications. Second, our customers use our products to add the core business rules or application logic that allow their newly connected systems to operate as a single, integrated unit. Third, our products allow our customers to continuously add new features and enhancements without disrupting their existing services. Fourth, our customers use our software platform to deliver these enhanced services to large numbers of end-users on a 24-hour basis.


     Our customers use our ObjectSwitch Server in all stages of this four-step process. They initially use our Design Center to develop their basic services and later to enhance and add new features to these services. Our customers use our Package Mediation and Network Mediation Modules to integrate their existing equipment and applications and when they add new components to their network. High-level service logic, which is the collection of business rules that define the features visible to end users, is managed in our Process Automation Module, and the network-speed logic is managed in the Data Automation Module.


     OBJECTSWITCH SERVER. Our ObjectSwitch Server is the centerpiece of the Kabira product family. Our ObjectSwitch Server is a high performance unified real memory platform that accelerates the performance of advanced eBusiness services by collecting data and events in


                                       48

real memory, where they can be quickly accessed by multiple services at the same time. Our ObjectSwitch Server architecture allows applications operating across diverse networks to work in concert. It provides a fully connected and distributed architecture that can be deployed across multiple integrated computer processors within a single computer server, as well as across multiple servers. For optimal performance, our ObjectSwitch server aggregates in real memory application logic, application data and transactional instructions. By placing these basic elements of a customer's service in close proximity to each other, our ObjectSwitch Server improves performance and enables many different services to share and access data simultaneously and in real time.


     OBJECTSWITCH MODULES. To enable rapid deployment of advanced eBusiness services, we offer two Mediation and two Automation modules that operate in conjunction with our ObjectSwitch Server. Each of these modules consists of configurable elements that a customer can use to support key functions of their eBusiness services. These modules include:


     - Package Mediation Module, which enables services to connect our ObjectSwitch Server to a range of third-party software applications and databases and mediate among various software systems. Our Package Mediation Module provides services with an integrated view of all system data and components through a graphical interface.

     - Network Mediation Module, which allows our ObjectSwitch Server to mediate among a wide variety of computer hardware, high-speed network elements, routers, switches and other Internet and telecommunications equipment. The Network Mediation Module is designed to connect high-speed telecommunications network elements, such as mobile and broadband telecommunications switches and securities data network routers, and supports high data rates in a highly reliable environment. Much like the Package Mediation Module, the Network Mediation Module offers services an integrated graphical view of all network data and elements.


     - Process Automation Module, which provides a customizable framework for defining, managing and automating a customer's business processes and logic in an open graphical modeling environment. The Process Automation Module also enables the customer to match the operation of a new service to the customer's existing internal organization and business models, and reconfigure the rules and logic of the service in real time to allow for dynamic business process and workflow changes. The Process Automation Module is targeted for commercial release in the first quarter of calendar 2001.


     - Data Automation Module, which provides a customizable framework for managing, manipulating and transforming high-speed data from multiple sources. The Data Automation Module also employs a graphical model to allow customers to develop new high-speed data application features or enhance existing services in real time.

     All modules interact with our ObjectSwitch Server, which acts as the central host environment and provides a common set of services used by each of the modules.


     DESIGN CENTER. Our ObjectSwitch product suite also includes the Design Center, a design environment for advanced eBusiness services that enables customers to create custom business logic, extend and customize the standard application frameworks that we provide and develop or alter service features. The Design Center allows customers to use standard tools to develop services using high-level business logic instead of labor-intensive hand coding. Once the application design is completed, it is automatically translated into fully executable software code to be deployed on our ObjectSwitch platform.



     UTILITY PRODUCTS. We also offer a range of administration utilities for use with advanced eBusiness services operating on our ObjectSwitch Server. These utilities assist in tasks such as configuring, deploying, automatically restarting and upgrading an application, as well as in performance enhancement and tuning.

TECHNOLOGY


     All components of our product suite are based on a common ObjectSwitch architecture. Our ObjectSwitch architecture was designed to be able to capitalize on advances in computer technology that have steadily driven down the cost of computer processors and memory, while continuously increasing performance. Our architecture uses shared real memory to store data and events, which dramatically increases the speed of transaction processing. Our architecture also utilizes multiple central processing units in parallel across multiple integrated computer processors within a single computer server, as well as across multiple servers, to deliver a high-performance, high-reliability platform for advanced eBusiness services capable of supporting increasing transaction volumes. Furthermore, our common architecture provides a reusable infrastructure that allows customers to use common application designs and components for multiple services deployed on their networks.


     HIGH PERFORMANCE WITH SHARED MEMORY. Services running on our ObjectSwitch platform utilize shared computer real memory. Shared real memory is used because it allows data to be shared by different programs within a service at the highest possible speed, in contrast with disk speeds and network speeds which are significantly slower than memory speeds. All access to this real memory takes place within a computational transaction, to ensure that it remains consistent and recoverable. Within this shared real memory reside:

     - Data. All of the data used or generated by a service can be shared among all of the various programs requiring this data. This includes data extracted from existing databases and data generated by the service, as well as indices that organize the data and definitions of relationships among various data elements.

     - Events. The real memory captures a queue of events waiting to be processed. These events can originate from other servers, or between parts of the service within a single server. The queues can grow and shrink in order to absorb bursts of events which system components might otherwise not be able to absorb. The types of events accepted can grow over time, as new functionality is added to a service.


     HIGH AVAILABILITY WITH ENGINES. All of the logic of advanced eBusiness services based on our ObjectSwitch platform resides in programs which we call "engines." Each engine contains logic only, not data. Engines "attach" to the shared memory, so that data and events may flow from engine to engine at memory speeds. Engines support both synchronous and asynchronous transactional events. Asynchronous transactional events allow engines to support the continuation of service even when parts of the system are down. Each engine contains the following infrastructure:


     - Kernel level threads, which allow application logic to automatically run in parallel, for maximum usage of multiple CPU's on a single server.

     - Independent transaction capability, which guarantees the consistency of data and events by allowing the engine to operate independently of the underlying database or transaction service. The consistency mechanisms employ such devices as read-locks, write-locks, lock promotion, deadlock detection and logging.

     - Recovery capabilities, which enable engines, in the event they are abruptly stopped, to restart at exactly the same place in the logic of the application, without losing data or the "state" of the application.

     - Run-time modifiability, which allows new applications and services to be deployed on our ObjectSwitch Server, and existing functionality to be changed or enhanced, while systems remain online and fully operational.

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

     MEDIATION WITH ADVANCED ADAPTERS AND EVENT QUEUES. We have developed an advanced adapter architecture that allows interfaces for protocols and technologies to be built quickly, makes these adapters easily reusable, and allows systems with many adapters to scale with ease. Features of our adapter architecture include:

     - Peer-to-peer interfacing. Adapters are all plugged into shared memory as peers, meaning the adapters can share memory resources on an equal basis. They employ a communications procedure similar to traditional "publish and subscribe" systems, but in a highly optimized manner.

     - Self-describing shared memory event queues. This mechanism allows the central shared memory to "learn" about adapters for new protocols and technologies that are added to older systems, without having to modify or restart the system.

     RAPID APPLICATION DEVELOPMENT. Our ObjectSwitch architecture employs business-level description of services running on our ObjectSwitch platform using standard development tools. Furthermore, it separates the business logic of an application from the technology required to operate the application, which accelerates the development and modification of applications using our Design Center. Technologies employed by our Design Center to facilitate service development include:

     - Support for open protocols and standard tools. Our Design Center accepts service descriptions in Unified Modeling Language, or UML, a graphically based open standard from our Object Management Group, an industry standard consortium. We support multiple UML graphical tools, notably Rational Rose and Objecteering. Alternatively, the Design Center will accept service descriptions in textual format, such as the Interface Definition Language, eXtensible Markup Language, or XML, and Java interfaces.

     - User-controlled service mapping. Our Design Center allows the user to control how a service is mapped to a target technology, such as the hardware, protocols or databases employed by the customer. Once the service is mapped, our Design Center will automatically build an engine for the technology of choice. For example, a developer's model can be immediately turned into a server for such technologies as Common Object Request Broker Architecture, or CORBA, or Enterprise Java Beans.

     - Automated application translation. Once a new service is designed and mapped to the underlying technologies, the Design Center translates the service design into optimized, running, executable ObjectSwitch Server engines. The combination of translation plus separation of business logic from underlying technologies provides "early-binding" speed with "late-binding" flexibility.

DEVELOPMENT

     We believe that introduction of new and enhanced products will be a key factor for our future success. We have devoted and expect to continue to devote significant resources to developing new and enhanced products, including new releases of our ObjectSwitch Server and our related technologies. Our product development strategy is based on the following principles:

     - Collaboration with customers. Our engineering staff works closely with customers to effectively assess and understand their needs, and collaborates with them to develop systems enhancements and application frameworks that specifically address their requirements and those of other businesses in their market sector. This strategy provides us with additional revenue opportunities while reducing our internal development costs.

     - Reusable infrastructure. Because we build all our products on our ObjectSwitch architecture, we and our customers are able to reuse designs and components for multiple products and services, reducing development time and expense while enhancing consistency and robustness.

     - Structured engineering process. We utilize a structured development process for all engineering efforts, which includes technology and architectural roadmaps; product planning; technical and marketing review; functional specification definition; implementation; unit/regression testing, performed by the engineers who built the software; and system testing, performed by our quality assurance group.

     - Development methodology. We have built a collaborative development environment that can support rapid growth of our research and development organization. Our methodology includes building systems for automatic nightly regression testing of all code; multi-platform codeline management capable of geographically distributed development; and Intranet-based scheduling, project tracking, documentation and problem tracking.


     As of September 30, 2000, our engineering organization consisted of 36 employees. Our research and development expenses were $3.2 million in the year ended March 31, 1999, $3.9 million in the year ended March 31, 2000 and $3.3 million for the six months ended September 30, 2000. We expect that research and development expenses will increase as we hire additional research and development personnel to develop our products and services.


SALES AND MARKETING


     We license our products and sell professional services primarily through our direct sales organization, complemented by sales and support efforts of third-party systems integrators and value-added resellers. As of September 30, 2000, our sales organization consisted of 65 sales professionals and systems engineers located in six domestic sales offices and four international offices. We have sales offices in the greater metropolitan areas of Atlanta, Chicago, Dallas, Frankfurt, London, Paris, New York City, St. Louis, San Francisco and Stockholm. Our systems engineers complement our direct sales professionals by providing pre- and post-sales support to potential customers. We plan to significantly expand the size of our direct sales organization and to establish additional sales offices domestically and internationally.


     Our sales process requires that we work closely with customers to identify short-term technical needs and long-term goals. Our sales team, which includes both sales and technical professionals, then works with the customer to develop a proposal to address these needs. Our proposal identifies all components and resources required for the project, and it may include an initial proof-of-concept phase. Once the customer has accepted our proposal, we create a detailed project plan in cooperation with the customer and then begin designing and implementing the new service.

     We focus our marketing efforts on the following:

     - Creating awareness of our products and technology, both in targeted industry sectors and in the overall information technology market;

     - Generating new sales opportunities and leads for our sales organization; and

     - Educating potential customers via printed materials, seminars, telephone calls and the Web.

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

     We conduct a variety of marketing programs, including advertising, analyst updates, co-marketing with strategic partners, direct mail campaigns, industry analyst programs, press relations, trade shows, telemarketing, seminars, speaking engagements and Web marketing.

CUSTOMER SERVICE AND SUPPORT


     We offer a comprehensive range of services and support to our customers, enabling them to deploy our products to address their business needs and strategies. Customers may choose to do their own development and deployment, and utilize only our educational and support services. For customers in need of more assistance, we can provide referrals to a third-party systems integrator or perform development services through our professional services organization. We had 64 service and support employees as of September 30, 2000, organized into a professional services group, a customer support group and an education services group.


     Our professional services organization has a well-defined process for managing and deploying solutions that optimize our customers' success. All customers and Kabira-qualified systems integrators are trained in this process. In addition, this organization is staffed by engineers with specific domain expertise relevant to our market focus.

     The customer support group is staffed by experienced technical support engineers to ensure the highest quality of technical support. Automated problem reporting, tracking and escalation procedures ensure responsive and predictable service. We offer guaranteed levels of support 7 days a week, 24 hours a day by telephone and the Internet.

     The educational services group teaches our customers and third-party systems integrators how to use our products successfully. We make educational materials available in both self-directed and instructor-based formats. We use our customer Internet site to provide a wide range of up-to-date information.

INDUSTRY RELATIONSHIPS

     We have established relationships with third-party systems integrators, technology partners and value-added resellers in order to extend our sales and support capabilities beyond our direct sales and services organizations.


     SYSTEMS INTEGRATORS. We have established relationships with third-party systems integrators including Andersen Consulting, Business Edge Solutions, Cap Gemini, DMR, France Telecom, Intresys, KPMG, Lucent Technologies, Module1, Perot Systems, Steria and Western Pacific Technologies. These relationships allow us to:


     - Extend our sales coverage to reach the large number of customers conducting business with these systems integrators;

     - Offer comprehensive solutions that capitalize on our systems integrators' resources and domain expertise;

     - Create additional business process frameworks employing systems integrators' expertise in industry-specific business requirements; and

     - Ensure local long-term customer support after the initial project work is completed.


     TECHNOLOGY PARTNERS. Our technology partners include providers of application software, database software, network equipment and other hardware products. We have relationships with companies including Daleen Technologies, Informix, IONA Technologies, MetaSolv, Merant, NightFire Software, Oracle, Portal Software, Quintessant, Rational Software, Sun Microsystems, Sybase, Syndesis and TIBCO Software.

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

     VALUE-ADDED RESELLERS. We provide products through value-added resellers. Value-added resellers provide pre-built solutions to customers that normally require less customization than the general project work performed by systems integrators. Value-added resellers primarily specialize in providing solutions for particular industries such as telecommunications and financial services. We intend to capitalize on our value-added resellers' industry expertise to deliver solutions that accelerate our penetration in key markets. Our current value-added resellers include Cap Gemini, ipVerse, UCMS, Lucent Technologies, Perot Systems and Steria.

COMPETITION

     The market for our products is intensely competitive and is characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and rapidly changing customer requirements. We expect competition to increase in the future. Competitors vary in size and in the scope and breadth of the products and services they offer. Our current competitors include:


     - Enterprise application integration vendors, middleware vendors and other software companies, such as Active Software (recently acquired by webMethods), BEA Systems, CrossWorlds Software, Hewlett-Packard, IBM, New Era of Networks (also known as NEON), Sun Microsystems, TIBCO Software and Vitria Technology; and


     - Application vendors that offer products that address specific industry or functionality requirements of individual customers, such as CommerceQuest, Comptel Finland and Architel.

     We also face competition from internal information technology departments of potential customers that have developed or may develop systems that provide for some or all of the functionality of our products. We expect that internally developed integration and process automation efforts will continue to be a principal source of competition for the foreseeable future. In particular, it can be difficult to sell our products to a potential customer whose internal development group has already made large investments in, and progress towards completion of, systems that our products are intended to replace.

     We may in the future also encounter competition from major enterprise software developers, including Microsoft, Oracle and SAP.

     We believe that the principal competitive factors affecting the market for our products are the ability to:

     - Deliver the performance, reliability and adaptability required for complex applications and services;

     - Enable customers to upgrade services online without service downtime;

     - Generate complete applications and services from high-level business logic without need for extensive hand-coding;

     - Integrate a broad range of commercial software applications, network equipment, high-speed network protocols and access devices;

     - Host high-level business process logic and high-speed network data mediation services in a single application suite;

     - Enable services to recover immediately from system failures and restore transactions that were in process at the time of failure;

     - Deliver effective customer service and support, including installation and maintenance services; and

     - Deliver products at a competitive price, relative to the performance they provide.

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

     Although we believe that our solutions compete favorably with respect to these factors, our market is relatively new and is evolving rapidly. Many of our competitors have significantly greater resources than we do. We may not be able to maintain our competitive position against any of these or other current and potential competitors.

INTELLECTUAL PROPERTY

     Our success is dependent upon our ability to develop and protect our proprietary technology and intellectual proprietary rights. We rely primarily on a combination of contractual provisions, confidentiality procedures, trade secrets, and patent, copyright and trademark laws to accomplish these goals.

     We license our products pursuant to non-exclusive license agreements that impose restrictions on customers' ability to utilize the software. In addition, we seek to avoid disclosure of our trade secrets through a number of means, including by requiring employees, customers and others with access to our proprietary information to execute confidentiality agreements with us, and restricting access to our source code. We also seek to protect our software, documentation and other written materials under trade secret and copyright laws.

     We have been granted one U.S. patent. It is possible that our patent or our potential future patents may be successfully challenged. It is also possible that we may not develop proprietary products or technologies that are patentable, that any patent issued to us may not provide us with any competitive advantages, or that the patents of others will seriously harm our ability to do business.

     Despite our efforts to protect our proprietary rights, existing laws afford only limited protection. Attempts may be made to copy or reverse engineer aspects of our product or to obtain and use information that we regard as proprietary. We may not be able to protect our proprietary rights against unauthorized third-party copying or use. Use by others of our proprietary rights could materially harm our business. Furthermore, policing the unauthorized use of our products is difficult, and expensive litigation may be necessary in the future to enforce our intellectual property rights.

     It is also possible that third parties will claim that we have infringed their current or future products. Any claims, whether with or without merit, could be time-consuming, result in costly litigation, prevent product shipment, cause delays, or require us to enter into royalty or licensing agreements, any of which could harm our business. Patent litigation in particular involves complex technical issues and inherent uncertainties. In the event an infringement claim against us was successful and we could not obtain a license on acceptable terms or license a substitute technology or redesign our products to avoid infringement, our business would be harmed.

EMPLOYEES


     As of September 30, 2000, we had a total of 210 employees, including 36 in research and development, 85 in sales, marketing, pre-sales engineering support and business development, 64 in customer service and support, and 25 in administration and finance. None of our employees is represented by a collective bargaining agreement, nor have we experienced any work stoppage. We consider our relations with our employees to be good.


FACILITIES

     Our principal sales, marketing, research and development and administrative offices are located in approximately 30,000 square feet in San Rafael, California under subleases that expire beginning in December 2002. We also lease space for our nine domestic and four international offices, which primarily perform sales and support functions. We anticipate leasing additional facilities in the future to support our growth plans.

LEGAL PROCEEDINGS

     Although we are not currently a party in any litigation, we may from time to time become subject to claims arising out of our business. These claims, whether with or without merit, could result in a significant diversion of time and resources.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND OTHER KEY EMPLOYEES


     The names and positions of our executive officers and directors and their ages as of September 30, 2000 are as follows:



             NAME                AGE                         POSITION
             ----                ---                         --------
Paul Sutton....................  44    President, Chief Executive Officer and Director
Frederic Aries.................  42    Vice President and General Manager of Europe, Middle
                                       East and Africa Operations
Dirk Epperson..................  51    Vice President of Product Strategy and Director
Eric Lee.......................  45    Vice President of North American Operations
David Marshall.................  44    Vice President of Corporate Development
Grover Righter.................  44    Vice President of Marketing
Daniel Sifter..................  41    Chief Technology Officer
Rodger Weismann................  58    Chief Financial Officer
Robert Dahl(1).................  59    Director
Jennifer Gill Roberts(1).......  37    Director
Rich Shapero(2)................  52    Director
Mark Thompson(3)...............  43    Director
Thomas Wooters, Jr.(1)(2)......  33    Director


-------------------------
(1) Member of the audit committee.
(2) Member of the compensation committee.

(3) Expected to become a director in October 2000.


     PAUL SUTTON has been our President since March 1998 and our Chief Executive Officer and a director since July 1998. Prior to joining Kabira, from September 1997 to March 1998, Mr. Sutton was a principal and Vice President of Interval Logic, a real-time scheduling company. From October 1996 to June 1997, he served as Vice President of Sales and Service for Decisis Corporation, an Internet decision support software company. Mr. Sutton served as Corporate Vice President of Worldwide Sales and Marketing for Intellicorp, a business modeling software company, from September 1992 to January 1996. From August 1990 to July 1992, Mr. Sutton served as Managing Director of Boole & Babbage Europe, a systems management software company. From January 1987 to August 1990, Mr. Sutton served as Vice President of Sales for Softlab, a CASE software company.

     FREDERIC ARIES has served as our Vice President and General Manager of Europe, Middle East and Africa Operations since 1998. From 1997 to 1998, Mr. Aries served as our Managing Director of Southern Europe. From 1995 to 1997, Mr. Aries served as Managing Director Southern Europe at Illustra Information Technologies, a database software company. From 1985 to 1995, Mr. Aries held various positions with SUN Microsystems, France, a computer manufacturer, including Sales Director for France and Marketing Director for Southern Europe. Mr. Aries holds an MBA from ESSCA in France.


     DIRK EPPERSON co-founded Kabira in 1996 and has been our Vice President of Product Strategy since September 1997 and a director since January 1999. From 1996 to 1997, Mr. Epperson served as our Vice President of Engineering. Before co-founding Kabira, Mr. Epperson was Director of Intermedia Architecture for Sybase, a database software supplier. From 1989 to 1993, Mr. Epperson was Vice President of Software Development at Hill Arts & Entertainment, a supplier of ticketing and reservation software systems. Mr. Epperson holds a Bachelors degree in physics from Harvey Mudd College and a Masters degree in engineering from Yale University.


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

     ERIC LEE has served as our Vice President of North American Operations since August 2000. From June 1998 to July of 2000, Mr. Lee served as Vice President of Worldwide Sales for iPass, a business-to-business software services company. From August 1990 to May 1998, Mr. Lee was Vice President of Sales and Marketing Operations for Silicon Graphics. From July 1977 to August 1990, he held various sales positions for IBM, the last of which was General Manager for the Application Marketing Division. Mr. Lee holds a B.S. Degree in Economics from the University at California at Davis.


     DAVID MARSHALL has served as our Vice President of Corporate Development since August 2000. From August 1999 to July 2000, Mr. Marshall held positions as Vice President of Product Marketing & Development and Vice President of E-Commerce for Homestore.com, a real estate Internet portal. From January 1997 to July 1999, Mr. Marshall served as Senior Marketing Director for Oracle Corporation, a database software company. From February 1993 to December 1996, Mr. Marshall was President and Chief Executive Officer of JourneyWare Media, an adult education software company. From July 1987 to January 1993, Mr. Marshall held positions as Director of Strategic Planning and Business Development at the Munich headquarters and President of the United States subsidiary of Softlab, a CASE software company. He also held management positions with D&B Software and Chase Manhattan Bank. Mr. Marshall holds an M.B.A. from Harvard University.



     GROVER RIGHTER has served as our Vice President of Marketing since February 1999. Prior to joining Kabira, from 1997 to 1999, Mr. Righter served as Vice President of Marketing for Softways System, a provider of UNIX operating systems. From 1996 to 1997, Mr. Righter served as Vice President of Marketing and General Manager of Geoworks, a software solutions company for wireless telecommunications providers. Between 1992 and 1996, Mr. Righter held positions of Vice President of Marketing, Vice President of Strategic Marketing and Vice President of Product Management of The Santa Cruz Operation, a software company. Mr. Righter holds a B.S. in Computer Science from Brigham Young University and a B.A. in Mathematics and Classics jointly from the College of William and Mary and the US Armed Forces DANTES program.


     DANIEL SIFTER co-founded Kabira in 1996 and has served as our Chief Technology Officer since its inception. Prior to founding Kabira, from 1991 to 1996, Mr. Sifter was chief architect for Sybase's connectivity products group. Prior to joining Sybase, Mr. Sifter worked for Control Data Corporation, a computer manufacturer, as Architect for messaging technologies between 1990 and 1991. Mr. Sifter holds a B.S.E.E. in computer science from University of California at Davis.

     RODGER WEISMANN has served as our Chief Financial Officer since December 1999. From December 1998 to December 1999, Mr. Weismann served as Chief Financial Officer and Vice President of Finance at NONSTOP Solutions, a distribution optimization services company. From September 1998 to November 1998, Mr. Weismann served as Vice President of Finance and Administration and Chief Financial Officer at Live Picture, an internet imaging company. From February 1993 to March 1998, Mr. Weismann served as Chief Financial Officer and Senior Vice President of Finance and Administration at Forte Software, a software applications development and deployment company. From 1986 to 1993, Mr. Weismann served as Chief Financial Officer, Chief Operating Officer and Executive Vice President of Corporate Development at Banyan Systems, a computer networking firm. Mr. Weismann received an M.B.A. from the Amos Tuck School of Business Administration of Dartmouth College and a B.S. degree from Cornell University. He is a certified public accountant.

     ROBERT DAHL has been a director since 1998. Mr. Dahl has been a General Partner at Riviera Ventures, a private equity investing firm, since January 1998. From January 1994 to July 1997, Mr. Dahl served as the Executive Vice President and Chief Financial Officer for Ascend

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


Communications, Inc., a telecommunications equipment supplier, and from July 1997 to January 1998, Mr. Dahl served as Ascend's Executive Vice President of Corporate Planning. Mr. Dahl also serves as a director of Momentum Business Applications, Northpoint Communications, the Bank of Alameda and several privately held companies.


     JENNIFER GILL ROBERTS has been a director since our inception in 1996. Ms. Roberts has been a general partner of Sevin Rosen Funds, a venture capital firm, since 1994. Ms. Roberts serves as a director of Metawave Communications and several private companies.

     RICH SHAPERO has been a director since our inception in 1996. Since March 1993, Mr. Shapero has been a General Partner of Crosspoint Venture Partners, a venture capital firm. Mr. Shapero serves as a director of iBeam Broadcasting, an Internet broadcasting services provider, and several private companies.


     MARK THOMPSON is expected to become a director in October 2000. Since February 2000, Mr. Thompson has served as the chairman of Integration.com, a private wireless chip company. From March 1988 to March 2000, Mr. Thompson served in a number of positions with Charles Schwab, a financial services company, ultimately serving as Schwab.com's Senior Vice President and Executive Producer. Mr. Thompson is also a director of Interwoven, Eloquent, Korn/Ferry International, Best Buy Co. and several private companies.



     THOMAS WOOTERS, JR. has been a director since March 1999. Mr. Wooters has been Vice President and Partner of Argo Global Capital, Inc., a venture capital firm, since September 1997. From August 1995 to June 1997, Mr. Wooters was an Associate at Advent International, a venture capital firm. From May 1993 to July 1995, Mr. Wooters was a financial analyst at Cowen & Company, an investment-banking firm. Mr. Wooters serves as a director of several private companies.


BOARD OF DIRECTORS

     Our board of directors currently consists of six members. Each director holds office until his or her term expires or until his or her successor is duly elected and qualified. Upon completion of this offering, our certificate of incorporation will provide for a classified board of directors, which will be divided into three classes whose terms will expire three years after each class's election. The three classes will be comprised of the following directors:

     - Class I will consist of Dirk Epperson and Rich Shapero, who will serve until the annual meeting of stockholders to be held in 2001;

     - Class II will consist of Jennifer Gill Roberts and Thomas Wooters, Jr., who will serve until the annual meeting of stockholders to be held in 2002; and


     - Class III will consist of Robert Dahl, Paul Sutton and Mark Thompson, who will serve until the annual meeting of stockholders to be held in 2003.


     At each annual meeting of stockholders beginning with the 2001 annual meeting, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors have been duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

     Board Committees

     Our board of directors has an audit committee and a compensation committee. The audit committee consists of Robert Dahl, Jennifer Gill Roberts and Thomas Wooters, Jr. The audit committee reviews our financial statements and accounting practices and makes recommendations to the board regarding the selection of independent auditors.

     The compensation committee consists of Rich Shapero and Thomas Wooters, Jr., each of whom served on this committee throughout the year ended March 31, 2000. The compensation committee makes recommendations to the board concerning salaries and incentive compensation for our officers and employees and administers our employee benefit plans.

     Compensation Committee Interlocks and Insider Participation


     Our compensation committee consists of Rich Shapero and Thomas Wooters, Jr. Neither of the members of the committee is currently or has been, at any time since the time of our formation, one of our officers or employees. None of our executive officers currently serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee. Mr. Shapero is a general partner of Crosspoint Venture Partners, a holder of approximately 18.0% of our outstanding shares prior to this offering, acquired through the purchase of shares of our preferred stock. Mr. Wooters, Jr. is a general partner of Argo Global Capital, Inc., which together with its affiliated entities is a holder of approximately 9.5% of our outstanding stock prior to this offering, also acquired through the purchase of shares of our preferred stock. See "Transactions with Related Parties and Insiders."


     Director Compensation

     We reimburse our non-employee directors for expenses incurred in connection with attending meetings of the board of directors and any of its committees, but, except as described below, do not otherwise compensate them for their services as members of the board or its committees.

     Each individual that becomes a non-employee director following this offering will be granted an option to purchase 25,000 shares of our common stock on the date that such person becomes a director. The shares subject to each of these options will vest and become exercisable in equal annual installments over a four year period following the date of grant. Additionally, beginning at our annual meeting of stockholders to be held in 2001 and at each successive annual stockholder meeting, each non-employee director who has previously served at least six consecutive months prior to the meeting will receive an option to purchase 6,000 shares of our common stock. The shares subject to these annual option grants will vest in equal annual installments over a two year period following the date of grant. The exercise price per share for all options granted to directors will be equal to the market price of our common stock on the date of grant. Each option will have a ten year term, but will generally terminate within a specified time following the date the option holder ceases to be a director or consultant.

     We have in the past granted to non-employee directors discretionary options to purchase our common stock under our stock option plans, and our board continues to have the discretion to grant options to new non-employee directors.

LIMITATION ON DIRECTORS' LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our certificate of incorporation and bylaws limit the liability of directors and officers to the fullest extent permitted by Delaware law. Delaware law permits a corporation to provide that its directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for:

     - Any breach of their duty of loyalty to the corporation or its stockholders;

     - Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - Unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - Any transaction from which the director derived an improper personal benefit.

     The limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our certificate of incorporation and bylaws also provide that we will indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. Our bylaws also permit us to obtain insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in their capacity as an officer, director, employee or other agent, regardless of whether the bylaws would permit indemnification.

     We have also entered into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification for judgments, fines, settlement amounts and other expenses, including attorneys' fees, incurred by the director or officer in any action or proceeding, including any action by or in our right, arising out of the person's services as a director or officer of Kabira, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

     The limited liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit Kabira or our stockholders. The market price of our common stock may be adversely affected to the extent that we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.

     At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation earned, awarded or paid for services rendered to us in all capacities for the year ended March 31, 2000 by our Chief Executive Officer and our next four most highly compensated executive officers who earned more than $100,000 in salary and bonus during the year ended March 31, 2000. We refer to these persons collectively as the "named executive officers."

                           SUMMARY COMPENSATION TABLE


                                                                              LONG-TERM
                                                                             COMPENSATION
                                                                                AWARDS
                                                                             ------------
                                                     ANNUAL COMPENSATION      SECURITIES
                                                     --------------------     UNDERLYING
            NAME AND PRINCIPAL POSITION               SALARY      BONUS        OPTIONS
            ---------------------------              --------    --------    ------------
Paul Sutton........................................  $175,000    $105,834      400,000
  President and Chief Executive Officer
Frederic Aries.....................................   121,025     240,340      110,000
  Vice President and General Manager of Europe,
  Middle East and Africa Operations
Dirk Epperson......................................   161,124      28,500       50,000
  Vice President of Product Strategy
Grover Righter.....................................   170,000      60,500       80,000
  Vice President of Marketing
Dan Sifter.........................................   165,000      33,000      150,000
  Chief Technology Officer


     The compensation described in the table above does not include perquisites and other personal benefits received by the named executive officers that do not exceed the lesser of $50,000 or 10% of the total salary and bonus reported for these officers.

STOCK OPTIONS GRANTED IN FISCAL YEAR ENDED MARCH 31, 2000

     The following table shows information regarding stock options granted to the named executive officers during the fiscal year ended March 31, 2000. We granted options to purchase 2,683,000 shares of common stock to employees and consultants in the fiscal year ended March 31, 2000.


                                                                                      POTENTIAL REALIZABLE VALUE
                                                                                       AT ASSUMED ANNUAL RATES
                             NUMBER OF    PERCENT OF TOTAL                                  OF STOCK PRICE
                             SECURITIES       OPTIONS                                  APPRECIATION FOR OPTION
                             UNDERLYING      GRANTED TO      EXERCISE                            TERM
                              OPTIONS       EMPLOYEES IN     PRICE PER   EXPIRATION   --------------------------
           NAME               GRANTED       FISCAL 2000        SHARE        DATE          5%            10%
           ----              ----------   ----------------   ---------   ----------   -----------   ------------
Paul Sutton................   400,000          14.8%           $0.50      4/29/09      6,967,136     11,212,467
Frederic Aries.............   110,000           4.1%            0.50      4/29/09      1,915,962      3,083,428
Dirk Epperson..............    50,000           1.9%            0.50      4/29/09        870,892      1,401,558
Grover Righter.............    80,000           3.0%            0.50      4/29/09      1,393,427      2,242,493
Daniel Sifter..............   150,000           5.6%            0.50      4/29/09      2,612,676      4,204,675


-------------------------
     The options in this table are incentive stock options or nonqualified stock options granted under the 1998 Stock Plan and have exercise prices equal to the fair market value of our common stock determined by the board of directors on the date of grant. In determining the fair market value of the common stock, the board of directors considered various factors, including our financial condition and business prospects, our operating results, the absence of a market for our common stock and the risks normally associated with technology companies. The options in this table may terminate before their expiration upon the termination of an optionee's status as an employee or consultant or upon the optionee's disability or death. All of the above options have ten-year terms and vest over a period of four years at a rate of 1/48 of the shares per month.

     Under rules promulgated by the Securities and Exchange Commission, the amounts in the rightmost two columns represent the hypothetical gain that would exist for the options in this table based on assumed stock price appreciation over a ten-year term at assumed annual rates of 5% and 10% increases over the fair market value as of the grant date. The 5% and 10% assumed annual rates of appreciation are specified in SEC rules and do not represent our estimate or projection of future stock price growth. We do not necessarily agree that this method can properly determine the value of an option. Actual gains, if any, on stock option exercises depend on numerous factors, including our future performance, overall market conditions and the option holder's continued employment with us throughout the entire vesting period and option term. These factors are not reflected in this table.

     In addition to the options described above, subsequent to March 31, 2000, we granted options to purchase 350,000 shares of common stock to Paul Sutton, options to purchase 200,000 shares to Daniel Sifter, options to purchase 50,000 shares to Frederic Aries, and options to purchase 25,000 shares to each of Dirk Epperson and Grover Righter. All options had an exercise price of $3.25 per share.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2000 AND FISCAL-YEAR END OPTION
VALUES

     The following table sets forth for the named executive officers information concerning stock option activity during the last fiscal year and the number of shares subject to, and the value of, both exercisable and unexercisable options held by them as of March 31, 2000. All options granted to these executive officers in the last fiscal year were granted under the 1998 Stock Plan. All options were granted at a fair market value determined by our board of directors on the date of grant. The value realized upon exercise and the value of unexercised in-the-money options are based on the fair value of our common stock as of March 31, 2000, minus the per share exercise price, multiplied by the number of shares underlying each option.

                                                         NUMBER OF SECURITIES
                                                              UNDERLYING                VALUE OF UNEXERCISED
                                                         UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS
                            SHARES                        AT MARCH 31, 2000              AT FISCAL YEAR-END
                          ACQUIRED ON     VALUE     ------------------------------   ---------------------------
          NAME             EXERCISE      REALIZED   EXERCISABLE(A)   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----            -----------    --------   --------------   -------------   -----------   -------------
Paul Sutton.............   1,050,000(b)  $545,250           --             --               --           --
Frederic Aries..........          --           --      180,000             --         $459,600           --
Dirk Epperson...........          --           --       50,000             --          125,000           --
Grover Righter..........     180,000(c)     6,000           --             --               --           --
Daniel Sifter...........          --           --      150,000             --          375,000           --

-------------------------
(a) All options are fully exercisable, subject to the optionee's granting us the right to repurchase a portion of the purchased shares, which portion diminishes over time.
(b) Includes 654,168 shares subject to repurchase as of March 31, 2000.
(c) Includes 134,584 shares subject to repurchase as of March 31, 2000.

COMPENSATION PLANS

     2000 STOCK PLAN


     Our 2000 Stock Plan was adopted by our board of directors in May 2000, and was approved by our stockholders in September 2000. This plan provides for the grant of incentive stock options to employees and nonstatutory stock options and stock purchase rights to employees, directors and consultants.


     A total of 4,000,000 shares of common stock have initially been reserved for issuance under the 2000 Stock Plan. No options have yet been issued pursuant to the 2000 Stock Plan. The number of shares reserved for issuance under the 2000 Stock Plan will increase annually on April 1st of each year, beginning in 2001, by an amount equal to the least of 6% of the outstanding shares of common stock on the first day of our fiscal year, 4,000,000 shares and a lesser amount determined by our board of directors.

     The compensation committee of our board of directors administers the 2000 Stock Plan. The committee has the power to determine the terms of the options or stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase right, the exercisability of the options, the vesting schedule of the options and the form of consideration payable upon exercise. Although the committee determines the exercise price of options granted, the exercise price for incentive stock options must at least be equal to the fair market value of our common stock on the date of grant. Additionally, the term of an incentive stock option may not exceed ten years. The committee determines the term of all other options. No optionee may be granted an option to purchase more than 1,000,000 shares in any fiscal year.

     An optionee may exercise his or her options after termination for a given period of time. If termination is due to death or disability, the option will generally remain exercisable for 12 months following such termination. In all other cases, the option will generally remain exercisable for three months. However, an option may never be exercised following the expiration of its term.

     The compensation committee also determines the exercise price of stock purchase rights granted under our 2000 Stock Plan. Unless the committee determines otherwise, we have a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service to Kabira for any reason, including death or disability. The purchase price for shares we repurchase will generally be the original price paid by the purchaser. The committee determines the rate at which our repurchase option will lapse.

     The plan generally does not allow for the transfer of options or stock purchase rights and only the optionee may exercise an option and stock purchase right during his or her lifetime.

     The 2000 Stock Plan provides that in the event of our merger with another corporation or a sale of substantially all of our assets, the successor corporation will assume or provide a substitute for each option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substitutes are not provided, all outstanding options and stock purchase rights will become fully vested and exercisable prior to the merger or sale of assets. Even if all options and stock purchase rights are assumed or substitutes are provided, an option or stock purchase right will become fully vested and immediately exercisable if the optionee is involuntarily terminated without cause or constructively terminated within 12 months of the merger.

     Our 2000 Stock Plan will automatically terminate in 2010, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the plan, provided no such action may adversely affect any option previously granted under the plan.

     2000 KEY EMPLOYEE STOCK PLAN

     Our 2000 Key Employee Stock Plan was adopted by our board of directors and approved by our stockholders in December 1999. Our 2000 Key Employee Stock Plan provides for the grant of incentive stock options to our employees, and for the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants. The terms of the 2000 Key Employee Stock Plan are generally the same as those of the 2000 Stock Plan.


     As of September 30, 2000, we had reserved an aggregate of 1,345,000 shares of our common stock for issuance under this plan, of which options to purchase 460,000 shares of common stock were outstanding, and there were no shares available for future grant. We do not intend to grant any additional stock options under the 2000 Key Employee Stock Plan after this offering. Instead we intend to grant options under our 2000 Stock Plan.


     The 2000 Key Employee Stock Plan provides that in the event of a change in control, each outstanding option will be accelerated and become fully vested and exercisable if the option is not assumed or a substitute is not provided by the successor corporation. Even if all options and stock purchase rights are assumed or substitutes are provided, an option or stock purchase right will become fully vested and immediately exercisable if the optionee is involuntarily terminated without cause or constructively terminated.

     1998 STOCK PLAN

     Our 1998 Stock Plan was adopted by our board of directors in August 1998, and our stockholders approved the plan in December 1998. Our 1998 Stock Plan provides for the grant of incentive stock options to our employees, and for the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants. The terms of the 1998 Stock Plan are generally the same as those of the 2000 Stock Plan.


     As of September 30, 2000, we had reserved an aggregate of 5,831,763 shares of our common stock for issuance under this plan, which includes 1,785,263 shares of common stock which had transferred from our 1996 Stock Option Plan. As of September 30, 2000, options to purchase 2,426,076 shares of common stock were outstanding, and 775,529 shares were available for future grant under this plan. We do not intend to grant any additional stock options under our 1998 Stock Plan after this offering.


     The 1998 Stock Plan provides that in the event of a change in control, each outstanding option will be accelerated and become fully vested and exercisable if the option is not assumed or a substitute is not provided by the successor corporation. Even if all options and stock purchase rights are assumed or substitutes are provided, an option or stock purchase right will become fully vested and immediately exercisable if the optionee is involuntarily terminated without cause or constructively terminated within twelve months of the change in control.

     1996 STOCK OPTION PLAN

     Our 1996 Stock Option Plan was adopted by our board of directors in February 1996, and our stockholders approved the plan in July 1996. Our 1996 Option Stock Plan provides for the grant of incentive stock options to our employees, and for the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants. The terms of the 1996 Stock Option Plan are substantially similar to those of the 1998 Stock Plan.

     We reserved an aggregate of 1,937,500 shares of our common stock for issuance under this plan. In August 1998, with the adoption of our 1998 Stock Plan, we discontinued granting new stock options under our 1996 Stock Option Plan.

     2000 EMPLOYEE STOCK PURCHASE PLAN

     Concurrently with this offering, we intend to establish an employee stock purchase plan. A total of 1,000,000 shares of our common stock will initially be made available for sale under the plan. In addition, the plan provides for annual increases in the number of shares available for issuance on April 1st of each year, beginning in 2001, equal to the least of 1.5% of the outstanding shares of our common stock on the first day of our fiscal year, 1,000,000 shares, and a lesser amount determined by our board of directors.

     The compensation committee administers the plan. The board of directors or the committee has full and exclusive authority to interpret the terms of the plan and determine eligibility. All of our employees are eligible to participate in the plan if they are employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not participate in the plan if:

     - At the beginning of any offering period, he or she owns stock representing 5% or more of the total voting power or value of all classes of our capital stock, or

     - His or her right to purchase stock under the plan accrues at a rate that exceeds $25,000 worth of stock in any calendar year.

     The 2000 Employee Stock Purchase Plan is intended to qualify for preferential tax treatment and contains consecutive, overlapping 24-month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after August 1 and February 1 of each year, except for the first offering period, which will commence on the first trading day on or after the date of this offering and will end on the last trading day on or before July 31, 2002.


     The 2000 Employee Stock Purchase Plan permits participants to purchase common stock through payroll deductions of up to 15% of their eligible compensation, which includes a participant's base compensation and commissions, including payments for overtime shift premium, incentive compensation, incentive payment, bonuses and other compensation paid to our employees. A participant may purchase no more than 10,000 shares during any 6-month purchase period. Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each 6-month purchase period. The price is 85% of the lower of the fair market value of our common stock at the beginning of the offering period or the end of the applicable purchase period. In the case of the first offering period, the fair market value at the beginning of the offering period will be the initial public offering price. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, all participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.


     A participant may not transfer rights granted under the 2000 Employee Stock Purchase Plan other than by will, the laws of descent and distribution or as otherwise provided under the plan.

     In the event of our merger with another corporation or a sale of substantially all of our assets, a successor corporation may assume or provide a substitute for the participation rights under the 2000 Employee Stock Purchase Plan. If the successor corporation refuses to assume or provide a substitute for these participation rights, all offering periods then in progress will be shortened, and new end dates will be set for the purchase periods under each offering period.

     The 2000 Employee Stock Purchase Plan will terminate in 2010. Our board of directors has the authority to amend or terminate the plan prior to that date, except that, subject to certain exceptions, no such action may adversely affect any outstanding rights to purchase stock under the plan.

401(k) PLAN

     We sponsor a defined contribution plan intended to qualify under Section 401(k) of the Internal Revenue Code. Under the plan, all U.S. employees who are at least 21 years old are generally eligible to participate on the first day of the month following the employment start date and may enter the plan as of the first day of employment. Participants may elect to make pre-tax contributions up to 25% of their current compensation to the 401(k) plan, subject to the statutorily prescribed annual limit. Participants are fully vested in their contributions and the investment earnings. The plan permits us to make discretionary matching contributions. To date, we have not made matching contributions under the plan.

CHANGE OF CONTROL, SEVERANCE AND EMPLOYEE ARRANGEMENTS

     Our incentive stock plans provide that in the event of our merger with another corporation, a sale of substantially all of our assets or other change in control of Kabira, the successor corporation must assume or provide a substitute for each option or stock purchase right. If the successor corporation does not assume or provide a substitute for the outstanding options and stock purchase rights, all outstanding options and stock purchase rights will become fully vested and exercisable prior to the change in control and then terminate. In addition, even if all options and stock purchase rights are assumed or substitutes are provided, an option or stock purchase right will become fully vested and immediately exercisable if the optionee is involuntarily terminated without cause or constructively terminated within twelve months after the change in control.

                 TRANSACTIONS WITH RELATED PARTIES AND INSIDERS

     Since April 1, 1997, other than compensation agreements and other arrangements that are described in "Management" and the transactions described below, we have not engaged in any transaction or series of similar transactions in which any director, executive officer or holder of more than 5% of our common stock, or any member of their immediate family, had or will have a direct or indirect material interest, and in which the amount involved exceeded or will exceed $60,000. We believe that each of the transactions described below was on terms no less favorable than we could have obtained from unaffiliated third parties. All future transactions between us and any director or executive officer will be subject to approval by a majority of the disinterested members of our board of directors.

PREFERRED STOCK SALES

     In October 1998, we issued an aggregate of 1,441,648 shares of Series D preferred stock at a purchase price of $4.37 per share, 1,327,232 of which were purchased by directors, executive officers, holders of more than 5% of our common stock or their affiliates. Each share of Series D preferred stock is convertible into 1.314535 shares of common stock, for an aggregate of 1,895,097 shares of common stock, of which 1,744,693 shares are held by directors, executive officers, 5% stockholders or their affiliates. In March 1999, we issued an aggregate of 7,704,063 shares of Series E preferred stock at a purchase price of $2.20 per share, 4,474,220 of which were purchased by directors, executive officers, 5% stockholders or their affiliates. In February 2000 and May 2000, we issued an aggregate of 4,665,560 shares of Series F preferred stock at a purchase price of $6.82 per share, 2,885,635 shares of which were purchased by directors, executive officers, 5% stockholders or their affiliates. Upon the completion of this offering, all shares of our outstanding preferred stock will automatically convert into shares of common stock.

     The following table summarizes the purchases by each of these persons. All share numbers are presented on an as-converted to common stock basis.

                                                      SERIES D     SERIES E     SERIES F
                        NAME                          PREFERRED    PREFERRED    PREFERRED
                        ----                          ---------    ---------    ---------
Crosspoint Venture Partners 1996....................    30,081     1,022,727     990,312
  Rich Shapero
Sevin Rosen funds(a)................................    60,162       727,273     638,377
  Jennifer Gill Roberts
JAFCO funds(b)......................................   902,428       351,493     323,163
Star Venture funds(c)...............................   752,022       454,545     253,372
Argo Global Capital funds(d)........................        --     1,818,182     528,174
  Thomas Wooters, Jr.
Robert Dahl.........................................        --       100,000      25,772
Rodger Weismann.....................................        --            --     126,465

-------------------------
(a) Includes shares held by Sevin Rosen Fund V L.P. and by Sevin Rosen V Affiliates Fund L.P.

(b) Includes shares held by U.S. Information Technology No. 2 Investment Enterprise Partnership, by JAFCO Co., Ltd., by JAFCO G-6(A) Investment Enterprise Partnership, by JAFCO G-6(B) Investment Enterprise Partnership, by JAFCO JS-3 Investment Enterprise Partnership, by JAFCO R-3 Investment Enterprise Partnership and by JAFCO America Ventures, Inc.

(c) Includes shares held by SVE Star Venture Enterprises No. VII, by SVE Star Ventures Enterprises No. V, by SVM Star Ventures Managementgesellschaft mbH Nr. 3 & Co. Beteilgungs KG Nr. 2, and by SVM Star Ventures
    Managementgesellschaft mbH Nr. 3.

(d) Includes shares held by GSM Capital L.P., by ARGC III, LLC and by ARGC LLC.

LOANS, CONVERTIBLE PROMISSORY NOTES AND WARRANT ISSUANCES

     Between August and November 1998, we issued convertible notes to various 5% stockholders in exchange for short-term loans of approximately $2,706,000. The notes bore interest at 10% per year and were repayable by December 31, 1998 unless converted into shares of our stock. In December 1998 through February 1999, we issued additional convertible notes for $1,686,000 in cash and exchanged the then outstanding notes plus accrued interest for new notes. The new notes bore interest at 4.5% per year and were converted to Series E preferred stock in March 1999. These new notes were issued with warrants to purchase 199,627 shares of Series E preferred stock for $2.20 per share that expire December 31, 2003.

     In March 1999, the Company issued additional convertible notes payable to certain investors for $250,000 in cash. The notes bore interest at 10% and were converted to Series E preferred stock in March 1999.

     In March 1999, the holders of the notes payable described above converted a portion of the notes together with accrued interest into 1,897,664 shares of our Series E preferred stock. We repaid the remaining principal and accrued interest of $548,000 in conjunction with a new purchase of $1,000,000 in Series E preferred stock by those same holders.

     The following table summarizes these loans, notes and warrant issuances. All warrant share numbers are presented on an as-converted to common stock basis.

                                               AGGREGATE        AMOUNT CONVERTED
                                             LOAN PRINCIPAL       INTO SERIES E       SHARES SUBJECT TO
                   NAME                          AMOUNT             PREFERRED             WARRANTS
                   ----                      --------------   ---------------------   -----------------
Crosspoint Venture Partners 1996...........    $1,800,000          $1,825,942              70,454
Sevin Rosen funds..........................     1,550,000           1,575,634              70,455
JAFCO American Ventures, Inc...............       750,000             773,284              34,091
Star Venture funds.........................       542,000                  --              24,627

REGISTRATION RIGHTS

     We have entered into agreements with all preferred stockholders and warrantholders, including those described above, and with certain common stockholders, including Paul Sutton, Allan Lees, Daniel Sifter and Dirk Epperson, who are current or former executive officers and in some cases directors of Kabira, pursuant to which these persons have registration rights with respect to their shares of common stock following this offering. For a description of these registration rights, see "Description of Capital Stock."

COMMON STOCK PURCHASES AND OPTIONS

     We have from time to time sold shares of common stock and granted options to purchase shares of common stock to our executive officers and directors. See below, as well as "Management -- Director Compensation,"
"Management -- Compensation Plans" and "Principal Stockholders."

INDEMNIFICATION AGREEMENTS

     We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We believe that these agreements are necessary to attract and retain qualified persons as directors and executive officers. For a description of the limitation on our directors' liability and our indemnification of such directors, see "Management -- Limitation on Directors' Liability and Indemnification of Directors and Officers."

EMPLOYEE AND RELATED PARTY LOANS


     In March 1999, we loaned Allan Lees, a founder and our former chief executive officer, $75,000, in connection with his departure from Kabira. This loan accrues interest at a variable rate equal to the prime rate, which was 9.5% as of September 30, 2000; is due and payable on March 31, 2001; and is secured by a pledge of 300,000 shares of common stock owned by Mr. Lees. The principal amount and interest outstanding under this loan as of September 30, 2000 was $84,797.



     In July 1999, we loaned Paul Sutton $387,000, Greg Straughn $76,400 and Grover Righter $84,000 in connection with their purchases of 825,000, 160,000 and 180,000 shares of our common stock through option exercises. Each of these loans accrues interest at an annual rate of 5.37%, is due and payable in July 2004 and is secured by the pledge of the shares the loans were used to purchase. The principal amounts and interest outstanding under these loans as of September 30, 2000 were $411,815, $81,288 and $89,386.



     In August 1999, we loaned John Donnelly, our Vice President of Sales for the eastern region of the United States, $86,400 in connection with his purchase of 180,000 shares of our common stock through an option exercise. This loan accrues interest at a rate of 5.37%, is due and payable in August 2004 and is secured by the pledge of the shares the loan was used to purchase. The principal amount and interest outstanding under this loan as of September 30, 2000 was $91,541.



     In January 2000, we loaned Rodger Weismann $662,500 in connection with his purchase of 265,000 shares of our common stock through an option exercise. This loan accrues interest at a rate of 6.21%, is due and payable in January 2005 and is secured by the pledge of the shares the loan was used to purchase. The principal amount and interest outstanding under this loan as of September 30, 2000 was $689,928.



     In March 2000, we loaned Paul Sutton $99,000 in connection with his purchase of 225,000 shares of our common stock through an option exercise. This loan accrues interest at a rate of 6.8%, is due and payable in March 2005 and is secured by the pledge of the shares the loan was used to purchase. The principal amount and interest outstanding under this loan as of September 30, 2000 was $102,927.



     In May 2000, we loaned Paul Sutton $1,137,500 in connection with his purchase of 350,000 shares of our common stock through an option exercise. This loan accrues interest at a rate of 6.4%, is due and payable in May 2005 and is secured by the pledge of the shares the loan was used to purchase. The principal amount and interest outstanding under this loan as of September 30, 2000 was $1,167,833.



     In July and August 2000, we loaned Dan Sifter and Frederic Aries $650,000 and $242,900 in connection with their purchases of 200,000 and 230,000 shares of our common stock through an option exercise. These loans accrue interest at a rate of 6.65%, are due and payable in July and August 2005 and are secured by the pledge of shares the loan was used to purchase. The principal amount and interest outstanding under this loan as of September 30, 2000 was $657,204 and $244,846.


OTHER TRANSACTIONS


     Rich Shapero, one of our directors, is a general partner of Crosspoint Venture Partners 1996, a holder of approximately 18.0% of our outstanding shares prior to this offering. Crosspoint Venture Partners or its affiliated entities also hold equity interests in New Edge Networks and Blue Star Communications. Mr. Shapero is a director of both companies. Through September 30, 2000, we had billed New Edge Networks approximately $3.8 million and Blue Star Communications approximately $475,000 for software sales and services.



     In addition, in connection with providing software implementation services to New Edge Networks, we developed several components of application logic for use in its system. Subsequently, we reached an agreement with New Edge Networks under which New Edge Networks transferred ownership of these components to us and retained a perpetual license to use them in its internal production process. In exchange for this transfer, we issued a warrant to New Edge Networks to purchase up to 50,000 shares of our common stock at an exercise price equal to the initial public offering price in this offering. The warrant includes a provision that entitles New Edge Networks to sell the warrant to us for an aggregate purchase price of $300,000, or $6 per share, on the terms and conditions set forth in the warrant.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth the beneficial ownership of our common stock as of September 30, 2000, as adjusted to reflect the sale of common stock offered by this prospectus, by:


     - Each person who is known by us to beneficially own more than 5% of our common stock;

     - Each of the named executive officers and each of our directors; and

     - All of our executive officers and directors as a group.


     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares and percentage beneficially owned by a person, shares of common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days after September 30, 2000 are deemed issued and outstanding for the purposes of calculating the number of shares and percentage of shares owned by that person. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of any other stockholder.


     Except as indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. Unless otherwise indicated, the address of each of the individuals named below is: Kabira Technologies, Inc., One McInnis Parkway, San Rafael, California 94903.


     Percentage ownership prior to the offering is based on 24,787,798 shares of common stock outstanding on September 30, 2000, adjusted to include shares of common stock issuable upon the automatic conversion of all outstanding preferred stock. Percentage ownership after the offering is based on 28,787,798 shares of common stock outstanding after completion of this offering.



                                                                                 PERCENT OF SHARES
                                                                                    OUTSTANDING
                                                                              ------------------------
                                                        SHARES BENEFICIALLY   PRIOR TO THE   AFTER THE
                   BENEFICIAL OWNER                            OWNED            OFFERING     OFFERING
                   ----------------                     -------------------   ------------   ---------
Crosspoint Venture Partners 1996(1)...................       4,469,809            18.0%        15.5%
Rich Shapero
  2925 Woodside Road
  Woodside, CA 94062
Sevin Rosen funds(2)..................................       3,185,836            12.9%        11.1%
Jennifer Gill Roberts
  Two Galleria Tower
  13455 Noel Road, Suite 1670
  Dallas, TX 75240
Argo Global Capital funds(3)..........................       2,346,356             9.5%         8.2%
Thomas Wooters, Jr.
  210 Broadway, Suite 101
  Lynnfield, MA 09140
JAFCO funds(4)........................................       1,611,174             6.5%         5.6%
  505 Hamilton Avenue
  Palo Alto, CA 94301

                                                                                 PERCENT OF SHARES
                                                                                    OUTSTANDING
                                                                              ------------------------
                                                        SHARES BENEFICIALLY   PRIOR TO THE   AFTER THE
                   BENEFICIAL OWNER                            OWNED            OFFERING     OFFERING
                   ----------------                     -------------------   ------------   ---------
Star Venture funds(5).................................       1,484,566             6.0%         5.2%
  c/o Star Ventures Management
  Possarstrasse 9
  D-81679 Munich, Germany
Paul Sutton(6)........................................       1,400,000             5.6%         4.9%
Frederic Aries(7).....................................         264,799             1.1%           *
Dirk Epperson(8)......................................         559,000             2.3%         1.9%
Grover Righter(9).....................................         205,000               *            *
Daniel Sifter(10).....................................         850,000             3.4%         2.9%
Robert Dahl(11).......................................         150,772               *            *
Mark Thomson..........................................              --               *            *
All executive officers and directors as a group (13
  persons)(12)........................................      14,233,037            55.6%        48.1%


-------------------------
  *  Less than 1% of the outstanding shares of common stock.

 (1) Includes 70,454 shares issuable upon exercise of warrants. Rich Shapero, a member of our board of directors, is a general partner of Crosspoint Venture Partners 1996 and is the only individual who holds voting and investment power with respect to the shares of Kabira held by Crosspoint Venture Partners 1996. Mr. Shapero disclaims beneficial ownership of the shares held by Crosspoint Venture Partners 1996, except to the extent of his pecuniary interest in those shares.

 (2) Consists of 2,529,376 shares, and 67,566 shares issuable upon exercise of warrants, held by Sevin Rosen Fund V L.P., 108,138 shares, and 2,889 shares issuable upon exercise of warrants, held by Sevin Rosen V Affiliates Fund L.P., 4,286 shares held by Sevin Rosen Bayless Management Company, 456,059 shares held by Sevin Rosen Fund VII L.P., and 17,523 shares held by Sevin Rosen Fund VII Affiliates Fund L.P. Jennifer Gill Roberts, a member of our board of directors, is a general partner of Sevin Rosen Funds. The only individuals who hold or share voting and investment power with respect to the shares of Kabira held by the funds affiliated with Sevin Rosen Funds are Jon W. Bayless, John V. Jaggers, Charles H. Phipps, Stephen L. Domenik, Stephen M. Dow and Ms. Roberts, all of whom disclaim beneficial ownership of the shares held by the funds referred to above, except to the extent of their pecuniary interest in those shares.

 (3) Consists of 2,332,588 shares held by GSM Capital L.P., 9,091 shares held by ARGC LLC., and 4,677 shares held by ARGC III, LLC. Thomas Wooters, Jr., a member of our board of directors, is Vice President and Partner of Argo Global Capital Inc. The only individuals who hold or share voting and investment power with respect to the shares of Kabira held by the funds affiliated with Argo Capital, Inc. are Mr. Wooters, H.H. Haight and Bernice
     E. Braden, all of whom disclaim beneficial ownership of the shares held by the funds referred to above, except to the extent of their pecuniary interest in those shares.

 (4) Consists of 1,117,822 shares held by U.S. Information Technology No. 2 Enterprise Partnership, 244,573 shares held by JAFCO Co., Ltd., 42,467 shares held by JAFCO R-3

     Investment Enterprise Partnership, 38,221 shares held by JAFCO G-6(A) Investment Enterprise Partnership, 38,221 shares held by JAFCO G-6(B) Investment Enterprise Partnership, 25,480 shares held by JAFCO JS3 Investment Enterprise Partnership, and 70,299 shares and 34,091 shares issuable upon exercise of warrants held by JAFCO American Ventures. The only individuals who hold or share voting and investment power with respect to the shares of Kabira held by the funds affiliated with JAFCO are Barry
     J. Schiffman, Hitoshi Imuta, Mistumasa Murase, Akira Tsuda and Tomio Kezuka, all of whom disclaim beneficial ownership of the shares held by the funds referred to above, except to the extent of their pecuniary interest in those shares.

 (5) Consists of 587,549 shares, and 20,914 shares issuable upon exercise of warrants, held by SVE Star Ventures Enterprises No. V, 454,545 shares held by SVE Star Venture Enterprises No. VII, 126,306 shares held by SVM Star Ventures Managementgesellschaft mbH Nr. 3 & Co. Beteiligungs KG Nr. 2, 60,161 shares and 3,713 shares issuable upon exercise of warrants held by SVM Star Ventures Managementgesellschaft mbH Nr. 3, and 231,378 shares held by Star Growth Enterprise. The only individual who holds voting and investment power with respect to the shares of Kabira held by the funds affiliated with Star is Dr. Meir Barel. Dr. Barel disclaims beneficial ownership of the shares held by the funds referred to above, except to the extent of their pecuniary interest in those shares.


 (6) As of September 30, 2000, we had a right to repurchase 836,460 shares held by Mr. Sutton in the event of the termination of Mr. Sutton's employment.



 (7) As of September 30, 2000, we had a right to repurchase 128,334 shares held by Mr. Aries, in the event of the termination of Mr. Aries's employment.



 (8) Includes 75,000 shares subject to immediately exercisable options. As of September 30, 2000, we had a right to repurchase 54,688 shares subject to options, if Mr. Epperson were to exercise these options, in the event of the termination of Mr. Epperson's employment.



 (9) Includes 25,000 shares subject to immediately exercisable options. As of September 30, 2000, we had a right to repurchase 112,084 shares held by Mr. Righter in the event of the termination of Mr. Righter's employment and we had a right to repurchase 22,396 shares subject to options if Mr. Righter were to exercise these options.



(10) Includes 150,000 shares subject to immediately exercisable options. As of September 30, 2000, we had a right to repurchase 179,167 shares held by Mr. Sifter in the event of the termination of Mr. Sifter's employment and we had a right to repurchase 96,875 shares subject to options, if Mr. Sifter were to exercise these options.



(11) Includes 125,772 shares held by The Dahl Family Trust, dated October 31, 1998, as amended May 3, 1999, as to which Mr. Dahl disclaims beneficial ownership, and 25,000 shares subject to immediately exercisable options. As of September 30, 2000, we had a right to repurchase 10,938 shares subject to options, if Mr. Dahl were to exercise these options, in the event of the termination of Mr. Dahl's services as a director of Kabira.



(12) Includes an aggregate of 685,000 shares subject to immediately exercisable options and 140,909 shares issuable upon exercise of warrants. As of September 30, 2000, we had a right to repurchase an aggregate of 1,471,358 shares held by executive officers and directors and 594,897 of the shares subject to options, if these options were to be exercised, in the event of the termination of such persons' employment.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock is intended as a summary only and is not complete. You should read the full text of our amended and restated certificate of incorporation and our bylaws, which were filed with the registration statement of which this prospectus is a part.

COMMON STOCK


     As of September 30, 2000, there were 24,787,798 shares of common stock outstanding (including 19,332,287 shares of common stock issuable upon the automatic conversion of all outstanding preferred stock), which were held of record by approximately 155 stockholders. There will be 28,787,798 shares of common stock outstanding (assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options and warrants after September 30, 2000) after giving effect to the sale of our common stock in this offering. As of September 30, 2000, there were outstanding options to purchase an aggregate of 2,886,076 shares of our common stock and outstanding warrants to purchase an aggregate of 303,063 shares.


     The holders of common stock are entitled to one vote per share held of record on all matters submitted to a vote of the stockholders. Subject to any preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of any preferred stock then outstanding. The holders of common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to common stock.

PREFERRED STOCK

     Upon the completion of this offering, our board of directors will be authorized, without further action by the stockholders, to issue 10,000,000 shares of preferred stock in one or more series and to fix the number, designation, rights, preferences, privileges and restrictions of these shares. These rights, preferences and privileges may include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms, any of which may be superior to the rights of the common stock. It is not possible to state the actual effect the issuance of preferred stock might have on the rights of holders of our common stock until our board of directors actually determines the specific rights of any preferred stock that may be issued. However, the effects could include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock, or delaying or preventing a change in control of Kabira. Upon the closing of this offering, no shares of preferred stock will be outstanding, and we have no current plans to issue any shares of preferred stock.

WARRANTS


     Immediately following the closing of this offering, there will be outstanding warrants to purchase an aggregate of 253,063 shares of our common stock at a weighted average exercise price of $2.10 per share and an additional outstanding warrant to purchase 50,000 shares of our common stock at an exercise price equal to the initial public offering price in this offering. Of these warrants, warrants to purchase 50,000 shares expire 12 months after the date of this prospectus, warrants to purchase 199,627 shares expire in December 2003, and warrants to purchase 53,434 shares expire at various times from June 2006 through December 2006. All warrants may be exercised on a "net" basis, which means, in lieu of paying the exercise price in cash, the holder may instruct us to retain shares that have a total fair market value at the time of exercise equal to the aggregate exercise price.


REGISTRATION RIGHTS


     Upon completion of this offering, the holders of 22,948,466 shares of common stock, including shares issuable upon exercise of certain warrants, will be entitled to certain rights with respect to the registration of these shares under the Securities Act. Under the terms of the agreement between us and the holders of these registrable securities, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other securities holders exercising registration rights, these holders are entitled to notice of that registration and to include shares of their common stock therein. Holders of registration rights may also require us to file two registration statements under the Securities Act at our expense with respect to their shares of common stock, and we are required to use our best efforts to effect such registrations. Further, these holders may require us to file registration statements on Form S-3 at our expense when the form becomes available for use by us. All of these registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of registrable securities included in the registration. These registration rights will expire with respect to any particular stockholder when that stockholder can sell all of its shares in a consecutive three month period under Rule 144 of the Securities Act. In any event, the registration rights will expire five years after completion of this offering.


     The underwriters have requested that no registrable shares be registered in this offering. In addition, the holders of these registration rights have entered into lock-up agreements and waived their registration rights until 180 days following the effective date of the registration statement related to this offering. See "Shares Eligible for Future Sale" and "Underwriting."

CHARTER PROVISIONS AND DELAWARE LAWS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT

     Some provisions of Delaware law and our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of Kabira by means of a tender offer, a proxy contest or otherwise, or to remove our incumbent officers and directors. These provisions are summarized below. They are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Kabira to first negotiate with our board of directors. We believe that the benefits of our potential increased ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Kabira outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

     Election and Removal of Directors. Effective as of the first annual meeting of stockholders following completion of this offering, our bylaws provide for the division of our board of directors into three classes, as nearly equal in number as possible. Directors in each class will serve for a three-year term. One class is elected each year by our stockholders. This system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of Kabira and may maintain the incumbency of the board of directors, as it generally makes it more difficult for stockholders to replace a majority of the directors. For more information on the classified board, see "Management -- Board of Directors."

     Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to proposals which stockholders desire to bring before stockholder meetings and with respect to the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors.

     Stockholder Meetings. Under our certificate of incorporation and bylaws, only our board of directors, the Chairman of the Board or our Chief Executive Officer may call special meetings of stockholders.

     Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination, or the transaction in which the person became an interested stockholder, is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of the corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might have resulted in the payment of a premium over the market price for the shares of common stock held by our stockholders.

     Elimination of Stockholder Action By Written Consent. Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

     Elimination of Cumulative Voting. Neither our certificate of incorporation nor our bylaws provide for cumulative voting in the election of directors. Cumulative voting enables a minority stockholder to cast all votes to which he or she is entitled in an election of directors for one or more candidates on the board. Without cumulative voting, it is more difficult for a minority stockholder to elect a person of his or her choice to the board of directors than he or she could if cumulative voting were permitted. As a result, the elimination of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors and to influence the board of directors' decision regarding a takeover.

     Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock without approval by our stockholders. Preferred stock could have voting or other rights or preferences that could impede the success of any attempt to change the control of Kabira. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Kabira.

     Amendment of Charter Provisions. The amendment of any of the above provisions would require approval by holders of at least 66 2/3% of our outstanding common stock or a majority of our directors who are not affiliated or associated with any person or entity holding, or who has announced his or her intention to acquire, 20% or more of our outstanding capital stock.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for our common stock is BankBoston, N.A.

LISTING

     We have applied for listing of our common stock on The Nasdaq Stock Market's National Market under the symbol "KABR."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock.


     Upon completion of this offering, based on shares outstanding as of September 30, 2000, adjusted to include shares of common stock issued upon conversion of all outstanding preferred stock, we will have 28,787,798 outstanding shares of common stock, assuming the issuance of 4,000,000 shares of common stock in this offering, no exercise of the underwriters' over-allotment option, and no exercise of options or warrants after September 30, 2000. All of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act subject to applicable lock-up agreements. However, the sale of any of these shares by "affiliates," as that term is defined in Rule 144, is subject to limitations and restrictions described below.



     The remaining 24,787,798 shares of common stock held by existing stockholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares are "restricted shares" and therefore may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. In addition, our directors and officers as well as other stockholders and optionholders have entered into lock-up agreements with the underwriters. These lock-up agreements provide that, except under limited exceptions, the stockholder may not offer, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, our common stock for a period of 180 days after the effective date of the registration statement relating to this offering. Accordingly, of the remaining 24,787,798 shares, approximately 21,855,259 shares will become eligible for sale on the 181st day after the effective date of this offering and 2,932,539 shares will become eligible for sale in May 31, 2001, subject in some cases to compliance with Rules 144 and/or 701. Deutsche Bank Securities Inc., however, may in its sole discretion, at any time without notice, release all or any portion of the shares subject to these lock-up agreements.



     As of September 30, 2000, there were a total of 2,886,076 shares of common stock subject to outstanding options, 564,099 of which were vested, and all of which are subject to lock-up agreements. Immediately after the completion of the offering, we intend to file a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock subject to outstanding options or reserved for future issuance under our stock option and stock purchase plans. As a result, shares purchased upon exercise of options granted pursuant to our stock option and stock purchase plans generally will be available for resale in the public market, subject to applicable lock-up agreements.


RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year, including the holding period of any prior owner who is not an affiliate of Kabira, would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:


     - 1% of the number of shares of our common stock then outstanding, which will equal approximately 287,877 shares immediately after this offering; or

     - The average weekly trading volume of our common stock on The Nasdaq Stock Market's National Market during the four calendar weeks preceding the filing of a notice on Form 144 for the sale.

Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice filing and the availability of current public information about Kabira.

RULE 144(K)

     Under Rule 144(k), a person who is not deemed to have been one of our "affiliates" at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, generally including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or current public information provisions of Rule 144. Unless otherwise restricted by lock-up agreements, these shares may be sold immediately upon the completion of this offering.

RULE 701

     In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to rely on the resale provision of Rule 701. The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities but, subject to lock-up agreements described above, beginning 90 days after the date of this prospectus, may be sold by persons other than affiliates, subject only to the manner of sale provisions of Rule 144. Securities issued in reliance on Rule 701 may be sold by affiliates under Rule 144 without compliance with its one-year minimum holding period requirement.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement, each underwriter named below, through their representatives, Deutsche Bank Securities Inc., SG Cowen Securities Corporation and Thomas Weisel Partners LLC, has severally agreed to purchase from us the following respective number of shares of common stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:


                                                              NUMBER OF
                        UNDERWRITER                            SHARES
                        -----------                           ---------
Deutsche Bank Securities Inc. ..............................
SG Cowen Securities Corporation.............................
Thomas Weisel Partners LLC..................................

                                                              ---------
  Total.....................................................  4,000,000
                                                              =========


     The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all shares of common stock offered in this prospectus, other than those covered by the over-allotment described below, if any of these shares are purchased.

     The underwriters propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of
$     per share under the initial public offering price. The underwriters may
allow and these dealers may re-allow a concession of not more than $     per
share to other dealers. After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.

     We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to 600,000 additional shares of common stock at the initial public offering price less the underwriting discounts and commission set forth on the cover page of this prospectus. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of the common stock offered in this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to the conditions in the underwriting agreement, to purchase approximately the same percentage of additional shares of common stock as the number of shares of common stock to be purchased by it in this offering bears to the total number of shares of common stock offered in this prospectus. We will be obligated, under the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If additional shares of common stock are purchased, the underwriters will offer them on the same terms as those on which the 4,000,000 shares are being offered.

     The underwriting fee is equal to the initial public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is currently expected to be 7% of the initial public offering price. We have agreed to pay the underwriters the following fees, assuming either no exercise or full exercise by the underwriters of the over-allotment option:

                                                                         TOTAL FEES
                                                                  ------------------------
                                                                   WITHOUT         WITH
                                                                   EXERCISE      EXERCISE
                                                                   OF OVER-      OF OVER-
                                                                  ALLOTMENT     ALLOTMENT
                                                 FEE PER SHARE      OPTION        OPTION
                                                 -------------    ----------    ----------
Fees paid by Kabira............................      $            $             $

     In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $1,700,000.

     We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

     Each of our officers and directors and substantially all of our stockholders and holders of options and warrants to purchase our stock, have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Deutsche Bank Securities Inc. This consent may be given at any time without public notice. We have entered into a similar agreement with the representatives of the underwriters, subject to certain exceptions. There are no agreements between the representatives of any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 180-day period.

     The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. The underwriters may over-allot shares of our common stock in connection with this offering, thus creating a short position in our common stock for their own account. Short sales involve the sale by the underwriters of a greater number of shares than they are committed to purchase in the offering. A short position may involve either "covered" short sales or "naked" short sales. Covered short sales are sales made in an amount not greater than the underwriters' overallotment option to purchase additional shares in the offering described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. Naked short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

     Accordingly, to cover these short sales positions or to stabilize the market price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. These transactions may be effected on the Nasdaq National Market or otherwise.

Additionally, the representatives, on behalf of the underwriters, may also reclaim selling concessions allowed to an underwriter or dealer. Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.

     We have applied for listing of our common stock on The Nasdaq National Market under the symbol "KABR."

     The underwriters have reserved for sale, at the initial public offering price, up to 390,000 shares for our employees, directors and certain other parties associated with us who express an interest in purchasing common stock in the offering. The number of shares of our common stock available for sale to the general public in the offering will be reduced to the extent these parties purchase the reserved shares. Any reserved shares that are not purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

     Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 172 filed public offerings of equity securities, of which 127 have been completed, and has acted as a syndicate member in an additional 97 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

     In May 2000, we sold shares of our Series F preferred stock in a private placement at a price of $6.82 per share. Each of the shares of Series F preferred stock is convertible at the option of the holder into one share of our common stock. In this private placement, individuals associated with Deutsche Bank Securities Inc. purchased 26,791 shares of Series F preferred stock and a fund associated with Thomas Weisel Partners LLC purchased 18,328 shares of Series F preferred stock, all on the same terms as other investors in the private placement. Upon conversion of these shares into common stock, based on an assumed initial public offering price of $11.00, the value of these shares is $496,309. The difference between the amount that individuals and funds associated with Deutsche Bank Securities Inc. and Thomas Weisel Partners LLC originally paid for the Series F preferred stock and the value of the Series F preferred stock based on an assumed initial public offering price of $11.00 equals $188,597.

PRICING OF THIS OFFERING

     Prior to this offering, there has been no public market for our common stock. As a result, the initial public offering price of our common stock has been determined by negotiation among us and the representatives of the underwriters. Among the primary factors considered in determining the public offering price were:

     - Prevailing market conditions;

     - Estimates of our business potential;

     - The present stage of our development;

     - The market capitalization and stage of development of other companies that we and the representatives of the underwriters believe to be comparable to our business; and

     - Our results of operations in recent periods.

     The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for Kabira by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, San Francisco, California. An investment partnership composed of current and former members of and persons associated with Wilson Sonisini Goodrich & Rosati, Professional Corporation, beneficially owns 71,804 shares of our preferred stock. An investment partnership composed of current and former partners of Gibson, Dunn & Crutcher LLP beneficially owns 10,997 shares of our preferred stock.

                                    EXPERTS

     The consolidated financial statements of Kabira Technologies, Inc. at March 31, 1999 and 2000, and for each of the three years in the period ended March 31, 2000, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of that firm as experts in accounting and auditing.

                             CHANGE IN ACCOUNTANTS

     In August 1999, we retained Ernst & Young LLP as our independent auditors to audit our consolidated financial statements as of March 31, 1999 and 2000, and for each of the three years in the period ended March 31, 2000. Other auditors had previously been engaged as our former independent accountants. The decision to dismiss the former accountants was approved by our board of directors on July 16, 1999. The former accountants' reports on our consolidated financial statements at March 31, 1997 and 1998 and for the period from February 6, 1996 (inception) to March 31, 1997, and for the year ended March 31, 1998 and for the period from February 6, 1996 (inception) to March 31, 1998 did not contain any adverse opinion or disclaimer of opinion, and its reports were not otherwise modified or qualified as to audit scope, or accounting principles except that their reports for both fiscal years were modified to disclose that Kabira was a development stage enterprise, and their report for the period ended March 31, 1997 was also modified to include an explanatory paragraph that expressed uncertainty over our ability to continue as a going concern. To our knowledge, during the years ended March 31, 1997 and 1998 and the interim period, through July 16, 1999, there were no disagreements with the former accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which the former accountants would have been required to refer to in its reports if such disagreements had not been resolved to its satisfaction. Our former accountants have not audited or reported on any of the financial statements or information included in this prospectus. Prior to July 16, 1999, we had not consulted with Ernst & Young LLP on items that involved our accounting principles or the form of audit opinion to be issued on our financial statements.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We filed with the SEC a registration statement on Form S-1 (including exhibits and schedules) under the Securities Act with respect to the shares to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to Kabira and our common stock, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete. In each instance, we refer you to the copy of such contract or document filed as an Exhibit to the registration statement, and each of these statements is qualified in all respects by this reference. A copy of the registration statement and the exhibits and schedules may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and at Northwestern Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.


     Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities and Exchange Act of 1934, as amended, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and web site of the SEC referred to above.

                           KABIRA TECHNOLOGIES, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS
         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED MARCH 31, 2000

                                    CONTENTS

                                                              PAGE
Report of Ernst & Young LLP, Independent Auditors...........   F-2
Consolidated Financial Statements
  Consolidated Balance Sheets...............................   F-3
  Consolidated Statements of Operations.....................   F-4
  Consolidated Statements of Redeemable Convertible
     Preferred Stock and Stockholders' Deficit..............   F-5
  Consolidated Statements of Cash Flows.....................   F-8
  Notes to Consolidated Financial Statements................   F-9

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Kabira Technologies, Inc.

     We have audited the accompanying consolidated balance sheets of Kabira Technologies, Inc. (Note 1) as of March 31, 1999 and 2000, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' deficit, and cash flows for each of the three years in the period ended March 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kabira Technologies, Inc. at March 31, 1999 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                                              /s/ ERNST & YOUNG
LLP
Walnut Creek, California
May 18, 2000,
  except for Note 13,
  as to which the
  date is May 31, 2000

                           KABIRA TECHNOLOGIES, INC.

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                                               PRO FORMA
                                                                                             STOCKHOLDERS
                                                            MARCH 31,                          EQUITY AT
                                                       -------------------   SEPTEMBER 30,   SEPTEMBER 30,
                                                         1999       2000         2000            2000
                                                       --------   --------   -------------   -------------
                                                                              (UNAUDITED)     (UNAUDITED)
ASSETS
  Current assets:
    Cash and cash equivalents........................  $ 11,728   $ 11,546     $ 16,006
    Short-term investments...........................        --        411        2,081
    Accounts receivable, net of allowance for
      doubtful accounts of $419 at March 31, 2000
      (none at March 31, 1999), and $560 at September
      30, 2000.......................................       327      3,944        8,863
    Note receivable from former officer..............        --         81           81
    Prepaid expenses and other current assets........       253        409          733
                                                       --------   --------     --------
      Total current assets...........................    12,308     16,391       27,764
  Property and equipment, net........................       730      1,928        3,402
  Note receivable from former officer................        75         --           --
  Accrued interest on notes receivable from
    stockholders.....................................        --         30          115
  Deposits and other.................................       120        446        1,585
                                                       --------   --------     --------
      Total assets...................................  $ 13,233   $ 18,795     $ 32,866
                                                       ========   ========     ========
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK
  AND STOCKHOLDERS' DEFICIT
  Current liabilities:
    Accounts payable.................................  $    721   $  2,480     $  2,748
    Accrued liabilities..............................       511      2,937        4,521
    Deferred revenues................................        58      4,603        7,456
    Current portion of long-term debt................        --        236          254
    Current portion of capital lease obligations.....       335        271          186
                                                       --------   --------     --------
      Total current liabilities......................     1,625     10,527       15,165
  Long-term debt, less current portion...............        --        410          276
  Capital lease obligations, less current portion....       327         61           --
  Commitments (Note 7)
  Redeemable convertible preferred stock, $0.001 par
    value; 19,581,528 shares authorized; 13,978,751,
    15,711,772 and 18,644,311 shares issued and
    outstanding as of March 31, 1999 and 2000 and
    September 30, 2000, respectively (none
    outstanding as of September 30, 2000 pro forma,
    unaudited); aggregate liquidation preference of
    $44,013 at March 31, 2000........................    32,223     44,031       64,026        $     --
  Stockholders' deficit:
    Common stock, $0.001 par value, 40,000,000 shares
      authorized; 2,001,175 and 4,306,780 and
      5,455,511 shares issued and outstanding at
      March 31, 1999 and 2000 and September 30, 2000,
      respectively (24,787,798 shares outstanding as
      of September 30, 2000 pro forma, unaudited)....         2          4            5              24
    Additional paid-in capital.......................       128      6,747       15,205          79,212
    Deferred stock-based compensation................        --     (3,517)      (6,276)         (6,276)
    Notes receivable from stockholders...............        --     (1,395)      (3,546)         (3,546)
    Accumulated deficit..............................   (21,066)   (38,042)     (51,931)        (51,931)
    Accumulated other comprehensive loss.............        (6)       (31)         (58)            (58)
                                                       --------   --------     --------        --------
      Total stockholders' deficit....................   (20,942)   (36,234)     (46,601)       $ 17,425
                                                       --------   --------     --------        ========
      Total liabilities, redeemable convertible
         preferred stock and stockholders' deficit...  $ 13,233   $ 18,795     $ 32,866
                                                       ========   ========     ========


See accompanying notes.

                           KABIRA TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                                 SIX MONTHS ENDED
                                             YEARS ENDED MARCH 31,                 SEPTEMBER 30,
                                     -------------------------------------   -------------------------
                                        1998         1999         2000          1999          2000
                                     ----------   ----------   -----------   -----------   -----------
                                                                                    (UNAUDITED)
Revenues:
  Software license.................  $       69   $      670   $     4,563   $       792   $     5,635
  Service, maintenance and other...         242          602         3,686           461         8,073
                                     ----------   ----------   -----------   -----------   -----------
    Total revenues.................         311        1,272         8,249         1,253        13,708
Cost of revenues:
  Software license.................          53          161           131            68            55
  Service, maintenance and other...         183          428         3,756           593         7,231
                                     ----------   ----------   -----------   -----------   -----------
    Total cost of revenues.........         236          589         3,887           661         7,286
                                     ----------   ----------   -----------   -----------   -----------
    Gross profit...................          75          683         4,362           592         6,422
Operating expenses:
  Sales and marketing..............       3,829        4,802        12,852         5,316        11,818
  Research and development.........       3,223        3,190         3,939         1,487         3,300
  General and administrative.......         967        1,774         3,226         1,238         2,642
  Stock-based compensation(1)......          --           --         1,342           381         2,976
                                     ----------   ----------   -----------   -----------   -----------
    Total operating expenses.......       8,019        9,766        21,359         8,422        20,736
                                     ----------   ----------   -----------   -----------   -----------
    Loss from operations...........      (7,944)      (9,083)      (16,997)       (7,830)      (14,314)
Other income (expense):
  Interest and other income
    (expense), net.................         194           24           232           165           563
  Interest expense.................        (120)        (493)         (150)          (68)          (67)
                                     ----------   ----------   -----------   -----------   -----------
    Other income (expense), net....          74         (469)           82            97           496
                                     ----------   ----------   -----------   -----------   -----------
    Loss before income taxes.......      (7,870)      (9,552)      (16,915)       (7,733)      (13,818)
Provision for income taxes.........          (6)          (5)          (24)           --           (53)
                                     ----------   ----------   -----------   -----------   -----------
    Net loss.......................  $   (7,876)  $   (9,557)  $   (16,939)  $    (7,733)  $   (13,871)
                                     ==========   ==========   ===========   ===========   ===========
Net loss per share, basic and
  diluted..........................  $    (8.24)  $    (6.66)  $     (7.69)  $     (3.77)  $     (4.36)
                                     ==========   ==========   ===========   ===========   ===========
Weighted average shares used in
  calculating net loss per share,
  basic and diluted................     955,941    1,434,860     2,202,554    (2,051,981)    3,179,092
                                     ==========   ==========   ===========   ===========   ===========
Pro forma net loss per share, basic
  and diluted (unaudited)..........                            $     (0.99)  $     (0.46)  $     (0.62)
                                                               ===========   ===========   ===========
Weighted average shares used in
  calculating pro forma net loss
  per share, basic and diluted
  (unaudited)......................                             17,135,900    16,718,708    22,511,379
                                                               ===========   ===========   ===========


-------------------------
(1) Stock-based compensation consisted of the following:


                                                                             SIX MONTHS ENDED
                                                              YEAR ENDED      SEPTEMBER 30,
                                                              MARCH 31,     ------------------
                                                                 2000       1999         2000
                                                              ----------    ----        ------
                                                                               (UNAUDITED)
Cost of service maintenance and other revenues..............    $   15      $  3        $   93
Sales and marketing.........................................       630       127         1,468
Research and development....................................       206        94           575
General and administrative..................................       491       157           840
                                                                ------      ----        ------
  Total stock-based compensation............................    $1,342      $381        $2,976
                                                                ======      ====        ======


See accompanying notes.

                           KABIRA TECHNOLOGIES, INC.

     CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                             STOCKHOLDERS' DEFICIT
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                 STOCKHOLDERS' DEFICIT
                                                             --------------------------------------------------------------
                                    REDEEMABLE CONVERTIBLE                                                        NOTES
                                       PREFERRED STOCK          COMMON STOCK       ADDITIONAL     DEFERRED      RECEIVABLE
                                    ----------------------   -------------------    PAID-IN     STOCK-BASED        FROM
                                      SHARES       AMOUNT      SHARES     AMOUNT    CAPITAL     COMPENSATION   STOCKHOLDERS
                                    -----------   --------   ----------   ------   ----------   ------------   ------------
Balance at March 31, 1997.........   4,833,040    $ 8,945     1,821,392    $ 2       $   18       $    --        $    --
  Issuance of Series D redeemable
    convertible preferred stock in
    exchange for cash at $4.37 per
    share.........................   1,441,648      6,300            --     --           --            --             --
  Issuance of warrants in
    connection with lease
    agreements....................          --         18            --     --           --            --             --
  Exercise of stock options.......          --         --       100,662     --           34            --             --
  Net loss........................          --         --            --     --           --            --             --
  Other comprehensive loss:
    Foreign currency translation
      adjustment..................          --         --            --     --           --            --             --
    Comprehensive loss............          --         --            --     --           --            --             --
                                    ----------    -------    ----------    ---       ------       -------        -------
Balance at March 31, 1998.........   6,274,688     15,263     1,922,054      2           52            --             --
  Issuance of Series E redeemable
    convertible preferred stock in
    exchange for cash at $2.20 per
    share (net of issuance costs
    of $259)......................   5,806,399     12,515            --     --           --            --             --
  Issuance of warrants in
    connection with convertible
    notes payable.................          --        270            --     --           --            --             --
  Issuance of Series E redeemable
    convertible preferred stock in
    exchange for conversion of
    convertible notes payable and
    accrued interest at $2.20 per
    share.........................   1,897,664      4,175            --     --           --            --             --
  Exercise of stock options.......          --         --        79,121     --           76            --             --
  Net loss........................          --         --            --     --           --            --             --
  Other comprehensive loss:
    Foreign currency translation
      adjustment..................          --         --            --     --           --            --             --
    Comprehensive loss............          --         --            --     --           --            --             --
                                    ----------    -------    ----------    ---       ------       -------        -------
Balance at March 31, 1999.........  13,978,751     32,223     2,001,175      2          128            --             --

                                             STOCKHOLDERS' DEFICIT
                                    ---------------------------------------
                                                   ACCUMULATED
                                                      OTHER
                                    ACCUMULATED   COMPREHENSIVE
                                      DEFICIT     INCOME (LOSS)     TOTAL
                                    -----------   --------------   --------
Balance at March 31, 1997.........   $ (3,633)         $ --        $ (3,613)
  Issuance of Series D redeemable
    convertible preferred stock in
    exchange for cash at $4.37 per
    share.........................         --            --              --
  Issuance of warrants in
    connection with lease
    agreements....................         --            --              --
  Exercise of stock options.......         --            --              34
  Net loss........................     (7,876)           --          (7,876)
  Other comprehensive loss:
    Foreign currency translation
      adjustment..................         --            (9)             (9)
                                                                   --------
    Comprehensive loss............         --            --          (7,885)
                                     --------          ----        --------
Balance at March 31, 1998.........    (11,509)           (9)        (11,464)
  Issuance of Series E redeemable
    convertible preferred stock in
    exchange for cash at $2.20 per
    share (net of issuance costs
    of $259)......................         --            --              --
  Issuance of warrants in
    connection with convertible
    notes payable.................         --            --              --
  Issuance of Series E redeemable
    convertible preferred stock in
    exchange for conversion of
    convertible notes payable and
    accrued interest at $2.20 per
    share.........................         --            --              --
  Exercise of stock options.......         --            --              76
  Net loss........................     (9,557)           --          (9,557)
  Other comprehensive loss:
    Foreign currency translation
      adjustment..................         --             3               3
                                                                   --------
    Comprehensive loss............         --            --          (9,554)
                                     --------          ----        --------
Balance at March 31, 1999.........    (21,066)           (6)        (20,942)

                           KABIRA TECHNOLOGIES, INC.

     CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                             STOCKHOLDERS' DEFICIT
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (CONTINUED)

                                                                                STOCKHOLDERS' DEFICIT
                                                            --------------------------------------------------------------
                                   REDEEMABLE CONVERTIBLE                                                        NOTES
                                      PREFERRED STOCK          COMMON STOCK       ADDITIONAL     DEFERRED      RECEIVABLE
                                   ----------------------   -------------------    PAID-IN     STOCK-BASED        FROM
                                     SHARES       AMOUNT      SHARES     AMOUNT    CAPITAL     COMPENSATION   STOCKHOLDERS
                                   -----------   --------   ----------   ------   ----------   ------------   ------------
  Issuance of Series F redeemable
    convertible preferred stock
    in exchange for cash at $6.82
    per share (net of issuance
    costs of $48)................   1,733,021     11,771            --     --           --            --             --
  Exercise of stock options in
    exchange for cash............          --         --       456,605      2          365            --             --
  Exercise of stock options in
    exchange for notes
    receivable...................          --         --     1,835,000     --        1,395            --         (1,395)
  Accretion of issuance costs
    associated with redeemable
    convertible preferred
    stock........................          --         37            --     --           --            --             --
  Deferred stock-based
    compensation.................          --         --            --     --        4,746        (4,746)            --
  Amortization of deferred stock-
    compensation.................          --         --            --     --           --         1,229             --
  Issuance of nonqualified stock
    options to consultants for
    services rendered............          --         --            --     --           37            --             --
  Issuance and exercise of common
    stock purchase rights to
    consultants for services
    rendered.....................          --         --        14,000     --           76            --             --
  Net loss.......................          --         --            --     --           --            --             --
  Other comprehensive loss:
  Foreign currency translation
    adjustment...................          --         --            --     --           --            --             --
  Comprehensive loss.............          --         --            --     --           --            --             --
                                   ----------    -------    ----------    ---       ------       -------        -------
Balance at March 31, 2000........  15,711,772    $44,031     4,306,780    $ 4       $6,747       $(3,517)       $(1,395)

                                            STOCKHOLDERS' DEFICIT
                                   ---------------------------------------
                                                  ACCUMULATED
                                                     OTHER
                                   ACCUMULATED   COMPREHENSIVE
                                     DEFICIT     INCOME (LOSS)     TOTAL
                                   -----------   --------------   --------
  Issuance of Series F redeemable
    convertible preferred stock
    in exchange for cash at $6.82
    per share (net of issuance
    costs of $48)................         --            --              --
  Exercise of stock options in
    exchange for cash............         --            --             367
  Exercise of stock options in
    exchange for notes
    receivable...................         --            --              --
  Accretion of issuance costs
    associated with redeemable
    convertible preferred
    stock........................        (37)           --             (37)
  Deferred stock-based
    compensation.................         --            --              --
  Amortization of deferred stock-
    compensation.................         --            --           1,229
  Issuance of nonqualified stock
    options to consultants for
    services rendered............         --            --              37
  Issuance and exercise of common
    stock purchase rights to
    consultants for services
    rendered.....................         --            --              76
  Net loss.......................    (16,939)           --         (16,939)
  Other comprehensive loss:
  Foreign currency translation
    adjustment...................         --           (25)            (25)
                                                                  --------
  Comprehensive loss.............         --            --         (16,964)
                                    --------          ----        --------
Balance at March 31, 2000........   $(38,042)         $(31)       $(36,234)

See accompanying notes.

                           KABIRA TECHNOLOGIES, INC.

     CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                             STOCKHOLDERS' DEFICIT
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (CONTINUED)

                                                                                     STOCKHOLDERS' DEFICIT
                                                                 --------------------------------------------------------------
                                        REDEEMABLE CONVERTIBLE                                                        NOTES
                                           PREFERRED STOCK          COMMON STOCK       ADDITIONAL     DEFERRED      RECEIVABLE
                                        ----------------------   -------------------    PAID-IN     STOCK-BASED        FROM
                                          SHARES       AMOUNT      SHARES     AMOUNT    CAPITAL     COMPENSATION   STOCKHOLDERS
                                        -----------   --------   ----------   ------   ----------   ------------   ------------
  Issuance of Series F redeemable
    convertible preferred stock in
    exchange for cash at $6.82 per
    share (net of issuance costs of
    $23) (unaudited)..................   2,932,539     19,977            --     --           --            --             --
  Exercise of stock options in
    exchange for cash (unaudited).....          --         --       343,731      1          572            --             --
  Exercise of stock options in
    exchange for notes receivable
    (unaudited).......................          --         --       800,000     --        2,151            --         (2,151)
  Accretion of issuance costs
    associated with redeemable
    convertible preferred stock
    (unaudited).......................          --         18            --     --           --            --             --
  Deferred stock-based compensation
    (unaudited).......................          --         --            --     --        5,605        (5,605)            --
  Amortization of deferred stock
    compensation (unaudited)..........          --         --            --     --           --         2,846             --
  Issuance of nonqualified stock
    options to consultants for
    services rendered (unaudited).....          --         --            --     --           81            --             --
  Issuance and exercise of common
    stock purchase rights to
    consultants for services rendered
    (unaudited).......................          --         --         5,000     --           49            --             --
  Net loss (unaudited)................          --         --            --     --           --            --             --
  Other comprehensive loss:
    (unaudited)
  Foreign currency translation
    adjustment (unaudited)............          --         --            --     --           --            --             --
  Comprehensive loss (unaudited)......          --         --            --     --           --            --             --
                                        ----------    -------    ----------    ---      -------       -------        -------
Balance at September 30, 2000
  (unaudited).........................  18,644,311    $64,026     5,455,511    $ 5      $15,205       $(6,276)       $(3,546)
                                        ==========    =======    ==========    ===      =======       =======        =======

                                                 STOCKHOLDERS' DEFICIT
                                        ---------------------------------------
                                                       ACCUMULATED
                                                          OTHER
                                        ACCUMULATED   COMPREHENSIVE
                                          DEFICIT     INCOME (LOSS)     TOTAL
                                        -----------   --------------   --------
  Issuance of Series F redeemable
    convertible preferred stock in
    exchange for cash at $6.82 per
    share (net of issuance costs of
    $23) (unaudited)..................         --            --              --
  Exercise of stock options in
    exchange for cash (unaudited).....         --            --             573
  Exercise of stock options in
    exchange for notes receivable
    (unaudited).......................         --            --              --
  Accretion of issuance costs
    associated with redeemable
    convertible preferred stock
    (unaudited).......................        (18)           --             (18)
  Deferred stock-based compensation
    (unaudited).......................         --            --              --
  Amortization of deferred stock
    compensation (unaudited)..........         --            --           2,846
  Issuance of nonqualified stock
    options to consultants for
    services rendered (unaudited).....         --            --              81
  Issuance and exercise of common
    stock purchase rights to
    consultants for services rendered
    (unaudited).......................         --            --              49
  Net loss (unaudited)................    (13,871)           --         (13,871)
  Other comprehensive loss:
    (unaudited)
  Foreign currency translation
    adjustment (unaudited)............         --           (27)            (27)
                                                                       --------
  Comprehensive loss (unaudited)......         --            --         (13,898)
                                         --------          ----        --------
Balance at September 30, 2000
  (unaudited).........................   $(51,931)         $(58)       $(46,601)
                                         ========          ====        ========


See accompanying notes.

                           KABIRA TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                               SIX MONTHS
                                                                                                 ENDED
                                                               YEARS ENDED MARCH 31,         SEPTEMBER 30,
                                                            ----------------------------   ------------------
                                                             1998      1999       2000      1999       2000
                                                            -------   -------   --------   -------   --------
                                                                                              (UNAUDITED)
OPERATING ACTIVITIES
  Net loss................................................  $(7,876)  $(9,557)  $(16,939)  $(7,733)  $(13,871)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation..........................................      452       633        630       270        545
    Provision for bad debts...............................       --        --        419       123        141
    Stock-based compensation..............................       --        --      1,342       381      2,976
    Loss on disposal of property and equipment............       71        10         46        38         34
    Interest expense related to notes payable converted
      into redeemable convertible preferred stock.........       --       352         --        --         --
    Other.................................................       14        --        (36)       (3)       (85)
    Changes in operating assets and liabilities:
      Accounts receivable.................................     (149)     (190)    (4,036)   (2,886)    (5,060)
      Prepaid expenses and other current assets...........        8      (143)      (156)      (77)      (324)
      Deposits............................................       --      (120)        --        --         --
      Other assets........................................       --        --        (26)       16       (705)
      Accounts payable....................................      (74)      503      1,759       328        268
      Accrued liabilities.................................      144       197      2,426       989      1,584
      Deferred revenues...................................       --        62      4,545     2,644      2,853
                                                            -------   -------   --------   -------   --------
         Net cash used in operating activities............   (7,410)   (8,253)   (10,026)   (5,910)   (11,644)
INVESTING ACTIVITIES
  Purchases of available-for-sale investments.............       --        --     (3,150)       --     (2,081)
  Maturities of available-for-sale investments............       --        --      2,739        --        411
  Purchases of property and equipment.....................       --      (324)    (1,874)     (539)    (2,053)
  Issuance of note receivable from former officer.........       --       (75)        --        --         --
                                                            -------   -------   --------   -------   --------
         Net cash used in investing activities............       --      (399)    (2,285)     (539)    (3,723)
FINANCING ACTIVITIES
  Purchases of restricted certificates of deposit.........       --        --       (300)       --       (434)
  Proceeds from issuance of long-term debt................       --        --        771       457         --
  Principal payments on long-term debt....................       --        --       (125)      (31)      (116)
  Principal payments on capital leases....................     (212)     (305)      (330)     (169)      (146)
  Proceeds from convertible notes payable.................       --     4,642         --        --         --
  Repayment of convertible notes payable..................       --      (548)        --        --         --
  Net proceeds from issuance of preferred stock...........    6,300    12,515     11,771        --     19,977
  Proceeds from exercise of stock options.................       34        76        367       115        573
                                                            -------   -------   --------   -------   --------
         Net cash provided by financing activities........    6,122    16,380     12,154       372     19,854
  Effect of foreign currency translation on cash and cash
    equivalents...........................................       --         9        (25)        1        (27)
                                                            -------   -------   --------   -------   --------
         Net increase (decrease) in cash and cash
           equivalents....................................   (1,288)    7,737       (182)   (6,076)     4,460
  Cash and cash equivalents at beginning of period........    5,279     3,991     11,728    11,728     11,546
                                                            -------   -------   --------   -------   --------
  Cash and cash equivalents at end of period..............  $ 3,991   $11,728   $ 11,546   $ 5,652   $ 16,006
                                                            =======   =======   ========   =======   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Interest paid...........................................  $   117   $   139   $    150        68   $     68
                                                            =======   =======   ========   =======   ========
  Income taxes paid.......................................  $     2   $     5   $     24   $    --   $     53
                                                            =======   =======   ========   =======   ========
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND
  FINANCING ACTIVITIES
  Purchases of equipment under capital lease
    obligations...........................................  $   824   $    --   $     --   $    --   $     --
                                                            =======   =======   ========   =======   ========
Issuance of Series E redeemable convertible preferred
  stock in exchange for conversion of convertible notes
  payable and accrued interest............................  $    --   $ 4,175   $     --   $    --   $     --
                                                            =======   =======   ========   =======   ========


See accompanying notes.

                           KABIRA TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         MARCH 31, 1998, 1999 AND 2000

        (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE SIX MONTHS ENDED


                   SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND OPERATIONS

     ObjectSwitch Corporation ("ObjectSwitch"), which is currently doing business as "Kabira Technologies, Inc.," was incorporated in the State of California on February 6, 1996. On March 26, 2000, ObjectSwitch formed a wholly owned subsidiary, Kabira Technologies, Inc. ("Kabira"), in the State of Delaware. Prior to consummation of the proposed initial public offering described in Note 13, ObjectSwitch will be merged into Kabira, with Kabira being the surviving Delaware corporation.

     Kabira Technologies, Inc. and its subsidiaries (collectively, the "Company") develop and market infrastructure software for the delivery of business and consumer services made possible by the convergence of telecommunications networks, traditional enterprise networks and the Internet. The Company's principal product, the ObjectSwitch Server, is designed to allow businesses to rapidly design and deploy applications and services involving high-volume business-to-business or business-to-consumer transactions. The Company currently markets its products in North America and Europe.


     The Company's current operating plan anticipates that the Company will require additional capital to fund its operations, continue its research and development programs and build its sales and marketing organization prior to reaching profitability. To date, the Company has financed its operations primarily with proceeds from private equity offerings and various equipment financing arrangements. As described in Note 13, the Company has obtained and plans to seek additional funding through public or private financing arrangements subsequent to September 30, 2000.


UNAUDITED INTERIM FINANCIAL INFORMATION


     The interim financial information as of September 30, 2000 and for the six months ended September 30, 1999 and 2000 is unaudited but includes all adjustments, consisting only of normal recurring adjustments, that management considers necessary for a fair presentation of the Company's consolidated financial position at that date and its consolidated results of operations and cash flows for those periods. Operating results for the six months ended September 30, 2000 are not necessarily indicative of results that may be expected for any future periods.


PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Kabira Technologies, Inc. and its wholly owned subsidiaries in the United Kingdom, France, Germany, Sweden and Canada. All significant intercompany transactions have been eliminated in consolidation.

                           KABIRA TECHNOLOGIES, INC.

                         MARCH 31, 1998, 1999 AND 2000

        (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE SIX MONTHS ENDED


                   SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FOREIGN CURRENCY TRANSLATION

     The functional currency of the Company's foreign subsidiaries is the local currency. The Company translates all assets and liabilities to U.S. dollars at the current exchange rate as of the applicable balance sheet date. Revenues and expenses are translated at the average exchange rate prevailing during the period. Gains and losses resulting from the translation of the foreign subsidiaries' financial statements are reported as a separate component of stockholders' deficit. Net gains and losses resulting from foreign exchange transactions were not material in any of the periods presented.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported results of operations during the reporting period. Actual results could differ from those estimates.

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     The Company invests its excess cash in certificates of deposit, money market accounts and high quality marketable debt securities. The Company considers all highly liquid investments with original maturities of 90 days or less at the time of purchase to be cash equivalents.

     The Company accounts for its investments in marketable securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

     Under SFAS No. 115, all debt and equity securities must be classified as held-to-maturity, trading or available-for-sale. Management determines the appropriate classification of securities at the time of purchase and reevaluates such designation as of each balance sheet date.

     All investments in debt securities have been designated as available-for-sale. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported as a separate component of stockholders' deficit, if material. Realized gains and losses and declines in value judged to be other-than-temporary, if any, on available-for-sale securities are included in other income. The cost of securities sold is based on the specific identification method. Interest on securities classified as available-for-sale is included in interest income.

CONCENTRATIONS OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

     The Company sells its products in the United States and internationally on a credit basis. The Company performs ongoing credit evaluations of its customers, does not require collateral and maintains allowances for potential credit losses on customer accounts when deemed necessary. For the year ended March 31, 1998, two customers accounted for 39% and 21% of total revenues, respectively. For the year ended March 31, 1999, one of these customers and

                           KABIRA TECHNOLOGIES, INC.

                         MARCH 31, 1998, 1999 AND 2000

        (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE SIX MONTHS ENDED


                   SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) two new customers accounted for 30%, 26% and 20% of total revenues and, as of March 31, 1999, 6%, 32% and 44% of gross accounts receivable, respectively. For the year ended March 31, 2000, three new customers accounted for 20%, 14% and 11% of total revenues and, as of March 31, 2000, 13%, 2% and 5% of gross accounts receivable, respectively. Additionally, one other customer accounted for 17% of gross accounts receivable as of March 31, 2000. However, the revenues from this customer represented less than 10% of the Company's total revenues for the year ended March 31, 2000.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets. Equipment under capital leases is amortized over the shorter of the estimated useful life or the life of the lease.

     Estimated useful lives of the respective elements of property and equipment are as follows:

Computers and equipment.....................................  3 years
Furniture, fixtures and improvements........................  5 years

REVENUE AND COST RECOGNITION

     The Company generates revenue primarily from software license sales and from related services, including implementation and customization services, maintenance and support activities and training services. The Company's software license revenues are generated from licensing the Company's products directly to end users and indirectly through resellers. The Company recognizes revenues in accordance with provisions of Statement of Position ("SOP") 97-2, "Software Revenue Recognition" and SOP 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts." The nature of each licensing arrangement determines how revenues and the related costs are recognized:


     - If the contract requires the Company to perform significant production, modification or customization of software, software license revenues are recognized using the percentage-of-completion method of accounting as required under the provisions of SOP 97-2 and SOP 81-1. The percentage-of-completion method is applied based on the ratio of total labor hours incurred to estimated total labor hours because the Company's contracts do not contain milestones or specific acceptance provisions. The duration of contracts of this type typically ranges from three to nine months. To date, most of the Company's software license revenues have been recognized on this basis.


     - If the contract requires delivery of the product to the end user and the Company will not be performing the implementation, the Company recognizes software license revenues under the provisions of SOP 97-2. Accordingly, such software license revenues are recognized when a noncancelable license agreement has been signed, the product has been shipped, the fees are fixed and determinable and collectibility is probable. The

                           KABIRA TECHNOLOGIES, INC.

                         MARCH 31, 1998, 1999 AND 2000

        (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE SIX MONTHS ENDED


                   SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
       Company uses the residual method in accordance with SOP 98-9 to allocate revenues to the elements of the arrangement, as described below.

     - If the contract requires delivery of the product to a third-party reseller or integrator, the Company also follows the provisions of SOP 97-2, as amended by SOP 98-4 and SOP 98-9, under which the Company presently recognizes revenue when the licenses are resold to the end user. The Company recognizes such software license revenues using the percentage-of-completion method of accounting described above when significant obligations exist under the contract to assist the third-party throughout the implementation process.


     - The Company's customer contracts are generally multi-element arrangements that include a software license, consulting services, maintenance and customer training. Elements that are undelivered at the time of contract execution typically include maintenance, customer training and services. The fees for such maintenance and services are unbundled from the software license fees using the Company's objective evidence of fair value for each of these undelivered elements. This objective evidence of fair value consists of the Company's customary renewal rates for maintenance and the customary rates the Company charges for consulting and training services when they are sold separately. The Company allocates the contract value to the undelivered elements of the contract based on the objective evidence of fair value described above, and then allocates the remaining balance to the delivered elements, regardless of any separate prices stated within the contract.


     - Cost of software license revenues includes the cost of the media, product packaging, documentation and certain third-party royalties. In addition, the Company generally warrants its products to meet standard specifications for a period of 30 days following the delivery of the product to the customer. The Company accrues for its estimated warranty costs at the time the related software license revenues are recognized through charges to cost of software license revenues.


     - Services are performed on a "best efforts" basis and generally billed under time and materials arrangements. The resultant service revenues and expenses are recognized as services are performed. Revenues from maintenance activities, which consist of fees for ongoing support and product updates, are recognized ratably over the term of the maintenance contract, typically one year, and the associated costs are expensed as incurred. When maintenance is sold with software licenses that are subject to the percentage-of-completion method of accounting, the Company accounts for the maintenance revenues separately from the license revenues. The Company utilizes objective evidence to determine the fair value of maintenance revenues. This objective evidence of fair value consists of the Company's customary renewal rates for such maintenance when sold separately. The Company's resellers are also able to sell maintenance contracts to their end users for a separate fee payable to the Company. The objective evidence of fair value for maintenance revenues in reseller arrangements is the same as the objective evidence when the sale is directly between the Company and an end user.

                           KABIRA TECHNOLOGIES, INC.

                         MARCH 31, 1998, 1999 AND 2000

        (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE SIX MONTHS ENDED


                   SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     - Cost of service, maintenance and other revenues consists of compensation and related overhead costs for personnel engaged in consulting, training, maintenance and support activities, as well as costs for third-party consultants utilized in providing such services. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in contract performance and estimated profitability may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined, the effects of which may be material. Costs and estimated earnings in excess of billings on uncompleted contracts were insignificant as of March 31, 2000 (none as of March 31, 1999) and, accordingly, have not been recognized in the accompanying consolidated balance sheets. Billings in excess of costs and estimated earnings on uncompleted contracts are classified as deferred revenues in the accompanying consolidated balance sheets.

     - The Company does not offer third parties or any of its customers the right to return the Company's software products.


     As of March 31 and September 30, 2000, deferred revenues of $2,347,000 and $2,206,000, respectively, related to amounts included in accounts receivable at such dates.


SOFTWARE DEVELOPMENT COSTS


     Under the criteria set forth in SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," capitalization of software development costs begins upon the establishment of technological feasibility of the product. With respect to the Company's software development process, technological feasibility is established upon completion of a working model. To date, the Company's products have been released shortly after reaching technological feasibility. Therefore, development costs incurred after completion of a working model and prior to general release have not been significant. Accordingly, no software development costs have been capitalized by the Company from its inception through September 30, 2000.


RESEARCH AND DEVELOPMENT

     Research and development costs related to software products are expensed as incurred and consist primarily of compensation and related costs incurred in connection with software development activities.

ADVERTISING COSTS

     Advertising costs are expensed as incurred. For the years ended March 31, 1998, 1999 and 2000, the Company incurred advertising expenses of $5,000, $58,000 and $514,000, respectively.

                           KABIRA TECHNOLOGIES, INC.

                         MARCH 31, 1998, 1999 AND 2000

        (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE SIX MONTHS ENDED


                   SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
STOCK-BASED COMPENSATION

     The Company has elected to account for stock-based awards to employees and others in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), and related interpretations. However, the pro forma disclosures required by SFAS No. 123, "Accounting for Stock-Based Compensation," are included in Note 9.

INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires the use of the liability method in accounting for income taxes. Under SFAS No. 109, deferred tax assets and liabilities are measured based on differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the net amounts expected to be realized.

COMPREHENSIVE INCOME (LOSS)

     SFAS No. 130, "Reporting Comprehensive Income," requires reporting of comprehensive income (loss) and its components in financial statements. The only significant item of other comprehensive income (loss) which the Company currently reports is foreign currency translation adjustments, which are included in accumulated other comprehensive income (loss) in the consolidated statements of redeemable convertible preferred stock and stockholders' deficit.

NET LOSS PER SHARE

     Historical net loss per share has been computed according to SFAS No. 128, "Earnings Per Share." Basic net loss per share on an historical basis is computed using the weighted average number of common shares outstanding less the weighted average number of such shares that are subject to repurchase. Potential common shares from conversion of redeemable convertible preferred stock and exercise of stock options and warrants are excluded from diluted net loss per share because they would be antidilutive. Based on the guidance provided by the Securities and Exchange Commission's ("SEC") Staff Accounting Bulletin ("SAB") No. 98, common stock and preferred stock that has been issued or granted for nominal consideration prior to the anticipated effective date of an initial public offering must be included in the calculation of basic and diluted net loss per share as if these shares had been outstanding for all periods presented. To date, the Company has not issued or granted shares for nominal consideration.

     Pro forma net loss per share also includes the effect of shares issuable upon the conversion of outstanding shares of redeemable convertible preferred stock (using the as-if-converted method) from the original date of issuance.

                           KABIRA TECHNOLOGIES, INC.

                         MARCH 31, 1998, 1999 AND 2000

        (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE SIX MONTHS ENDED


                   SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     A reconciliation of shares used in the calculation of historical and pro forma net loss per share is as follows:


                                                                       SIX MONTHS ENDED
                                     YEARS ENDED MARCH 31,               SEPTEMBER 30,
                               ----------------------------------   -----------------------
                                 1998        1999         2000         1999         2000
                               ---------   ---------   ----------   ----------   ----------
                                                                          (UNAUDITED)
Basic and diluted:
  Weighted average shares of
    common stock
    outstanding..............  1,846,274   1,959,789    3,196,062    3,048,014    5,149,882
  Weighted average shares of
    common stock subject to
    repurchase...............   (890,333)   (524,929)    (993,508)    (996,033)  (1,970,790)
                               ---------   ---------   ----------   ----------   ----------
  Weighted average shares
    used in historical net
    loss per share, basic and
    diluted..................    955,941   1,434,860    2,202,554    2,051,981    3,179,092
                               =========   =========
  Pro forma adjustment to
    reflect weighted average
    effect of assumed
    conversions of preferred
    stock (unaudited)........                          14,933,346   14,666,727   19,332,287
                                                       ----------   ----------   ----------
  Weighted average shares
    used in pro forma net
    loss per share, basic and
    diluted (unaudited)......                          17,135,900   16,718,708   22,511,379
                                                       ==========   ==========   ==========


     During all periods presented, the Company had securities outstanding which could potentially dilute basic earnings per share in the future, but were excluded from the computation of diluted net loss per share, as their effect would have been antidilutive. These outstanding securities consist of the following equivalent common shares:


                                         MARCH 31,
                           -------------------------------------    SEPTEMBER 30,
                             1998          1999          2000           2000
                           ---------    ----------    ----------    -------------
                                                                     (UNAUDITED)
Redeemable convertible
  preferred stock........  6,274,688    14,666,727    16,399,748     19,332,287
Outstanding options......  1,367,812     1,916,266     2,171,096      2,886,076
Warrants.................     49,752       262,024       262,024        303,063


FAIR VALUES OF FINANCIAL INSTRUMENTS

     The carrying amounts reported in the consolidated balance sheets for cash, cash equivalents and short-term investments (Note 2) approximate those assets' fair values. Active markets for the Company's other financial instruments that are subject to the fair value

                           KABIRA TECHNOLOGIES, INC.

                         MARCH 31, 1998, 1999 AND 2000

        (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE SIX MONTHS ENDED


                   SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) disclosure requirements, which consist of notes receivable from stockholders (Notes 4 and 9), long-term debt (Note 6) and capital lease obligations (Note 7), do not exist and there are no quoted market prices for these assets and liabilities. However, management believes that the carrying amounts of these other financial instruments reported in the consolidated balance sheets approximate their fair values.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Financial Instruments and Hedging Activities," which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. In June 1999, the FASB issued SFAS No. 137, which defers the effective date of SFAS No. 133 to years beginning after June 15, 2000. The Company does not anticipate that SFAS No. 133 will have a material impact on its consolidated financial position or results of operations when adopted.

     In December 1999, the SEC released SAB No. 101, "Revenue Recognition in Financial Statements," which provides guidance on revenue recognition based on interpretations and practices followed by the SEC. The Company has followed this guidance in the preparation of the accompanying consolidated financial statements.

     In March 2000, the FASB issued Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of APB No. 25. FIN 44 clarifies guidance for certain issues that arose in the application of APB No. 25. FIN 44 is generally effective, and to be applied prospectively, to all new awards, modifications to outstanding awards and changes in employee status on or after July 1, 2000. The Company does not anticipate that FIN 44 will have a material impact on its consolidated financial position or results of operations upon its initial application.

 2. CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     Cash equivalents and short-term investments consist of the following (in thousands):

                                                       AMORTIZED COST AND FAIR
                                                          VALUE AT MARCH 31,
                                                       ------------------------
                                                          1999          2000
                                                       ----------    ----------
Money market funds...................................   $11,728       $   860
Certificates of deposit..............................        --           438
Commercial paper.....................................        --        10,659
                                                        -------       -------
                                                        $11,728       $11,957
                                                        =======       =======
Reported as:
  Cash equivalents...................................   $11,728       $11,546
  Short-term investments.............................        --           411
                                                        -------       -------
                                                        $11,728       $11,957
                                                        =======       =======

                           KABIRA TECHNOLOGIES, INC.

                         MARCH 31, 1998, 1999 AND 2000

        (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE SIX MONTHS ENDED


                   SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


 2. CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS (CONTINUED)
     As of March 31, 1999 and 2000, the difference between the fair value and amortized cost of available-for-sale securities was not material. As of March 31, 2000, the average maturity of short-term investments in the portfolio was approximately four months.

     There were no material realized gains or losses from sales of securities in the periods presented. Unrealized gains and losses on investments were not material at March 31, 1999 and 2000.

 3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following (in thousands):

                                                           MARCH 31,
                                                       ------------------
                                                        1999       2000
                                                       -------    -------
Computers and equipment..............................  $ 1,562    $ 3,040
Furniture, fixtures and improvements.................      206        275
                                                       -------    -------
                                                         1,768      3,315
Accumulated depreciation.............................   (1,038)    (1,387)
                                                       -------    -------
                                                       $   730    $ 1,928
                                                       =======    =======

 4. NOTE RECEIVABLE FROM FORMER OFFICER

     In March 1999, the Company loaned $75,000 to a former officer and current stockholder in exchange for a full-recourse promissory note. This note is collateralized by 300,000 shares of the Company's common stock and bears interest at a rate equal to a bank's prime rate (9.0% at March 31, 2000). All principal and accrued interest on this note is payable on March 31, 2001. Management believes that the aggregate outstanding balance of $81,000 as of March 31, 2000 will be collected in full at maturity.

 5. ACCRUED LIABILITIES

     Accrued liabilities consist of the following (in thousands):

                                                              MARCH 31,
                                                            --------------
                                                            1999     2000
                                                            ----    ------
Accrued compensation......................................  $379    $1,593
Estimated warranty liability..............................    --       150
Customer deposit..........................................    --       548
Other.....................................................   132       646
                                                            ----    ------
                                                            $511    $2,937
                                                            ====    ======

                           KABIRA TECHNOLOGIES, INC.

                         MARCH 31, 1998, 1999 AND 2000

        (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE SIX MONTHS ENDED


                   SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


 6. LONG-TERM DEBT

     Long-term debt consists of the following (in thousands):

                                                             MARCH 31,
                                                           --------------
                                                           1999     2000
                                                           -----    -----
Installment notes payable bearing interest at fixed rates
  ranging from 14.3% to 15.3%, payments of principal and
  interest due monthly, with maturities between June and
  December 2002 and collateralized by equipment with an
  aggregate carrying value of $624,000 as of March 31,
  2000...................................................  $  --    $ 646
Current portion..........................................     --     (236)
                                                           -----    -----
                                                           $  --    $ 410
                                                           =====    =====

     Aggregate future principal payments on long-term debt are as follows (in thousands):

                                                           MARCH 31,
                                                             2000
                                                           ---------
Years ending March 31,
  2001...................................................    $236
  2002...................................................     273
  2003...................................................     137
                                                             ----
                                                             $646
                                                             ====


     During the six-month period ended September 30, 2000, the Company did not undertake additional debt. As of September 30, 2000, the Company had borrowings of $530,000 under the above debt arrangement.


 7. LEASES

     The Company leases its facilities under noncancelable operating leases expiring between June 2000 and December 2002. Capital lease obligations represent the present value of future rental payments under lease agreements for equipment. The original cost of equipment under capital leases was $1,125,000 at March 31, 1999 and 2000. Accumulated depreciation related to such leased assets was $671,000 and $1,009,000 as of March 31, 1999 and 2000, respectively.
Depreciation associated with equipment under capital leases is included in

                           KABIRA TECHNOLOGIES, INC.

                         MARCH 31, 1998, 1999 AND 2000

        (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE SIX MONTHS ENDED


                   SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


 7. LEASES (CONTINUED)
depreciation expense. Future minimum payments under operating and capital leases are as follows (in thousands):

                                                            MARCH 31, 2000
                                                         --------------------
                                                         OPERATING    CAPITAL
                                                          LEASES      LEASES
                                                         ---------    -------
Years ending March 31,
  2001.................................................   $  886       $ 303
  2002.................................................      793          68
  2003.................................................       15          --
                                                          ------       -----
                                                          $1,694         371
                                                          ======
Amount representing interest...........................                  (39)
                                                                       -----
Present value of net minimum capital lease payments....                  332
Current portion........................................                 (271)
                                                                       -----
Long-term capital lease obligations....................                $  61
                                                                       =====

     During the year ended March 31, 2000, the Company was required to pledge a certificate of deposit in the amount of $300,000 as collateral for a bank standby letter of credit that supports an operating lease agreement. Such standby letter of credit expires on November 1, 2000; however, it may be automatically extended in one-year increments to a maximum maturity date of January 1, 2006. The aforementioned restricted certificate of deposit is included in "Deposits and other" in the accompanying consolidated balance sheet as of March 31, 2000.

     Rent expense under operating lease arrangements for the years ended March 31, 1998, 1999 and 2000 totaled $370,000, $317,000 and $643,000, respectively.


     During the six-month period ended September 30, 2000, the Company entered into a number of additional noncancelable operating leases expiring between October 2000 and October 2010. No additional capital leases were entered into during this period. As of September 30, 2000, the Company had outstanding borrowings of $186,000 under capital lease arrangements. Also, the Company was required to pledge additional certificates of deposit in the amount of $434,000 as collateral for two bank standby letters of credit that support the new operating lease agreements.


 8. CONVERTIBLE NOTES PAYABLE AND WARRANTS

     Between August and November 1998, the Company issued convertible notes payable to certain investors for $2,706,000 in cash. The notes bore interest at 10% per year and were repayable on or before December 31, 1998 unless converted earlier into shares of the Company's equity securities. Between December 1998 and February 1999, the Company issued additional convertible notes payable for $1,686,000 in cash and exchanged the then outstanding notes plus accrued interest for new notes. The new convertible notes payable bore interest at 4.5% per year and were converted to Series E preferred stock in March 1999. Such

                           KABIRA TECHNOLOGIES, INC.

                         MARCH 31, 1998, 1999 AND 2000

        (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE SIX MONTHS ENDED


                   SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


 8. CONVERTIBLE NOTES PAYABLE AND WARRANTS (CONTINUED) convertible notes were issued with warrants to purchase 199,627 shares of Series E redeemable convertible preferred stock for $2.20 per share through December 31, 2003. These warrants, however, were not exercisable until the closing of the Company's Series E redeemable convertible preferred stock financing, and they remained outstanding as of March 31, 2000. The fair value of the warrants was estimated by the Company to be $270,000, all of which was charged to interest expense during the year ended March 31, 1999. The fair value of these warrants was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions: risk-free interest rate, 4.5%; expected life, 5 years; expected volatility, 70%; and, expected dividend yield, 0%.

     In March 1999 the Company issued additional convertible notes payable to certain investors for $250,000 in cash. The notes bore interest at 10% and were converted to Series E preferred stock in March 1999.

     In March 1999, the holders of the notes payable converted a portion of the notes together with accrued interest into 1,897,664 shares of the Company's Series E redeemable convertible preferred stock. The Company repaid the remaining principal and accrued interest of $548,000 in conjunction with a new investment of $1,000,000 in Series E redeemable convertible preferred stock by those same investors.

 9. STOCKHOLDERS' EQUITY

PREFERRED STOCK

Conversion

     Each share of redeemable preferred stock is convertible, at the option of the holder, into fully paid and nonassessable shares of common stock at the specified conversion rate. The conversion ratio of the Series A, Series B, Series E and Series F redeemable convertible preferred stock is 1:1. Shares Series C and Series D redeemable convertible preferred stock is convertible into approximately 1.22 and 1.31 shares of common stock, respectively. These conversion rates are subject to adjustment from time to time.

     Each share of redeemable convertible preferred stock will automatically be converted into shares of common stock, based on the then effective conversion rate, at any time upon the affirmative vote of the holders of at least 50% of the outstanding shares of the Series A, Series B, Series C and Series F redeemable convertible preferred stock, voting together as one class or, for the Series D and Series E redeemable convertible preferred stock voting as separate series, upon the affirmative vote of the holders of at least 50% of the outstanding shares of that series, or immediately upon the closing of a firm underwritten public offering with gross proceeds of not less than $15,000,000 or a public offering of at least $7.00 per share for any offering closing on or prior to December 31, 2000, or $10.23 per share for any offering closing after that date.

                           KABIRA TECHNOLOGIES, INC.

                         MARCH 31, 1998, 1999 AND 2000

        (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE SIX MONTHS ENDED


                   SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


 9. STOCKHOLDERS' EQUITY (CONTINUED)


     The following table reflects the number of outstanding shares of preferred stock by series at each balance sheet date, as well as the equivalent common shares into which they can be converted as of September 30, 2000:



PREFERRED               NUMBER OF SHARES OUTSTANDING               EQUIVALENT COMMON
  STOCK     ----------------------------------------------------      SHARES AS OF
 SERIES     MARCH 31, 1999   MARCH 31, 2000   SEPTEMBER 30, 2000   SEPTEMBER 30, 2000
---------   --------------   --------------   ------------------   ------------------
   A           1,139,042        1,139,042          1,139,042            1,139,042
   B           2,618,141        2,618,141          2,618,141            2,618,141
   C           1,075,857        1,075,857          1,075,857            1,310,384
   D           1,441,648        1,441,648          1,441,648            1,895,097
   E           7,704,063        7,704,063          7,704,063            7,704,063
   F                  --        1,733,021          4,665,560            4,665,560
              ----------       ----------         ----------           ----------
 Total        13,978,751       15,711,772         18,644,311           19,332,287
              ==========       ==========         ==========           ==========


Dividends

     The holders of shares of the Company's redeemable convertible preferred stock are entitled to receive dividends at the rates of $0.042, $0.14, $0.28, $0.35, $0.176 and $0.5456 per annum on each outstanding share of Series A, Series B, Series C, Series D, Series E and Series F redeemable convertible preferred stock, respectively (as adjusted for any stock dividends, combinations or splits with respect to such shares) payable in preference and priority to any payment of any dividends on common stock of the Company. Such dividends are payable when and if declared by the Board of Directors, but only to the extent of funds that are legally available and are noncumulative. No dividends have been declared through March 31, 2000.

Redemption

     Upon written notice, the holders of not less than a majority of the outstanding shares of Series A, Series B, Series C, Series D, Series E and Series F redeemable convertible preferred stock, voting together as a single class, may require the Company to redeem for cash all shares of Series A, Series B, Series C, Series D, Series E and Series F redeemable convertible preferred stock outstanding on April 26, 2003. If requested by the holders redemption will be in four equal annual installments beginning April 26, 2003. The redemption price would be the original issue price plus all declared but unpaid dividends. If the Company does not have sufficient funds legally available to redeem all the shares to be redeemed at the redemption date, then the Company will redeem such shares pro rata to the extent possible and will redeem the remaining shares as soon as sufficient funds are legally available.

                           KABIRA TECHNOLOGIES, INC.

                         MARCH 31, 1998, 1999 AND 2000

        (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE SIX MONTHS ENDED


                   SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


 9. STOCKHOLDERS' EQUITY (CONTINUED)
Liquidation Preference

     In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of convertible preferred stock are entitled to receive, prior and in preference to any distribution of the assets of the Company to the holders of common stock, by reason of their ownership, an amount equal to the sum of $0.525, $1.75, $3.50, $4.37, $2.20 and $6.82,
respectively, for each share of Series A, Series B, Series C, Series D, Series E and Series F redeemable convertible preferred stock plus any declared but unpaid dividends with respect to such shares. The remaining assets legally available for distribution will be paid on a pro rata basis to the holders of common stock. If, upon the occurrence of a liquidation event, the assets and funds distributed among the holders of the preferred stock are insufficient to permit the payment to holders of the full preferential amount, then all assets and funds of the Company legally available for distribution are to be distributed ratably among the holders of preferred stock, in proportion to the preferential amount each such holder is otherwise entitled to receive.

Voting

     The holders of preferred stock are entitled to the number of votes equal to the number of shares of common stock into which each share of preferred stock is convertible.

Antidilution Provisions

     The conversion price of the Company's preferred stock is subject to adjustment to prevent dilution in the event that the Company issues additional shares of preferred stock, common stock or common stock equivalents at a purchase price less than the then-effective conversion price, provided, however, that without triggering antidilution adjustments, the Company may issue shares of common stock to directors, officers, employees, or consultants in connection with financing or other transactions which involve consideration and which are approved by the Board of Directors.

STOCK OPTION PLANS

     As of March 31, 2000, the Company has reserved 4,162,500 shares of common stock for issuance under the 1996 and 1998 Stock Option Plans and 545,000 shares of common stock under the 2000 Key Employee Stock Option Plan (collectively, the "Plans"). The Plans provide for incentive stock options, as defined by the Internal Revenue Code, to be granted to employees, at an exercise price of not less than 100% of the fair value at the grant date as determined by the Board of Directors, unless the optionee is a 10% stockholder, in which case the option price will not be less than 110% of such fair market value. The Plans also provide for nonqualified stock options and stock purchase rights to be issued to employees, directors and consultants.

     Options granted under the Plans generally have a maximum term of 10 years from grant date and are immediately exercisable. Option vesting schedules are determined by the Board of

                           KABIRA TECHNOLOGIES, INC.

                         MARCH 31, 1998, 1999 AND 2000

        (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE SIX MONTHS ENDED


                   SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


 9. STOCKHOLDERS' EQUITY (CONTINUED)

Directors at the time of issuance. Initial grants to new employees generally vest 12.5% on the six month anniversary date and ratably on a monthly basis for 42 months thereafter. Additional grants to existing employees generally vest on a monthly basis over 48 months. The Plans specify that unvested shares resulting from the early exercise of stock options are subject to repurchase by the Company upon termination of employment at the original price paid for the shares. At March 31 and September 30, 2000, 1,542,593 and 2,079,485 common shares, respectively, were subject to such repurchase rights.


     During the year ended March 31, 2000, the Plans were amended to provide that in the event of the Company's merger with another corporation or a sale of substantially all of the Company's assets, the successor corporation will assume or provide a substitute for each option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substitutes are not provided, all outstanding options and stock purchase rights will become fully vested and exercisable prior to the merger or sale of assets. Even if all options and stock purchase rights are assumed or substitutes are provided, an option or stock purchase right will become fully vested and immediately exercisable if the optionee is involuntarily terminated without cause or constructively terminated.

     A summary of the incentive and nonqualified stock option activity under the Plans is as follows:


                                                                              WEIGHTED-
                                              SHARES         EXERCISE          AVERAGE
                                              UNDER         PRICE PER       EXERCISE PRICE
                                              OPTION          SHARE           PER SHARE
                                            ----------    --------------    --------------
Outstanding at March 31,1997..............     603,252    $ 0.05 - $0.35        $0.28
  Granted.................................   1,087,500      0.35 -  0.44         0.41
  Exercised...............................    (100,662)     0.17 -  0.44         0.34
  Cancelled...............................    (222,278)     0.17 -  0.44         0.31
                                            ----------    --------------
Outstanding at March 31, 1998.............   1,367,812      0.05 -  0.44         0.37
  Granted.................................     968,100      0.44 -  0.50         0.45
  Exercised...............................     (79,121)     0.17 -  0.44         0.35
  Cancelled...............................    (340,525)     0.17 -  0.44         0.39
                                            ----------    --------------
Outstanding at March 31, 1999.............   1,916,266      0.05 -  0.50         0.41
  Granted.................................   2,683,000      0.50 -  3.00         1.41
  Exercised...............................  (2,291,605)    0.175 -  2.75         0.76
  Cancelled...............................    (136,565)     0.35 -  2.50         0.69
                                            ----------    --------------
Outstanding at March 31, 2000.............   2,171,096      0.05 -  3.00         1.26
                                            ----------    --------------
  Granted.................................   2,346,400      2.75 -  9.00         4.76
  Exercised...............................  (1,148,731)     0.18 -  4.00         2.41
  Cancelled...............................    (482,689)     0.18 -  4.00         2.56
                                            ----------    --------------        -----
Outstanding at September 30, 2000.........   2,886,076    $ 0.18 -  9.00        $3.43
                                            ==========    ==============        =====


     On April 7, 2000, the Company's board of directors increased the number of shares of common stock reserved for issuance under the Plans by 2,621,500 shares.

                           KABIRA TECHNOLOGIES, INC.

                         MARCH 31, 1998, 1999 AND 2000

        (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE SIX MONTHS ENDED


                   SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


 9. STOCKHOLDERS' EQUITY (CONTINUED)

     At March 31 and September 30, 2000, options for 17,740 and 775,529 shares of common stock, respectively, were available for future grant under the Plans.


     Additional information concerning incentive and nonqualified stock options outstanding under the Plans as of March 31, 2000 is as follows:

                                                 OPTIONS OUTSTANDING AND
                                                       EXERCISABLE
                                              -----------------------------
                                                           WEIGHTED-AVERAGE
                                                              REMAINING
                                                           CONTRACTUAL LIFE
          EXERCISE PRICE PER SHARE             NUMBER         (IN YEARS)
          ------------------------            ---------    ----------------
$0.05.......................................     31,250          6.16
$0.17.......................................     40,000          6.37
$0.35.......................................    272,575          6.94
$0.44.......................................    288,267          8.48
$0.50.......................................    631,504          9.10
$0.75.......................................     83,000          9.45
$1.75.......................................     28,500          9.53
$2.50.......................................    576,000          9.71
$2.75.......................................     61,500          9.85
$3.00.......................................    158,500          9.96
                                              ---------
$0.05 - $3.00...............................  2,171,096          9.04
                                              =========


     On May 22, 2000, the Company's board of directors adopted, subject to stockholder approval, the 2000 Employee Stock Purchase Plan and the 2000 Stock Option Plan, which will be effective upon the completion of the Company's initial public offering ("IPO") of its common stock, as described in Note 13. The Company has reserved a total of 5,000,000 shares of common stock for issuance under these plans, subject to annual increases.


STOCK-BASED COMPENSATION


     The Company has recorded deferred stock-based compensation of $4,746,000 and $5,605,000 with respect to options granted to officers and employees during the year ended March 31, 2000 and the six months ended September 30, 2000, respectively. These amounts represent the difference between the exercise price of the options and the deemed fair value of the common stock at the date of grant. This amount is being amortized to operations over the vesting periods of the options using a graded vesting method. The weighted average deemed fair value of the 2,683,000 and 2,346,400 options granted during the year ended March 31, 2000 and the six months ended September 30, 2000, respectively with an exercise price below the deemed fair value of the underlying common stock on the date of grant was $3.16 and $7.20 per share, respectively. The weighted average deemed fair values of the 1,087,500 and 968,100 options granted during the years ended March 31, 1998 and 1999, respectively, with an exercise price equal to the fair value of the Company's common stock on the date of grant were $0.41 and $0.45 per share, respectively.

                           KABIRA TECHNOLOGIES, INC.

                         MARCH 31, 1998, 1999 AND 2000

        (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE SIX MONTHS ENDED


                   SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


 9. STOCKHOLDERS' EQUITY (CONTINUED)

     During the year ended March 31, 2000, the Company granted nonqualified stock options to purchase 33,000 shares of common stock and stock purchase rights pertaining to 14,000 shares of common stock to certain consultants under the Plans. The nonqualified stock options have exercise prices ranging from $0.50 to $2.75 per share and the stock purchase rights required no cash payment to receive the underlying shares. These options and stock purchase rights were granted in exchange for consulting services rendered. As of March 31, 2000, nonqualified stock options to purchase 10,792 shares of common stock, as well as all stock purchase rights, are fully-vested and nonforfeitable. Nonqualified stock options to purchase the remaining 22,208 shares of common stock vest ratably over 48 months. The Company recognized stock-based compensation expense of $113,000 relating to nonqualified stock options and stock purchase rights granted during the year ended March 31, 2000. In accordance with SFAS No. 123 and the FASB's Emerging Issues Task Force Issue No. 96-18, stock options and stock purchase rights granted to consultants are initially recorded at fair value and periodically revalued as they vest.



     During the six-month period ended September 30, 2000, the Company granted nonqualified stock options to purchase 27,000 shares of common stock, net of cancellations, and stock purchase rights pertaining to 5,000 shares of common stock to certain consultants under the Plans. The nonqualified stock options have exercise prices ranging from $2.75 to $6.00 per share and the stock purchase rights required no cash payment to receive the underlying shares. These options and stock purchase rights were granted in exchange for consulting services rendered. As of September 30, 2000, certain of the aforementioned nonqualified stock options for the purchase of 14,534 shares of common stock, as well as all stock purchase rights, are fully-vested and nonforfeitable. Nonqualified stock options to purchase the remaining 12,466 shares of common stock vest ratably over periods ranging from 45 to 47 months. The Company recognized stock-based compensation of $130,000 relating to nonqualified stock options and stock purchase rights during the six-month period ended September 30, 2000.


     The fair values of these nonqualified stock options and stock purchase rights were estimated using a Black-Scholes option pricing model with the following weighted-average assumptions:


                                                                        SIX MONTHS
                                            YEARS ENDED MARCH 31,          ENDED
                                           ------------------------    SEPTEMBER 30,
                                           1998    1999      2000          2000
                                           ----    ----    --------    -------------
                                                                        (UNAUDITED)
Risk-free interest rate..................  --      --           6.0%          6.0%
Expected life of the option..............  --      --      10 years      10 years
Expected volatility......................  --      --           100%          100%
Expected dividend yield..................  --      --             0%            0%


PRO FORMA DISCLOSURE OF THE EFFECT OF STOCK-BASED COMPENSATION

     The Company has elected to follow APB No. 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value

                           KABIRA TECHNOLOGIES, INC.

                         MARCH 31, 1998, 1999 AND 2000

        (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE SIX MONTHS ENDED


                   SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


 9. STOCKHOLDERS' EQUITY (CONTINUED)
accounting provided for under SFAS No. 123 requires the use of option valuation models that were not developed for use in valuing employee stock options. Pro forma information regarding net loss is required by SFAS No. 123. This information is required to be determined as if the Company had accounted for its employee stock options under the fair value method specified in SFAS No. 123. Under this method, the estimated fair value of the options is amortized to expense over the option vesting period. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                                          YEARS ENDED MARCH 31,
                                                     -------------------------------
                                                       1998        1999       2000
                                                     ---------    -------    -------
Risk-free interest rate............................       6.16%       5.5%       6.0%
Expected life of the option........................  4.5 years    4 years    5 years
Expected volatility................................          0%         0%       100%
Expected dividend yield............................          0%         0%         0%

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, this option valuation model requires the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimates, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     The effect of applying the SFAS No. 123 fair value method to the Company's stock-based awards results in a pro forma net loss as follows (in thousands, except per share data):

                                                     YEARS ENDED MARCH 31,
                                                 ------------------------------
                                                  1998       1999        2000
                                                 -------    -------    --------
Net loss, as reported..........................  $(7,876)   $(9,557)   $(16,939)
Net loss, pro forma............................   (7,883)    (9,600)    (16,062)
Reported basic and diluted net loss per
  share........................................    (8.24)     (6.66)      (7.69)
Pro forma basic and diluted net loss per
  share........................................    (8.25)     (6.69)      (7.29)


PREFERRED AND COMMON STOCK WARRANTS


     In connection with certain lease agreements, the Company issued warrants in fiscal 1997 to purchase 22,857 shares of its Series A redeemable convertible preferred stock at a price of $0.525 per share, 10,000 shares of its Series B redeemable convertible preferred stock at $1.75 per share, and 8,000 shares of its Series C redeemable convertible preferred stock at a price of $3.50 per share. These warrants are fully vested and have terms of 10 years.

     In connection with certain other lease agreements, the Company issued warrants in August 1997 to purchase 8,895 shares of its Series C redeemable convertible preferred stock at a price of $3.94 per share and, in July 1998, to purchase 6,818 shares of its Series D

                           KABIRA TECHNOLOGIES, INC.

                         MARCH 31, 1998, 1999 AND 2000

        (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE SIX MONTHS ENDED


                   SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


 9. STOCKHOLDERS' EQUITY (CONTINUED)
redeemable convertible preferred stock at a price of $2.20 per share. These warrants are fully vested and have terms of 10 years. The fair value of these warrants was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions: risk-free interest rate, 5%; expected life, 10 years; expected volatility, 70%; and, expected dividend yield, 0%.

     The estimated fair value of the warrants issued in August 1997 of $18,000 is being amortized to interest expense over the lease term. The fair value of the other warrants was not deemed material by management and not recognized in the Company's consolidated financial statements.


     Principally during the six-month period ended September 30, 2000, the Company developed certain intellectual property for one of its customers during the performance of software implementation services for such customer. On September 28, 2000, the Company agreed to acquire legal title to such intellectual property from this customer. As consideration for this intellectual property acquisition, the Company issued warrants to such customer for the purchase of 50,000 shares of its common stock at a price equal to the offering price at the time of the Company's proposed IPO, as described in Note 13. The warrants are not exercisable until six months after the date of the IPO and must be exercised within one year from the IPO date. At the election of the holder, in lieu of exercising these warrants, it may put the warrants to the Company in exchange for a cash payment of $300,000 for up to twelve months after the IPO date, or through June 30, 2001 if the Company has not completed its IPO by March 31, 2001. The fair value of these warrants was estimated to be approximately $300,000 at the date of grant based on the greater of (1) the amount derived using a Black-Scholes option valuation model with the following assumptions: risk-free interest rate, 6%; expected life, 12 months; expected volatility, 100%; and, expected dividend yield, 0% or (2) the aggregate value of the warrant holder's put option described above. The Company recorded the estimated fair value of these warrants as a current liability on the date of grant through a charge to service, maintenance and other revenues for the six-month period ended September 30, 2000. If the customer's put option ultimately lapses, the associated current liability will be reclassified to additional paid-in capital.


SHARES RESERVED FOR FUTURE ISSUANCE

     Shares of common stock reserved for future issuance were as follows:


                                          MARCH 31, 2000    SEPTEMBER 30, 2000
                                          --------------    ------------------
                                                               (UNAUDITED)
Stock options...........................     2,188,836           3,661,605
Conversion of redeemable convertible
  preferred stock, including outstanding
  warrants to purchase redeemable
  convertible preferred stock...........    16,661,772          19,635,350
                                            ----------          ----------
          Total shares reserved for
            future issuance.............    18,850,608          23,296,955
                                            ==========          ==========

                           KABIRA TECHNOLOGIES, INC.

                         MARCH 31, 1998, 1999 AND 2000

        (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE SIX MONTHS ENDED


                   SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


 9. STOCKHOLDERS' EQUITY (CONTINUED)
NOTES RECEIVABLE FROM STOCKHOLDERS

     Notes receivable from shareholders consist of full-recourse notes issued to the Company by various officers and employees in connection with the exercise of certain stock options granted under the Plans. Such notes are collateralized by shares of the Company's common stock and bear interest at fixed rates ranging from 5.00% to 6.8%. All principal and accrued interest on these notes is due at maturity, which occurs between July 2004 and May 2005, and management believes that all such amounts are fully collectible.

10. 401(K) RETIREMENT SAVINGS PLAN

     The Company maintains a 401(k) retirement savings plan (the "Savings Plan") for its permanent U.S. employees. Each participant in the Savings Plan may elect to contribute a percentage of his or her annual compensation to the Savings Plan, up to a specified maximum amount per year. The Company, at its discretion, may make contributions to the Savings Plan. The Company made no contributions to the Savings Plan during any of the periods presented. Benefits payable under the Savings Plan are limited to Company and employee contributions and earnings thereon.

11. INCOME TAXES

     The Company's income tax provisions relate to minimum or income taxes imposed by various U.S. state and foreign taxing jurisdictions on the Company's operations in such jurisdictions. The Company has recognized no provision or benefit for U.S. federal income taxes in any period presented because the Company has incurred domestic net operating losses in all such periods. In addition, as described below, the Company does not presently have the ability to recognize the benefit of its net operating losses.

     The following is a geographical breakdown of consolidated income (loss) before income taxes by income tax jurisdiction (in thousands).

                                                     YEARS ENDED MARCH 31,
                                                 ------------------------------
                                                  1998       1999        2000
                                                 -------    -------    --------
Domestic.......................................  $(6,331)   $(9,564)   $(17,159)
Foreign........................................   (1,539)        12         244
                                                 -------    -------    --------
Total..........................................  $(7,870)   $(9,552)   $(16,915)
                                                 =======    =======    ========

                           KABIRA TECHNOLOGIES, INC.

                         MARCH 31, 1998, 1999 AND 2000

        (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE SIX MONTHS ENDED


                   SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


11. INCOME TAXES (CONTINUED)
     The income tax provisions consist of the following components (in thousands):

                                                     YEARS ENDED MARCH 31,
                                                 ------------------------------
                                                  1998       1999        2000
                                                 -------    -------    --------
Current:
  U.S. federal.................................  $    --    $    --    $     --
  U.S. state...................................        6          5           7
  Foreign......................................       --         --          17
                                                 -------    -------    --------
          Total current provision..............        6          5          24
Deferred:
  U.S. federal.................................       --         --          --
  U.S. state...................................       --         --          --
  Foreign......................................       --         --          --
                                                 -------    -------    --------
          Total deferred provision.............       --         --          --
                                                 -------    -------    --------
          Total provision......................  $     6    $     5    $     24
                                                 =======    =======    ========

     A reconciliation of the income tax provisions (benefits) computed at the statutory U.S. federal income tax rate to the actual income tax provisions reflected in the accompanying consolidated statements of operations is as follows:

                                                  YEARS ENDED MARCH 31,
                                             --------------------------------
                                               1998        1999        2000
                                             --------    --------    --------
U.S. federal income tax benefits computed
  at statutory rate........................    (34.0%)     (34.0%)     (34.0%)
Unbenefitted net operating losses..........     36.0%       36.8%       31.4%
Other......................................     (2.0%)      (2.8%)       2.6%
                                             --------    --------    --------
Effective income tax rate..................      0.0%        0.0%        0.0%
                                             ========    ========    ========

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used

                           KABIRA TECHNOLOGIES, INC.

                         MARCH 31, 1998, 1999 AND 2000

        (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE SIX MONTHS ENDED


                   SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


11. INCOME TAXES (CONTINUED)
for income tax purposes. Significant components of the Company's deferred tax assets are as follows (in thousands):

                                                           MARCH 31,
                                                      -------------------
                                                       1999        2000
                                                      -------    --------
Deferred tax assets:
  Net operating loss carryforwards..................  $ 7,150    $ 11,618
  Differences in the timing of recognition of
     revenues.......................................       --         988
  Capitalized start-up costs........................      966         696
  Other.............................................      376         554
                                                      -------    --------
Total deferred tax assets...........................    8,492      13,856
Valuation allowance.................................   (8,492)    (13,856)
                                                      -------    --------
Net deferred tax assets.............................  $    --    $     --
                                                      =======    ========

     Realization of the Company's deferred tax assets is dependent upon future earnings, the timing and amount of which are uncertain. Accordingly, the total deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $4,513,000, $3,979,000 and $5,364,000 during the years ended March 31, 1998, 1999 and 2000, respectively.

     As of March 31, 2000, the Company had U.S. federal net operating loss carryforwards of approximately $31,000,000, which expire in the years ending March 31, 2012 through 2020 and net operating loss carryforwards for U.S. state income tax purposes of approximately $16,000,000, which expire in the year ending March 31, 2005.

     Because of the "change in ownership" provisions of the Tax Reform Act of 1986, utilization of the Company's net operating loss carryforwards may be subject to an annual limitation in future periods. As a result of this annual limitation, a portion of these carryforwards may expire before ultimately becoming available to reduce future income tax liabilities, if any.

12. SEGMENT INFORMATION

     Based on the criteria of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," the Company's chief operating decision maker, its Chief Executive Officer ("CEO"), evaluates the Company's operating performance based on two geographically-defined business segments: North America and Europe. Employee headcount and operating costs are managed by functional areas, rather than by operating segments, and are only reviewed by the CEO on a consolidated basis. In addition, the Company does not account for, or report to the CEO, its losses from operations, long-lived assets or capital expenditures, other than on a consolidated basis. Thus, the Company is not required to disclose any additional information pursuant to SFAS No. 131. The accounting policies for each of the reportable segments shown below are the same as those described in the summary of significant accounting policies (Note 1). Intersegment transactions have not been significant.

                           KABIRA TECHNOLOGIES, INC.

                         MARCH 31, 1998, 1999 AND 2000

        (INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE SIX MONTHS ENDED


                   SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


12. SEGMENT INFORMATION (CONTINUED)
     The following table presents a summary of operating information and certain year-end balance sheet information by reportable segment as of and for the years ended March 31 (in thousands):


                                                                   SIX MONTHS
                                                                      ENDED
                                                                  SEPTEMBER 30,
                                                                -----------------
                                    1998     1999      2000      1999      2000
                                   ------   -------   -------   -------   -------
                                                                   (UNAUDITED)
Total revenues:
  North American operations......  $   37   $   264   $ 4,460   $   785   $ 6,363
  European operations............     274     1,008     3,789       468     7,345
                                   ------   -------   -------   -------   -------
  Consolidated...................  $  311   $ 1,272   $ 8,249   $ 1,253   $13,708
                                   ======   =======   =======   =======   =======
Identifiable assets:
  North American operations......  $4,969   $12,732   $15,422   $ 8,123   $25,989
  European operations............     329       501     3,373     2,087     6,877
                                   ------   -------   -------   -------   -------
  Consolidated...................  $5,298   $13,233   $18,795   $10,210   $32,866
                                   ======   =======   =======   =======   =======


13. SUBSEQUENT EVENTS

     Significant events that have occurred subsequent to March 31, 2000, which are not disclosed elsewhere in these notes to consolidated financial statements, are as follows:


     On May 22, 2000, the Company's board of directors authorized the filing of a registration statement with the SEC to register shares of its common stock in connection with a proposed IPO. If such offering is consummated at an offering price of $7.00 per share or more, the redeemable convertible preferred stock outstanding as of the closing date will automatically be converted into shares of the Company's common stock.


     On May 31, 2000, the Company issued 2,932,539 additional shares of its Series F redeemable convertible preferred stock to certain existing investors at $6.82 per share. The net cash proceeds to the Company from this private placement were $19,977,000. The rights and preferences associated with this Series F redeemable convertible preferred stock are identical to those of the Series F redeemable convertible preferred stock described in Note 9.


     On October 2, 2000, the Company's board of directors granted certain employees options to purchase 25,000 shares of common stock. These grants are expected to result in additional stock-based compensation expense of approximately $23,000 in periods ending subsequent to September 30, 2000.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    5
Forward-Looking Statements............   19
Use of Proceeds.......................   20
Dividend Policy.......................   20
Capitalization........................   21
Dilution..............................   22
Selected Consolidated Financial
  Data................................   23
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   25
Business..............................   39
Management............................   57
Transactions with Related Parties and
  Insiders............................   68
Principal Stockholders................   72
Description of Capital Stock..........   75
Shares Eligible for Future Sale.......   78
Underwriting..........................   80
Legal Matters.........................   83
Experts...............................   84
Change in Accountants.................   84
Where You Can Find Additional
  Information.........................   84
Consolidated Financial Statements.....  F-1


UNTIL             , 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT BUY, SELL OR TRADE IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. DEALERS ARE ALSO OBLIGATED TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                 [KABIRA LOGO]

       SHARES

COMMON STOCK
DEUTSCHE BANC ALEX. BROWN

SG COWEN

THOMAS WEISEL PARTNERS LLC
PROSPECTUS

            , 2000

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Kabira in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.


SEC registration fee........................................  $   15,000
NASD filing fee.............................................       6,000
Nasdaq National Market listing fee..........................      85,000
Printing and engraving costs................................     250,000
Legal fees and expenses.....................................     600,000
Accounting fees and expenses................................     600,000
Blue Sky fees and expenses..................................      10,000
Transfer agent and registrar fees...........................      20,000
Miscellaneous expenses......................................     114,000
                                                              ----------
          Total.............................................  $1,700,000
                                                              ==========



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article Ninth of Kabira's Certificate of Incorporation provides that its directors will not be personally liable for monetary damages for breach of their fiduciary duties to the fullest extent permissible under Delaware law.

     Article VI of Kabira's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of Kabira to the fullest extent permissible under Delaware law.

     Kabira has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in Kabira's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

     The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of Kabira and its executive officers and directors, and by Kabira of the underwriters for liabilities, including liabilities arising under the Securities Act, in connection with this offering.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     During the past three years, Kabira has issued unregistered securities to a limited number of persons as described below.


          (a) From inception through September 30, 2000, Kabira issued an aggregate of 2,782,395 shares of its common stock upon exercise of options at exercise prices ranging from $0.0525 to $9.00 per share to 101 employees, consultants, directors and other service providers pursuant to its 1996 Stock Option Plan and its 1998 Stock Plan. Kabira relied on Rule 701 under the Securities Act for each of these issuances. Each of these plans is a written compensatory benefit plan as contemplated under Rule 701, and Kabira met the aggregate sales price or amount of securities tests under Rule 701 at the time of each issuance. These issuances were made without any underwriters, underwriting discounts or commissions, any general advertising or solicitation, or any public offers. Each of the recipients represented his intention to acquire the securities for his own account for investment only and not with a view to or for sale in connection with any distribution thereof, and had adequate access, through his relationship with Kabira, to information about Kabira. In addition to the conditions and circumstances described above for each of the foregoing transactions, Kabira also affixed appropriate legends to the share certificates and instruments issued in such transactions.


          (b) From December 1999 through September 30, 2000, Kabira issued an aggregate of 885,000 shares of its common stock upon exercise of options at exercise prices ranging from $2.50 to $3.25 per share to five executive officers pursuant to its 2000 Key Employee Stock Plan. Kabira relied on Rule 506 promulgated under Regulation D of the Securities Act for an exemption from registration for each of these issuances. These issuances were made without any underwriters, underwriting discounts or commissions, any general advertising or solicitation, or any public offers. Given his status as an executive officer of Kabira, each recipient may be deemed to be an accredited investor under Regulation D. Each of the recipients represented his intention to acquire the securities for his own account for investment only and not with a view to or for sale in connection with any distribution thereof, and had adequate access, through his relationship with Kabira, to information about Kabira. In addition to the conditions and circumstances described above for each of the foregoing transactions, Kabira also affixed appropriate legends to the share certificates and instruments issued in such transactions.


          (c) In February and May 2000, Kabira sold an aggregate of 4,665,560 shares of its Series F Preferred Stock for $6.82 per share to 17 venture capital funds and 31 individuals or entities affiliated with Kabira, its employees or its investors for an aggregate purchase price of $31,819,119. Kabira relied on Rule 506 promulgated under Regulation D of the Securities Act for an exemption from registration for each of these issuances. Based upon written representations by each recipient, Kabira believes all of the recipients in these transactions to be accredited investors, except for 12 purchasers who, based upon written representations, Kabira believes met the requirements of Rule 506(b)(2)(ii). Kabira delivered to each recipient a disclosure document which Kabira believes complied with Rule 502(b). These issuances did not involve any underwriters, underwriting discounts or commissions, any general advertising or solicitation, or any public offers. Each of the recipients represented its intention to acquire the securities for its own account for investment only and not with a view to or for sale in connection with any distribution thereof and had adequate access, through its relationship with Kabira, to information about Kabira. In addition to the conditions and circumstances described above for each of the foregoing transactions, Kabira also affixed appropriate legends to the share certificates issued in such transactions.

          (d) In March 1999, Kabira sold an aggregate of 7,704,063 shares of its Series E Preferred Stock for $2.20 per share to 12 venture capital funds and four individuals or entities affiliated with Kabira, its employees or its investors for an aggregate purchase price of $16,948,939. Kabira relied on Rule 506 promulgated under Regulation D of the Securities Act for an exemption from registration for each of these issuances. Kabira believes all of the recipients in these transactions to be accredited investors. These issuances did not involve any underwriters, underwriting discounts or commissions, any general advertising or solicitation, or any public offers. Each of the recipients represented its intention to acquire the securities for its own account for investment only and not with a view to or for sale in connection with any distribution thereof, and had adequate access, through its relationship with Kabira, to information about Kabira. In addition to the conditions and circumstances described above for each of the foregoing transactions,

     Kabira also affixed appropriate legends to the share certificates and instruments issued in such transactions.

          (e) From December 1998 through February 1999, Kabira issued 4.5% convertible promissory notes and warrants to purchase 199,627 shares of Series E Preferred Stock at an exercise price of $2.20 per share to three venture capital funds in exchange for aggregate cash consideration of $1,686,000 and cancellation of the 10% convertible promissory notes described in paragraph (f) below, plus accrued interest on those notes, and in March 1999 Kabira issued 10% convertible promissory notes to one of those three venture capital funds in exchange for aggregate cash consideration of $250,000. Kabira believes each of these recipients to be an accredited investor. In March 1999, Kabira converted a portion of these notes together with accrued interest into 1,897,664 shares of Series E Preferred Stock, and the remaining principal and accrued interest was subsequently repaid. Kabira relied on Rule 506 promulgated under Regulation D of the Securities Act for an exemption from registration for each of these transactions. These issuances did not involve any underwriters, underwriting discounts or commissions, any general advertising or solicitation, or any public offers. Each of the recipients represented its intention to acquire the securities for its own account for investment only and not with a view to or for sale in connection with any distribution thereof, and had adequate access, through its relationship with Kabira, to information about Kabira. In addition to the conditions and circumstances described above for each of the foregoing transactions, Kabira also affixed appropriate legends to the share certificates and instruments issued in such transactions.

          (f) From August through November 1998, Kabira issued 10% convertible promissory notes in the aggregate principle amount of $2,706,000 to six venture capital funds, each of which Kabira believes to be an accredited investor. All of these notes were subsequently canceled by Kabira. Kabira relied on Rule 506 promulgated under Regulation D of the Securities Act for an exemption from registration for each of these issuances. These issuances did not involve any underwriters, underwriting discounts or commissions, any general advertising or solicitation, or any public offers. Each of the recipients represented its intention to acquire the securities for its own account for investment only and not with a view to or for sale in connection with any distribution thereof, and had adequate access, through its relationship with Kabira, to information about Kabira. In addition to the conditions and circumstances described above for each of the foregoing transactions, Kabira also affixed appropriate legends to the share certificates and instruments issued in such transactions.

          (g) In July 1998, solely in connection with Kabira's entering into capital leases for equipment, Kabira granted warrants to three individuals affiliated with the lessor to purchase an aggregate of 6,818 shares of Series D Preferred Stock at an exercise price of $2.20 per share. The warrants were canceled upon mutual agreement of Kabira and the warrantholders. Kabira relied on Section 4(2) of the Securities Act for an exemption from registration for each of these issuances. These issuances did not involve any underwriters, underwriting discounts or commissions, any general advertising or solicitation, or any public offers. Each of the recipients represented his intention to acquire the securities for his own account for investment only and not with a view to or for sale in connection with any distribution thereof, and had adequate access, through his relationship with Kabira, to information about Kabira. In addition to the conditions and circumstances described above for each of the foregoing transactions, Kabira also affixed appropriate legends to the share certificates and instruments issued in such transactions.

          (h) In October 1997, Kabira sold an aggregate of 1,441,648 shares of its Series D Preferred Stock for $4.37 per share and an aggregate purchase price of $6,300,002 to thirteen venture capital funds, each of which Kabira believes to be an accredited investor.

     Kabira relied on Rule 506 promulgated under Regulation D of the Securities Act for an exemption from registration for each of these issuances. These issuances did not involve any underwriters, underwriting discounts or commissions, any general advertising or solicitation, or any public offers. Each of the recipients represented its intention to acquire the securities for its account for investment only and not with a view to or for sale in connection with any distribution thereof, and had adequate access, through its relationship with Kabira, to information about Kabira. In addition to the conditions and circumstances described above for each of the foregoing transactions, Kabira also affixed appropriate legends to the share certificates issued in such transactions.

     For additional information concerning certain of these equity investment transactions, please see the information contained under the caption "Transactions with Related Parties and Insiders" in the prospectus included in this Registration Statement.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  1.1*    Form of Underwriting Agreement.
  3.1+    Amended and Restated Certificate of Incorporation of the
          Registrant.
  3.2+    Form of Amended and Restated Certificate of Incorporation of
          the Registrant, to be filed prior to the closing of this
          offering.
  3.3+    Bylaws of the Registrant.
  4.1     Form of Registrant's Common Stock certificate.
  4.2+    Sixth Amended and Restated Registration Rights Agreement
          dated May 31, 2000.
  5.1     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation.
 10.1     Form of Indemnification Agreement entered into by the
          Registrant with each of its directors and executive
          officers.
 10.2+    Work Contract dated March 14, 1997 between Softwire France
          SARL and Frederic Aries (translation from French).
 10.3+    1996 Stock Option Plan and forms of agreement thereunder.
 10.4+    1998 Stock Plan and forms of agreement thereunder.
 10.5+    2000 Key Employee Stock Plan and forms of agreement
          thereunder.
 10.6     2000 Stock Plan and forms of agreement thereunder.
 10.7     2000 Employee Stock Purchase Plan and form of agreement
          thereunder.
 10.8+    Lease Agreement dated June 30, 1998 between Joe Shekou and
          Haidy Shekou and Autodesk, Inc. with respect to the
          Registrant's facilities in San Rafael, California.
 10.9+    Sublease Agreement dated October 14, 1999 between Autodesk,
          Inc. and the Registrant with respect to the Registrant's
          facilities in San Rafael, California.
 10.10+   Lease Agreement dated August 2, 1993 between WHLW Real
          Estate Limited Partnership and Autodesk, Inc., as amended, with respect to the Registrant's facilities in San Rafael,
          California.
 10.11+   Sublease Agreement dated April 27, 2000 between Autodesk,
          Inc. and the Registrant with respect to the Registrant's
          facilities in San Rafael, California.
 10.12+   Form of Promissory Note executed by certain current and
          former executive officers in favor of the Registrant,
          together with form of Stock Pledge Agreement.
 10.13+   Form of Series E Preferred Stock Warrant Agreement.
 10.14+   Form of letter regarding vesting of options held by
          non-officer employees of the Registrant upon a change of
          control.
 10.15+   Form of letter regarding vesting of options held by officers of the Registrant upon a change of control.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 16.1+    Letter regarding change in auditors.
 21.1+    List of Subsidiaries.
 23.1     Consent of Ernst & Young LLP, Independent Auditors.
 23.2     Consent of Counsel (Reference is made to Exhibit 5.1).
 24.1+    Power of Attorney (see page II-7).
 27.1+    Financial Data Schedule.


-------------------------
* To be filed by amendment.

+ Previously filed.

     (b) FINANCIAL STATEMENT SCHEDULES

     No financial statement schedules have been included because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     Kabira hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification by Kabira for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Kabira pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, Kabira has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Kabira of expenses incurred or paid by a director, officer, or controlling person of Kabira in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, Kabira will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     Kabira hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by Kabira pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1993, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Rafael, State of California, on the 16th day of October, 2000.


                                          KABIRA TECHNOLOGIES, INC.

                                          By:       /s/ PAUL SUTTON
                                            ------------------------------------
                                                        Paul Sutton
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on the 16th day of October 2000 in the capacities indicated:


                   SIGNATURE                                          TITLE
                   ---------                                          -----
                /s/ PAUL SUTTON                            President, Chief Executive
------------------------------------------------    Officer and Director (Principal Executive
                  Paul Sutton                                       Officer)

              /s/ RODGER WEISMANN                      Chief Financial Officer (Principal
------------------------------------------------        Financial and Accounting Officer)
                Rodger Weismann

                /s/ ROBERT DAHL*                                    Director
------------------------------------------------
                  Robert Dahl

               /s/ DIRK EPPERSON*                                   Director
------------------------------------------------
                 Dirk Epperson

           /s/ JENNIFER GILL ROBERTS*                               Director
------------------------------------------------
             Jennifer Gill Roberts

               /s/ RICH SHAPERO*                                    Director
------------------------------------------------
                  Rich Shapero

              /s/ THOMAS WOOTERS*                                   Director
------------------------------------------------
                 Thomas Wooters

            *By: /s/ RODGER WEISMANN
  -------------------------------------------
                Attorney-in-fact

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENTS
-------                     ------------------------
  1.1*    Form of Underwriting Agreement.
  3.1+    Amended and Restated Certificate of Incorporation of the
          Registrant.
  3.2+    Form of Amended and Restated Certificate of Incorporation of
          the Registrant, to be filed prior to the closing of this
          offering.
  3.3+    Bylaws of the Registrant.
  4.1     Form of Registrant's Common Stock certificate.
  4.2+    Sixth Amended and Restated Registration Rights Agreement
          dated May 31, 2000.
  5.1     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation.
 10.1     Form of Indemnification Agreement entered into by the
          Registrant with each of its directors and executive
          officers.
 10.2+    Work Contract dated March 14, 1997 between Softwire France
          SARL and Frederic Aries (translation from French).
 10.3+    1996 Stock Option Plan and forms of agreement thereunder.
 10.4+    1998 Stock Plan and forms of agreement thereunder.
 10.5+    2000 Key Employee Stock Plan and forms of agreement
          thereunder.
 10.6     2000 Stock Plan and forms of agreement thereunder.
 10.7     2000 Employee Stock Purchase Plan and form of agreement
          thereunder.
 10.8+    Lease Agreement dated June 30, 1998 between Joe Shekou and
          Haidy Shekou and Autodesk, Inc. with respect to the
          Registrant's facilities in San Rafael, California.
 10.9+    Sublease Agreement dated October 14, 1999 between Autodesk,
          Inc. and the Registrant with respect to the Registrant's
          facilities in San Rafael, California.
 10.10+   Lease Agreement dated August 2, 1993 between WHLW Real
          Estate Limited Partnership and Autodesk, Inc., as amended, with respect to the Registrant's facilities in San Rafael,
          California.
 10.11+   Sublease Agreement dated April 27, 2000 between Autodesk,
          Inc. and the Registrant with respect to the Registrant's
          facilities in San Rafael, California.
 10.12+   Form of Promissory Note executed by certain current and
          former executive officers in favor of the Registrant,
          together with form of Stock Pledge Agreement.
 10.13+   Form of Series E Preferred Stock Warrant Agreement.
 10.14+   Form of letter regarding vesting of options held by
          non-officer employees of the Registrant upon a change of
          control.
 10.15+   Form of letter regarding vesting of options held by officers of the Registrant upon a change of control.
 16.1+    Letter regarding change in auditors.
 21.1+    List of Subsidiaries.
 23.1     Consent of Ernst & Young LLP, Independent Auditors.
 23.2     Consent of Counsel (Reference is made to Exhibit 5.1).
 24.1+    Power of Attorney (see page II-7).
 27.1+    Financial Data Schedule.


-------------------------
* To be filed by amendment.

+ Previously filed.